UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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3M Company
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3M Science. Applied to Life.™

3M | eXcellence

2025 Notice of Annual Meeting & Proxy Statement

March 26, 2025
Dear Shareholders,
On behalf of the Board of Directors and our senior management team, we are pleased to invite you to attend 3M’s Annual Meeting of Shareholders on Tuesday, May 13, 2025, at 8:30 a.m. Central Daylight Time at www.virtualshareholdermeeting.com/MMM2025. The 2025 Annual Meeting will be held exclusively online to enable shareholder participation from any location.
2024 was a pivotal year for 3M as we emerged from a period of significant transformation, including substantially completing the largest restructuring program in our history, progressing management of legal matters, and spinning off our Health Care business. We are proud of our team’s work executing these programs, and the results of these efforts are beginning to be reflected in our financial results. We also increased our focus on the fundamentals and our three top priorities: driving growth, improving operational performance and effectively deploying capital. We have made solid progress and delivered strong results in 2024.
Looking ahead to 2025, we are committed to continued progress on our priorities as we implement our new performance mandate and embed excellence in every part of our company. As we navigate the external environment, we will focus, as always, on relentlessly pursuing excellence in everything we do.
We hope you will join us at our Annual Meeting, which is an important opportunity to vote on matters that are outlined in the accompanying Notice of Annual Meeting and Proxy Statement. Shareholders who wish to submit questions in advance of the meeting may do so by using their 16-digit control number to access www.proxyvote.com.
For information on how to attend the meeting, please read “Participating in the virtual annual meeting” on page 119 of the accompanying Proxy Statement.
Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote your proxy online, by telephone, or, if this Proxy Statement was mailed to you, by completing and mailing the enclosed proxy card. Please review the instructions on the proxy card or the electronic proxy material delivery notice regarding each of these voting options.
Thank you for being a 3M shareholder and for your continued support.

Sincerely, William M. Brown Chairman of the Board and Chief Executive Officer
James R. Fitterling Lead Independent Director

2025 Proxy Statement	3

Time and Date 8:30 a.m., Central Daylight Time Tuesday, May 13, 2025

Where Virtual only at www.virtualshareholder meeting.com/MMM2025

How to vote
Whether or not you plan to attend the virtual meeting, please vote your proxy either by using the Internet or telephone as further explained in this Proxy Statement or by filling in, signing, dating, and promptly mailing a proxy card.

By Telephone In the U.S. or Canada, you may vote your shares toll-free by calling 1-800-690-6903.

By Internet You may vote your shares online at www.proxyvote.com.

By Mail You may vote by mail by marking, dating, and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.

By Online Voting You may vote online at the virtual Annual Meeting.

Important Notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 13, 2025.
The Notice of Annual Meeting, Proxy Statement, and 2024 Annual Report are available at www.proxyvote.com. Enter the 16-digit control number located in the box next to the arrow on the Notice of Internet Availability of Proxy Materials or proxy card to view these materials.
THIS PROXY STATEMENT AND PROXY CARD, AND THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, ARE BEING DISTRIBUTED TO SHAREHOLDERS ON OR ABOUT MARCH 26, 2025.

Items of business		Board Recommendation	Page #

1.	Elect the 11 director nominees identified in the Proxy Statement, each for a term of one year.	FOR	14

2.	Ratify the appointment of PricewaterhouseCoopers LLP as 3M’s independent registered public accounting firm for 2025.	FOR	51

3.	Approve, on an advisory basis, the compensation of our Named Executive Officers.	FOR	56

	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.

Record date
You are entitled to vote if you were a shareholder of record at the close of business on Tuesday, March 18, 2025.
Adjournments and postponements
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.
Annual report
Our 2024 Annual Report, which is not part of the proxy soliciting materials, is enclosed if the proxy materials were mailed to you. The Annual Report is accessible on the Internet by visiting www.proxyvote.com, if you have received the Notice of Internet Availability of Proxy Materials, or previously consented to the electronic delivery of proxy materials.
By order of the Board of Directors,
Kevin H. Rhodes
Executive Vice President, Chief Legal Affairs Officer and Secretary
3M Company
3M Center, St. Paul, Minnesota 55144
Attending the virtual Annual Meeting
To leverage technology and to enable shareholder participation from any location, the 2025 Annual Meeting will be held exclusively online.
To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/MMM2025, you need to enter the 16-digit control number on your proxy card, voting instruction form, or Notice of Internet Availability you previously received. See additional instructions on page 119.
We have worked to offer the same participation opportunities as were provided at the in-person portion of our past meetings. At the virtual Annual Meeting, you or your proxy holder may participate, vote, and examine a list of shareholders of record entitled to vote at the meeting by accessing www.virtualshareholdermeeting.com/MMM2025. If you wish to submit questions in advance of the virtual meeting, you may do so by using your 16-digit control number to access www.proxyvote.com. During the virtual meeting, you may type in your questions on the meeting website as well. See additional instructions on page 120.

4	3M Company

2025 Proxy Statement	5

Special Note About Forward-Looking Statements
This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause results to differ materially from those projected. Please refer to the section entitled “Risk Factors” in our Forms 10-K and 10-Q. The information contained herein is as of the date of this Proxy Statement. We assume no obligation to update any forward-looking statements contained herein as a result of new information or future events or developments, except as required by law.
No Incorporation By Reference
This Proxy Statement includes website addresses and references to additional materials found on those websites. These websites and materials are not incorporated by reference herein.

6	3M Company

Elect the 11 director nominees identified in this Proxy Statement  (page 14)
•Elect the 11 director nominees identified in this Proxy Statement, each for a term of one year.
•Our nominees are distinguished leaders who bring a mix of skills and qualifications to the Board and can represent the interests of all shareholders.
•As proven leaders, our nominees are well positioned to guide 3M’s strategic directions.

“FOR” each nominee to the Board

2025 Proxy Statement	7

Proxy highlights

Corporate governance dashboard
Director nominees

David P. Bozeman, 56 Independent President and Chief Executive Officer and Director, C.H. Robinson Worldwide Tenure 2025 Committee STS	Thomas “Tony” K. Brown, 69 Independent Retired Group Vice President, Global Purchasing, Ford Motor Company Tenure 2013 Committee A	William M. Brown, 62 Chairman of the Board and Chief Executive Officer, 3M Company Tenure 2024

Audrey Choi, 57 Independent Retired Chief Sustainability Officer and Management Committee Member, Morgan Stanley Tenure 2023 Committee N&G STS	Anne H. Chow, 58 Independent Retired Chief Executive Officer, AT&T Business Tenure 2023 Committee STS	David B. Dillon, 73 Independent Retired Chairman of the Board and Chief Executive Officer, The Kroger Co. Tenure 2015 Committee N&G

James R. Fitterling, 63 Lead Independent Director Chair of the Board and Chief Executive Officer, Dow Inc. Tenure 2021 Committee C&T	Suzan Kereere, 59 Independent President, Global Markets, PayPal Holdings, Inc. Tenure 2022 Committee A C&T	Gregory R. Page, 73 Independent Retired Chairman of the Board and Chief Executive Officer, Cargill Tenure 2016 Committee C&T

Pedro J. Pizarro, 59 Independent President and Chief Executive Officer and Director, Edison International Tenure 2023 Committee A N&G	Thomas W. Sweet, 65 Independent Retired Chief Financial Officer, Dell Technologies Inc. Tenure 2023 Committee A N&G

Key

A	Audit	C&T	Compensation and Talent	STS	Science, Technology & Sustainability
N&G	Nominating and Governance		Chair

8	3M Company

Proxy highlights

Board diversity of skills and experience

Director nominee age	Director nominee tenure	Other public company boards	Strong director nominee independence
63.1	4.3	1.1	91%
Average years	Average tenure	Average board positions

Skills and experience across multiple key disciplines
•All nominees experienced in leadership, finance, and risk management
•9 or more nominees experienced in supply chain, technology, and global organizations
	Lead independent director •Lead Independent Director with robust authority •Combined Chairman and CEO positions	Meeting attendance 97% •Overall attendance at Board and committee meetings •7 Board meetings in 2024	Active Board refreshment •8 of 11 nominees, including 7 independent nominees, have joined the Board since 2021 •New Lead Independent Director in 2024

Skills and experience

2025 Proxy Statement	9

Proxy highlights

Qualifications and attributes, and demographic information, for the 11 director nominees that are standing for election at the Annual Meeting are summarized below.

Qualifications and Attributes	Bozeman	T. Brown	W. Brown	Choi	Chow	Dillon	Fitterling	Kereere	Page	Pizarro	Sweet
Leadership
Manufacturing
Supply Chain
Technology
Finance
Global
Risk Management
Marketing
Demographic Background
Tenure (Years)	<1	12	<1	1	2	10	4	3	9	2	1
Age (Years)	56	69	62	57	58	73	63	59	73	59	65
Diversity
	Female			Racially/ethnically diverse				LGBTQ+ or born ex-U.S.
Corporate governance highlights

Our Board’s Best Practices

   Annual director elections
   Board with variety of technical expertise, industry knowledge, backgrounds, and experiences
   Lead Independent Director with robust authority
   Regular board refreshment with balanced mix of tenure
   Regular shareholder engagement

   Committed to sustainability and social responsibility
   Extensive oversight of enterprise risk management
   Annual board, committee and individual director self-evaluation
   Annual “say-on-pay” shareholder vote

   Strong alignment between company performance and executive compensation
   Comprehensive clawback policy
   Annual compensation risk assessment
   Robust stock ownership guidelines for executive officers and directors

10	3M Company

Proxy highlights

Board refreshment
We regularly add directors to infuse new ideas and fresh perspectives into the boardroom. Eight out of the 11 director nominees standing for this year’s election, including seven independent director nominees, have joined our board since 2021. In recruiting directors, we focus on how the background, experience and skill set of each individual complements that of their fellow directors to create a balanced board with differing viewpoints and backgrounds, deep expertise, and strong leadership experience.
Shareholder outreach and engagement
Shareholder engagement is fundamental to our commitment to good governance and essential to maintaining our strong corporate governance practices. Our Board is committed to the ongoing dialogue with our shareholders, which enables us to incorporate invaluable shareholder perspectives into the Board’s discussions related to strategic priorities, corporate governance, executive compensation, and sustainability initiatives. Shareholder feedback is shared with the appropriate Board committees or the full Board to ensure our governance policies reflect priorities that are important to our shareholders. We typically conduct our engagement activities in the second half of each year and, in 2024, we also engaged with shareholders in the spring related to our executive compensation program. Over the course of 2024, both prior to and following the 2024 Annual Meeting, our engagement team held 19 meetings with 16 of our top shareholders, representing approximately 50 percent of our outstanding shares held by institutional shareholders.

CONTACTED 30 institutional shareholders, representing ~62 percent of all outstanding shares held by institutional shareholders during 2024	ENGAGED 16 institutional shareholders, representing ~50 percent of all outstanding shares held by institutional shareholders during 2024
3M ENGAGEMENT TEAM
•Chair of the Compensation and Talent Committee
•Lead Independent Director
•Representatives of the legal affairs, human resources, and investor relations teams
One or more independent directors attended 10 of the meetings, including all meetings with our top 25 shareholders

We offer to meet with shareholders with significant holdings, and typically only a subset of the owners we contact request engagement meetings. In the Spring, prior to our 2024 Annual Meeting, our engagement team contacted 19 institutional shareholders representing approximately 50 percent of all outstanding shares held by institutional shareholders. We held meetings with eight, representing approximately 33 percent of institutional holdings. In the fall of 2024, our engagement team contacted 19 institutional shareholders representing approximately 50 percent of institutional holdings. We held meetings with 11 shareholders, representing approximately 42 percent of institutional holdings. Our Chair of the Compensation and Talent Committee, current and then-outgoing Lead Independent Director, as well as representatives of the legal affairs, human resources and investor relations teams led the engagement effort. Our Chief Executive Officer also participates in engagement meetings with our shareholders to provide strategic business updates, but in 2024 refrained from attending portions of the meetings dedicated to executive compensation discussions.
Information on our engagement activities related to our executive compensation program can be found starting on page 65. With respect to feedback on topics beyond executive compensation, investors discussed Board composition and skills, CEO onboarding and succession planning, progress on stewardship goals and the impact of the spin-off of Solventum Corporation on those goals, CEO priorities, PFAS manufacturing and related legal matters.
3M’s sustainability highlights
We report on sustainability matters at www.3M.com/sustainability. We align our reporting with the Global Reporting Initiative (GRI), the Task Force for Climate-Related Financial Disclosures (TCFD), and the evolving global efforts of reporting frameworks and requirements. Information on Board oversight of sustainability can be found starting on page 38.

2025 Proxy Statement	11

Proxy highlights

Ratification of the appointment of independent registered public accounting firm for 2025  (page 51)
•Ratify the appointment of PricewaterhouseCoopers LLP (PwC) as 3M’s independent registered public accounting firm for 2025.
•Based on its assessment of the qualifications and performance of PwC, the Audit Committee believes that it is in the best interests of the Company and its shareholders to retain PwC.

“FOR”
Executive compensation

Advisory approval of executive compensation  (page 56)
•Approve, on an advisory basis, the compensation of our Named Executive Officers (NEOs).
•Our executive compensation program appropriately aligns our executives’ compensation with the performance of the Company and its business units as well as their individual performance.

“FOR”
Executive compensation program
We maintain compensation principles that support our pay-for-performance philosophy and ensure that our compensation practices are competitive to attract the best talent, motivate executives to perform at their highest levels, and reward individual contributions that improve the Company’s ability to deliver shareholder value.
Predominantly at-risk 2024 target total direct compensation

CEO	Other NEOs (average)*

10%
Base
Salary
18%
AIP
90%
Incentive-Based
At-Risk Pay
36%
Stock
Options
36%
PSAs

16%
Base
Salary
34%
RSUs
84%
Incentive-Based
At-Risk Pay
16%
AIP
34%
PSAs

Abbreviations: AIP = annual incentive pay; PSAs = performance share awards; RSUs = restricted stock units.
*    Percentages shown reflect the apportionment for the CEO (or, in the case of the percentages shown for the Other NEOs, the average apportionment) of the components of target Total Direct Compensation that are expected to be recurring. Such amounts do not reflect special items such as hiring bonuses, one-time make-whole and inducement awards granted in connection with the commencement of employment, or special grants. See “2024 compensation decisions — What we pay and why” on page 62 for additional details.

12	3M Company

Proxy highlights

2024 incentive plan payouts aligned with performance

Annual incentive plan payout		Performance share award payout (2022 PSAs)

46.1%	128.6%	(0.6)%	48.7%

1-year TSR	2024 AIP Payout*	3-year TSR	2022 PSA Payout

Total shareholder return (TSR) = Share Price Appreciation + Dividend Yield (annualized)
Note: 1-year TSR is for the one year ending 12/31/24; 3-year TSR is for the three years ending 12/31/24
Source: Bloomberg
*    Amount shown represents the payout (before any adjustment for individual performance) for the Named Executive Officers whose 2024 annual incentive compensation was calculated based on the Company’s overall performance. See “Annual incentive” beginning on page 72 for more information concerning the payouts for the Named Executive Officers who were instead paid, in part, based on the performance of a business group.

Board responsiveness to 2024 say-on-pay vote

In response to the 2024 say-on-pay vote outcome and feedback provided by our shareholders through the expanded shareholder engagement effort, the Compensation and Talent Committee approved the following responsive actions:
•Adopted a three-year cumulative performance period, starting with the 2025 performance share awards, replacing the annual performance measurement approach
•Introduced a three-year relative TSR payout modifier applicable to the 2025 performance share awards to foster a closer alignment with shareholder experience
•Enhanced transparency of the Committee’s decision-making process related to the adjustments applied to the performance results used to calculate payouts for the annual incentive program and performance share awards
•Expanded disclosure around the annual incentive program and performance share metrics rigor

2025 Proxy Statement	13

Elect the 11 director nominees identified in this Proxy Statement
•Elect the 11 director nominees identified in this Proxy Statement, each for a term of one year.
•Our nominees are distinguished leaders who bring a mix of skills and qualifications to the Board and can represent the interests of all shareholders.

“FOR” each nominee to the Board

David P. Bozeman, 56 Independent President and Chief Executive Officer and Director, C.H. Robinson Worldwide STS	Thomas “Tony” K. Brown, 69 Independent Retired Group Vice President, Global Purchasing, Ford Motor Company A	William M. Brown, 62 Chairman of the Board and Chief Executive Officer, 3M Company

Audrey Choi, 57 Independent Retired Chief Sustainability Officer and Management Committee Member, Morgan Stanley N&G STS	Anne H. Chow, 58 Independent Retired Chief Executive Officer, AT&T Business STS	David B. Dillon, 73 Independent Retired Chairman of the Board and Chief Executive Officer, The Kroger Co. N&G

James R. Fitterling, 63 Lead Independent Director Chair of the Board and Chief Executive Officer, Dow Inc. C&T	Suzan Kereere, 59 Independent President, Global Markets, PayPal Holding, Inc. A C&T	Gregory R. Page, 73 Independent Retired Chairman of the Board and Chief Executive Officer, Cargill C&T

Pedro J. Pizarro, 59 Independent President and Chief Executive Officer and Director, Edison International A N&G	Thomas W. Sweet, 65 Independent Retired Chief Financial Officer, Dell Technologies Inc. A N&G

Key

A	Audit	C&T	Compensation and Talent	STS	Science, Technology & Sustainability
N&G	Nominating and Governance		Chair

14	3M Company

Corporate governance at 3M

At the 2025 Annual Meeting, 11 directors are to be elected to hold office until the 2026 Annual Meeting of Shareholders and until their successors have been elected and qualified. Mr. David P. Bozeman is presently a 3M Director who is standing for election by shareholders for the first time. A director search firm assisted with the identification of Mr. Bozeman for recommendation by the Nominating and Governance Committee for his election to the Board. Mr. Bozeman was elected by the Board effective February 6, 2025. All other nominees are presently 3M Directors who were elected by shareholders at the 2024 Annual Meeting.
Effective March 1, 2025, Mr. Michael F. Roman, former Executive Chairman of the Board of Directors, retired from his role as Executive Chairman, and as a director. The Board appointed Mr. William M. Brown, 3M’s Chief Executive Officer, to serve as Chairman of the Board. To facilitate a smooth transition of the Chair role, Mr. Roman agreed to serve as Executive Advisor to the Board until he retires from 3M on May 1, 2025. We thank Mr. Roman for his many contributions to the Board and 3M, including in his role as Executive Chairman of the Board and also in his prior roles with 3M, including as Chairman of the Board and Chief Executive Officer.
In addition, Ms. Amy E. Hood, a 3M Director since 2017, is not seeking re-election for personal reasons unrelated to 3M. Her service on the 3M Board will conclude when her term expires at the 2025 Annual Meeting. We also thank Ms. Hood for her many contributions to the Board and to 3M.
No additional director replacements are being announced at this time. The Company will continue to refresh its Board of Directors regularly with the skills and experiences deemed most critical for setting strategic objectives and positioning 3M to drive long-term shareholder value.
We expect each of our director nominees to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of directors serving on the Board. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified, or until his or her death, resignation, or retirement.
The Nominating and Governance Committee reviewed the Board Membership Criteria (described on page 27) and the specific experience, qualifications, attributes, and skills of each nominee, including membership(s) on the boards of directors of other public companies. The following pages contain biographical and other information about the nominees. Following each nominee’s biographical information, we have provided information concerning the experience, qualifications, attributes, and skills that are deemed most critical to 3M’s long-term success and led the Nominating and Governance Committee and the Board to determine that each nominee should serve as a director. In addition, many of our directors serve or have served on boards and board committees (including as committee chairs) of other public companies, which the Board believes provides them with additional board leadership and governance experience, exposure to best practices, and substantial knowledge and skills that further enhance the functioning of our Board.

Recommendation of the board

The Board of Directors unanimously recommends a vote “FOR” the election of these nominees as directors. Proxies solicited by the Board of Directors will be voted “FOR” these nominees unless a shareholder indicates otherwise in voting the proxy.

2025 Proxy Statement	15

Corporate governance at 3M

Nominees for director

David P. Bozeman 56 Independent President and Chief Executive Officer and Director, C.H. Robinson Worldwide, Inc.	Director since 2025

Career Highlights
•Mr. Bozeman is the President and Chief Executive Officer and a member of the Board of Directors of C.H. Robinson Worldwide, Inc., one of the largest global logistics companies in the world, a position he has held since June 2023.
•He previously served as Vice President, Ford Customer Service Division, and Vice President, Enthusiast Vehicles, for Ford Blue of Ford Motor Company, a global automotive industry leader, from 2022 to 2023.
•He also served as Senior Vice President, Amazon Transportation Services of Amazon.com, Inc., a global e-commerce, cloud computing, consumer electronics, media, and digital advertising company, from 2017 to 2022.
•Mr. Bozeman held roles of increasing seniority at Caterpillar, Inc., from 2008 to 2016, ultimately serving as Senior Vice President Enterprise Systems.
•Earlier in his career, he spent 16 years at Harley-Davidson, Inc., from 1992 to 2008.
•Mr. Bozeman serves on the board of directors of The Brookings Institution and The Conservation Fund. He also served on the Board of Directors of Weyerhaeuser from 2015 to 2017.
Reasons for Nomination
Mr. Bozeman’s master’s degree in engineering management from the Milwaukee School of Engineering and his bachelor’s degree in manufacturing design from Bradley University; his more than 30 years of experience at global manufacturing and technology companies, including experience across supply chains, manufacturing, digital, and customer service; his expertise in reinventing complex operating models; and his experience as a President, CEO and Director of a public company, qualify him to serve as a director of 3M.
Other public company boards •C.H. Robinson Worldwide, Inc. 3M Board committee(s) •Science, Technology & Sustainability

16	3M Company

Corporate governance at 3M

Thomas “Tony” K. Brown 69 Independent Retired Group Vice President, Global Purchasing, Ford Motor Company	Director since 2013

Career Highlights
•Mr. Brown is the retired Group Vice President, Global Purchasing, Ford Motor Company, a global automotive industry leader. Mr. Brown had served in various leadership capacities in global purchasing since joining Ford in 1999.
•In 2008, he became Ford’s Group Vice President, Global Purchasing, with responsibility for approximately $90 billion of production and non-production procurement for Ford operations worldwide. He retired from Ford on August 1, 2013.
•From 1997 to 1999, he served in leadership positions at United Technologies Corporation, including as its Vice President, Supply Management.
•From 1991 to 1997, he served as Executive Director, Purchasing and Transportation at QMS Inc.
•From 1976 to 1991, he served in various managerial roles at Digital Equipment Corporation.
Reasons for Nomination
Mr. Brown’s bachelor’s degree in business administration from American International College in Springfield, Massachusetts; his leadership roles, including his experience serving as a director of other public companies; and his knowledge of and extensive experiences in global purchasing, management, and supply chain at Ford Motor Company and other companies, qualify him to serve as a director of 3M.

Other public company boards
•ConAgra Foods, Inc. (Nominating and Governance Committee)
3M Board committee(s)
•Audit
•Nominating and Governance (Chair)
Other public company boards within the past five years
•Tower International, Inc.

2025 Proxy Statement	17

Corporate governance at 3M

William M. Brown 62 Chairman of the Board and Chief Executive Officer, 3M Company	Director since 2024

Career Highlights
•Mr. Brown has been the Chief Executive Officer of 3M Company since May 1, 2024, and Chairman of the Board since March 1, 2025.
•Mr. Brown is the former Chairman of the Board and Chief Executive Officer of L3Harris Technologies, a global innovator in aerospace and defense technology solutions, where he served as Executive Chair from June 2021 to June 2022. He served as Chairman and Chief Executive Officer from June 2019 to June 2021.
•Mr. Brown previously served as Chairman, President and Chief Executive Officer of Harris Corporation, prior to its merger with L3 Technologies in 2019. He joined Harris Corporation in November 2011 as President and Chief Executive Officer and was appointed Chairman in April 2014.
•Prior to Harris Corporation, Mr. Brown spent 14 years at United Technologies Corporation, serving in a variety of leadership roles.
Reasons for Nomination
Mr. Brown’s bachelor’s and master’s degrees in mechanical engineering from Villanova University and MBA degree from The Wharton School, University of Pennsylvania; his wealth of strategic leadership, innovation, operational excellence, cybersecurity, and experience as a public company chief executive officer at complex global organizations for over a decade; his strong corporate governance background and experience in the U.S. and international business; and his service on other public company boards, qualify him to serve as a director of 3M.
Other public company boards •Becton, Dickinson and Company Other public company boards within the past five years •Celanese Corporation •L3Harris Technologies, Inc.

18	3M Company

Corporate governance at 3M

Audrey Choi 57 Independent Retired Chief Sustainability Officer and Management Committee Member, Morgan Stanley	Director since 2023

Career Highlights
•Ms. Choi is the retired Chief Sustainability Officer and Management Committee Member of Morgan Stanley, a global financial services firm with offices in 41 countries.
•Ms. Choi was Morgan Stanley’s first Chief Sustainability Officer and a member of its Global Management Committee, from 2017 to 2022. She was also Chief Marketing Officer from 2017 to 2021.
•Over the course of her 16-year career at Morgan Stanley, she founded and led the Global Sustainable Finance Group, the Institute for Sustainable Investing and the Community Development Finance Group.
•She is currently Executive Chair of the Generation Foundation and a partner of Generation Investment Management.
•Previously, Ms. Choi served in senior policy-making positions in the Clinton Administration including as Chief of Staff, Council of Economic Advisers, Domestic Policy Advisor, Office of the Vice President, Director of Strategic Policy & Planning, National Telecommunications & Information Administration, Department of Commerce, White House Fellow, and Co-Director of the Education Technology Task Force, Federal Communications Commission.
•Prior to her public service career, she was a foreign correspondent and bureau chief for The Wall Street Journal.
•Ms. Choi has a long record of service in the philanthropic and non-profit sectors including as a board member of New York Cares, the Kresge Foundation, StoryCorps, and as visiting scholar at the Federal Reserve Bank of New York.
•She was previously a board member of the Sustainable Accounting Standards Board (SASB) and the Wildlife Conservation Society.
Reasons for Nominations
Ms. Choi’s MBA from Harvard Business School and A.B. from Harvard College; her executive leadership roles and experience at Morgan Stanley, especially in sustainability and marketing; and her other board positions, qualify her to serve as a director of 3M.
Other public company boards •None 3M Board committee(s) •Nominating and Governance •Science, Technology & Sustainability

2025 Proxy Statement	19

Corporate governance at 3M

Anne H. Chow 58 Independent Retired Chief Executive Officer, AT&T Business	Director since 2023

Career Highlights
•Ms. Chow is the retired Chief Executive Officer of AT&T Business, which provides solutions to businesses across all industries as well as the public sector.
•She is also the founder and CEO of The Rewired CEO, a business service firm, and is a Senior Fellow and Adjunct Professor of Executive Education at the Kellogg School of Management, Northwestern University.
•Ms. Chow served as the CEO of AT&T Business from 2019 to 2022 after having served in various executive leadership positions at AT&T since 2000, including National Business President, Integrator Solutions President, and Premier Client Group Senior Vice President. At AT&T Business, Ms. Chow was responsible for nearly 3 million business customers in more than 200 countries and territories around the world, including nearly all the world’s Fortune 1000 companies. Her responsibilities encompassed AT&T’s full suite of business services across wireless, networking, cybersecurity, and advanced solutions, covering more than $35 billion in revenues with a global organization of over 35,000 people.
•She has a long track record of community leadership involvement in board and advisory roles at organizations such as the Girl Scouts of the USA, New Jersey Chamber of Commerce, and the Federal Reserve Bank of Dallas.
•Reflective of her impact in driving success at the intersection of people, culture, and technology, Ms. Chow was named to Fortune’s Most Powerful Women in Business twice, Forbes inaugural CEO Next List of leaders set to revolutionize American business, and inducted into the Dallas Business Hall of Fame.
•She is the Vice Chair and a member of Georgia Tech President's Advisory Board, a member of the Dallas Mavericks Advisory Council, a member of C200, and a member of the Committee of 100.
Reasons for Nomination
Ms. Chow’s master’s degree in business administration from The Johnson School at Cornell University, her bachelor’s and master’s degrees in electrical engineering from Cornell University; her decades of executive leadership positions at AT&T, including as CEO of AT&T Business; and her extensive global and cross-functional experience in management, technology, cybersecurity, marketing and sales, operations, strategy, business and culture transformation, finance, and sustainability matters; as well as her experience as a director at other public companies, qualify her to serve as a director of 3M.
Other public company boards •Franklin Covey Co. (lead independent director) •CSX Corporation 3M Board committee(s) •Compensation and Talent (Chair) •Science, Technology & Sustainability

20	3M Company

Corporate governance at 3M

David B. Dillon 73 Independent Retired Chairman of the Board and Chief Executive Officer, The Kroger Co.	Director since 2015

Career Highlights
•Mr. Dillon is the retired Chairman of the Board and Chief Executive Officer, The Kroger Co., a large retailer that operates food and drug stores, multi-department stores, jewelry stores, and food production facilities throughout the U.S. Mr. Dillon retired on December 31, 2014 as Chairman of the Board of Kroger, where he was Chairman since 2004, and was the Chief Executive Officer, from 2003 through 2013.
•Mr. Dillon served as President of Kroger from 1995 to 2003 and was elected Executive Vice President in 1990. Mr. Dillon served as Director of The Kroger Co., from 1995 through 2014.
•Mr. Dillon began his retailing career at Dillon Companies, Inc. (later a subsidiary of The Kroger Co.) in 1976 and advanced through various management positions, including President, from 1986 to 1995.
Reasons for Nomination
Mr. Dillon’s bachelor’s degree in business from the University of Kansas and his law degree from Southern Methodist University; his leadership roles and experiences at The Kroger Co., including serving as Chairman of the Board and Chief Executive Officer; his knowledge of and extensive experiences in leading one of the world’s largest retailers; his experiences in Kroger’s successful $13 billion merger with Fred Meyer, Inc.; his leadership in sustainability; his skills in financial and audit matters; and his experiences as a director at other public companies, qualify him to serve as a director of 3M.
Other public company boards •Union Pacific Corporation 3M Board committee(s) •Audit (Chair) •Nominating and Governance

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James R. Fitterling 63 Lead Independent Director Chair and Chief Executive Officer, Dow Inc.	Director since 2021

Career Highlights
•Mr. Fitterling is the Chair and Chief Executive Officer of Dow Inc., one of the world’s leading global materials science companies. Mr. Fitterling was named CEO-elect of Dow in March 2018 prior to becoming CEO in July 2018, and he was elected Chair in April 2020.
•Before that, he served as President and Chief Operating Officer of Dow and as Chief Operating Officer for the Materials Science division of DowDuPont. In his 40 year career with the company, Mr. Fitterling has spent 10 years in Asia, and has held leadership positions with P&L responsibility in many of the company’s operations.
•A strong advocate for inclusion and diversity, Mr. Fitterling was named #1 LGBT+ Executive in 2018 on the “OUTstanding in Business” list published by Financial Times.
•Mr. Fitterling serves as the Immediate Past Chair of the Board of Directors of the National Association of Manufacturers, past Chair of the Board of Directors for the American Chemistry Council, Chair of Alliance to End Plastic Waste, and a Trustee of the Committee for Economic Development.
Reasons for Nomination
Mr. Fitterling’s bachelor’s degree in mechanical engineering from the University of Missouri-Columbia; his extensive leadership roles and experiences at Dow, including serving as its Board Chair and CEO; his many years of international business experiences; his deep understanding and appreciation of materials science and innovation; and his strong track record of advancing environmental, social and governance goals, qualify him to serve as a director of 3M.
Other public company boards •Dow Inc. 3M Board committee(s) •Compensation and Talent

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Suzan Kereere 59 Independent President of Global Markets, PayPal Holdings, Inc.	Director since 2022

Career Highlights
•Ms. Kereere is the President of Global Markets, PayPal Holdings, Inc., a leading digital payment partner for businesses and consumers around the world, a position she has held since January 2024.
•Ms. Kereere was the Head of Global Business Solutions, Fiserv, Inc., a global fintech and payments company with solutions for banking, global commerce, merchant acquiring, billing and payments, and point of sale, from 2021 to 2023. She also held an executive leadership role as Fiserv's Chief Growth Officer.
•She was the Global Head of Merchant Sales and Acquiring at VISA, a global payments technology company, from 2018 to 2021 and Head of European Merchant and Acquiring department, from 2016 to 2018.
•She served in leadership positions at American Express, from 1988 to 2016, including as head of its U.S. National Merchant Business and of its Global Network Business. She has led businesses in Europe, Australia, Asia and North America.
•Ms. Kereere is a former director at Grange Insurance Company and Electronic Transactions Association.
•She currently serves as a Board Trustee for Alvin Ailey American Dance Theater and board member at Code for America.
Reasons for Nominations
Ms. Kereere’s bachelor’s degree in economics from Tufts University and MBA degree from Columbia University Business School; her decades of experience and expertise in leading payments and technology platform businesses at Fortune 100 companies across global business lines and regional high growth start-ups; her accomplishments in digital transformation, sales optimization, front-line customer engagement and inclusive growth; and her track record of championing for equality of opportunity in the corporate space and bringing analytics to the discussion, qualify her to serve as a director of 3M.
Other public company boards •None 3M Board committee(s) •Audit •Compensation and Talent

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Corporate governance at 3M

Gregory R. Page 73 Independent Retired Chairman of the Board and Chief Executive Officer, Cargill	Director since 2016

Career Highlights
•Mr. Page is the retired Chairman of the Board and Chief Executive Officer, Cargill, an international marketer, processor and distributor of agricultural, food, financial and industrial products and services.
•Mr. Page was named Corporate Vice President & Sector President, Financial Markets and Red Meat Group of Cargill in 1998; Corporate Executive Vice President, Financial Markets and Red Meat Group in 1999; President and Chief Operating Officer in 2000; and became Chairman of the Board and Chief Executive Officer in 2007.
•He served as Executive Chairman of the Board of Cargill from December 2013 until his retirement in September 2015, and Executive Director of Cargill, from September 2015 to September 2016.
•Mr. Page is a board member at Alight, a nonprofit company primarily serving refugees and displaced people, and Wayne Sanderson Farms, the nation’s third largest poultry producing company.
•Mr. Page is the past director and non-executive Chair of the Board of Big Brothers Big Sisters of America until 2022. He is the past President and board member of the Northern Star Council of the Boy Scouts of America.
Reasons for Nominations
Mr. Page’s bachelor’s degree in economics from the University of North Dakota; his leadership roles and experiences while serving as Chairman of the Board and Chief Executive Officer at Cargill; his expertise and knowledge of financial and audit matters and corporate governance; and his experiences as a director at public companies, qualify him to serve as a director of 3M.

Other public company boards
•Deere & Company
•Eaton Corporation plc (lead director)
•Corteva Agriscience (non-executive chair)
3M Board committee(s)
•Compensation and Talent
•Science, Technology & Sustainability (Chair)

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Pedro J. Pizarro 59 Independent President and Chief Executive Officer and Director Edison International	Director since 2023

Career Highlights
•Dr. Pizarro is the President and Chief Executive Officer and Director of Edison International, the parent company of Southern California Edison (SCE), one of the nation’s largest electric utilities, a position he has held since 2016. Edison International is also the parent company of Trio (formerly Edison Energy), a competitive provider of integrated sustainability and energy advisory services to large commercial, industrial, and institutional organizations in North America and Europe.
•Prior to that, he served as President of SCE from 2014 to 2016. From 2011 to 2014, Dr. Pizarro served as President of Edison Mission Energy, an indirect subsidiary of Edison International, until the sale of its principal assets in 2014.
•He has held a wide range of other senior executive positions at the Edison International companies since joining in 1999, including Executive Vice President responsible for SCE’s transmission and distribution system, power procurement and generation. Dr. Pizarro has previously served as Vice President and Senior Vice President of Power Procurement, and Vice President of Strategy and Business Development.
•Dr. Pizarro is former Chair of the Edison Electric Institute, Co-Chair of the Electricity Subsector Coordinating Council, and a Trustee of the California Institute of Technology.
•Prior to his work at the Edison International companies, Dr. Pizarro was a senior engagement manager with McKinsey & Company.
Reasons for Nominations
Dr. Pizarro’s bachelor’s degree in chemistry from Harvard University and his Ph.D. in chemistry from the California Institute of Technology; his extensive leadership experiences with Edison International, including as President and Chief Executive Officer; his extensive board service; and his knowledge and experiences with leadership, risk management, technology, safety and operations, workforce management, cybersecurity, regulatory and government affairs, business resiliency, mergers and acquisitions, and strategic planning, qualify him to serve as a director of 3M.
Other public company boards •Edison International 3M Board committee(s) •Audit •Nominating and Governance

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Thomas W. Sweet 65 Independent Retired Chief Financial Officer, Dell Technologies Inc.	Director since 2023

Career Highlights
•Mr. Sweet is the retired Chief Financial Officer of Dell Technologies Inc., an enterprise technology giant. As CFO, from 2014 to 2023, Mr. Sweet oversaw all aspects of the company's finance function, including accounting, financial planning and analysis, tax, treasury and investor relations, as well as global business operations, Dell Financial Services and Dell Technologies Capital.
•He also led corporate strategy, partnering closely with the office of the CEO to develop and execute a long-term growth and value creation strategy for the company.
•Mr. Sweet joined Dell in 1997 and held various leadership positions before assuming the CFO role, including Vice President of Corporate Finance, Controller, Head of Internal Audit, and Chief Accounting Officer.
•He oversaw external financial reporting in the years before Dell’s historic five-year shift to privatization and served in sales leadership roles in education and in various corporate business units.
•Mr. Sweet serves on the Board of Directors of Trimble Inc., an industrial technology company; Medline Industries, a private global healthcare company that offers products, services and solutions for various points of care; and the Salvation Army of Central Texas Advisory Board.
Reasons for Nomination
Mr. Sweet bachelor’s degree in business administration from Western Michigan University; his qualification as a Certified Public Accountant; his years of leadership roles and experiences as CFO at Dell; his expertise and knowledge of finance and audit matters; and experience serving as a director on other boards, qualify him to serve as a director of 3M.
Other public company boards •Trimble Inc. 3M Board committee(s) •Audit •Nominating and Governance

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Board membership criteria
3M’s Corporate Governance Guidelines contain Board Membership Criteria that include a list of key skills and characteristics deemed critical to serve 3M’s long-term business strategy and expected to be represented on 3M’s Board. The Nominating and Governance Committee periodically reviews with the Board the appropriate skills and characteristics required of Board members given the current Board composition. It is the intent of the Board that the Board will be a high-performance organization creating a competitive advantage for the Company. To perform as such, the Board will be composed of individuals who have distinguished records of leadership and success in their areas of experience and expertise, who will make substantial contributions to Board operations, and who can effectively represent the interests of all shareholders. The assessment of the Board candidates by the Nominating and Governance Committee and the Board includes, but is not limited to, consideration of the following:
•Roles in and contributions valuable to the business community;
•Personal qualities of leadership, character, judgment, and whether they possess and maintain a reputation in the community at large of integrity, trust, respect, competence, and adherence to the highest ethical standards, throughout their service on the Board;
•Relevant knowledge and diversity of background and experience in business, manufacturing, technology, finance and accounting, marketing, international business, and other areas; and
•Whether the candidate is free of conflicts and has the time required for preparation and participation at all meetings.
In addition, the Nominating and Governance Committee will also evaluate whether the nominee’s skills are complementary to the existing Board members’ skills and the Board’s needs for particular expertise in certain areas, and will assess the nominee’s impact on Board dynamics, effectiveness, and diversity of experience and perspectives.
Director nominee skills and experience
The diagram below summarizes the director nominees’ key skills and experiences in the areas that are most relevant to 3M and shows the number of director nominees who possess each of the skills and experiences:

11/11	5/11	10/11
Leadership. Significant leadership experience with understanding of complex global organizations, strategy, risk management, and how to drive change and growth.	Manufacturing. As a vertically integrated Company, manufacturing experience is important to understanding the operations and capital needs of the Company.	Supply Chain. Directors with expertise in the management of the upstream and downstream relationships with suppliers and customers provide important perspectives on achieving efficient operations.
9/11	11/11	10/11
Technology. As a diversified technology and science-based Company, directors with technology backgrounds understand 3M’s technology platforms and the importance of investing in new technologies for future growth.

Finance. Financial metrics measure our performance. All directors must understand finance and financial reporting processes. All but one Audit Committee members qualify as “audit committee financial experts.”
Global. Global business experience is critical to 3M’s international growth with significant sales from outside the U.S.
11/11	7/11
Risk Management. Directors with experience in risk management and oversight, including environmental, social, and cybersecurity, play an important role in the Board’s oversight of risks.	Marketing. Organic growth is one of 3M’s financial metrics and directors with marketing expertise provide important perspectives on developing new markets.

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Diversity of experiences and backgrounds
At 3M, our unique capabilities as a science company are multiplied by bringing together people who have different technical expertise, industry knowledge, mindsets, backgrounds, and experiences. Likewise, the Board of Directors regards diversity in all facets as an important factor in selecting board nominees to serve on the Board. When recruiting nominees for directors, it actively considers diversity of background and experience in such things as business, manufacturing, technology, finance and accounting, marketing, international business, and other matters, as well as the demographics of the Board. The current composition of our Board reflects those ongoing efforts and the continued importance of having directors with different backgrounds and experiences, skills and expertise, and perspectives on the Board.
Board self-evaluation process
The Board conducts a multi-step annual self-evaluation to determine whether it, its committees and its directors are functioning effectively, to consider opportunities for continual enhancement, and as part of its annual director nomination process.

1
Evaluations by Board Leadership
•Chairman/Lead Independent Director/Nominating and Governance (N&G) Committee Chair meet annually to evaluate the performance and skills of each director
•Information is shared and discussed with the N&G Committee and considered in the nomination process

2
One-on-One Discussions with N&G Chair
•N&G Chair meets individually with each director to discuss:
•Effectiveness of Board and committees
•Opportunities for improvement
•Director’s self-evaluation
•Director’s evaluation of other Board members
•Other topics selected by director
•N&G Chair shares comments and feedback with the Board and N&G Committee

3	Annual Questionnaires •Each director completes a questionnaire on the functioning of the Board and committees •Results are discussed at subsequent Board and committee meetings

4
Feedback Incorporated
•As a result of this process:
•The Board and its committees identify potential areas for improvement, as well as existing practices which have contributed to high effectiveness
•Items requiring follow-up are monitored on a going-forward basis by the full Board, committees and/or committee chairs, as applicable
•The N&G Committee considers the performance and contributions of each director as part of its annual nomination process to ensure our directors continue to possess the necessary skills and experience to effectively oversee the Company; on occasion, the N&G Committee has decided to not re-nominate a director in part as a result of feedback from this self-assessment

While this formal self-evaluation is conducted on an annual basis, directors share perspectives, feedback, and suggestions year-round. The Board and each committee conducted an evaluation of its performance in 2024.

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Director nomination process
In addition to its annual assessment and nomination of incumbent directors, the N&G Committee oversees the process for selecting new director candidates.
Identification, evaluation, and selection of nominees
Director nomination process

1	2	3	4	5
Identify and prescreen
The N&G Committee Chair and CEO, working with any Board-retained recruiting firm, identify and prescreen individuals who are believed to be qualified to become Board members in accordance with the Board Membership Criteria set forth above, and review potential candidates with the Board.
	Committee interview The N&G Committee, as a group, is offered an opportunity to interview potential candidates, and subsequently reviews potential qualified director nominees with the Board.	Board leadership interview The Lead Independent Director and relevant Committee Chairs interview potential candidates, provide feedback to the Board, and solicit further feedback from the Board.
Select and recommend
The N&G Committee selects nominees that the N&G Committee believes suit the Board’s needs and, following completion of due diligence on any potential candidates, the N&G Committee recommends candidates to the Board.

Determine submissions for election
The Board reviews such recommendations and determines submissions for election at the next shareholder meeting of the Company in which directors will be elected or elections will be held to fill any vacancies or to add talent to the Board.

The N&G Committee also focuses on overall Board-level succession planning, periodically reviews the appropriate size and composition of the Board, and anticipates future vacancies and needs of the Board. In the event the Committee recommends an increase in the size of the Board or a vacancy occurs, the Committee considers qualified nominees from several sources, including current Board members and nominees recommended by shareholders and other persons.
The N&G Committee may from time to time retain a director search firm to help the N&G Committee identify qualified director nominees for consideration by the N&G Committee. In 2024, the N&G Committee retained Russell Reynolds to help identify future Board candidates.
Shareholder nominations — shareholder recommendations
The N&G Committee has a policy to consider properly submitted shareholder recommendations for candidates for membership on the Board of Directors. Shareholders proposing individuals for consideration by the N&G Committee must include at least the following information about the proposed nominee: the proposed nominee’s name, age, business or residence address, principal occupation or employment, and whether such person has given written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected. Shareholders should send the required information about the proposed nominee to:

Corporate Secretary 3M Company 3M Center Building 220-9E-02 St. Paul, MN 55144-1000

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For an individual proposed by a shareholder to be considered by the N&G Committee for recommendation as a Board nominee for the 2026 Annual Meeting, the Corporate Secretary must receive the proposal by November 26, 2025. Such proposals must be sent via registered, certified, or express mail (or other means that allows the shareholder to determine when the proposal was received by the Company). The Corporate Secretary will refer properly submitted shareholder proposed nominations to the Chair of the N&G Committee for consideration at a future N&G Committee meeting. Individuals proposed by shareholders in accordance with these procedures will receive the same consideration received by individuals identified to the N&G Committee through other means.
Shareholder nominations — advance notice bylaw
In addition, 3M’s Bylaws permit shareholders to nominate directors at an annual meeting of shareholders or at a special meeting at which directors are to be elected in accordance with the notice of meeting. Shareholders intending to nominate a person for election as a director must comply with the requirements set forth in the Company’s Bylaws. With respect to nominations to be acted upon at our 2026 Annual Meeting, our Bylaws would require, among other things, that the Corporate Secretary receive written notice from the record shareholder no earlier than November 26, 2025, and no later than December 26, 2025. The notice must contain the information required by the Bylaws, a copy of which is available on our website at www.3M.com, under Investor Relations — Governance — Governance Documents. Nominations received after December 26, 2025, will not be acted upon at the 2026 Annual Meeting.
Shareholder nominations — universal proxy rules
In addition to satisfying the foregoing advance notice requirements under 3M’s Bylaws, to comply with the universal proxy rules under the Securities Exchange Act of 1934, as amended (Exchange Act), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Securities and Exchange Commission Rule 14a-19 (Universal Proxy) under the Exchange Act, as specified in the Bylaws. Shareholders utilizing universal proxy are also required to follow other requirements contained in 3M’s Bylaws. For the purposes of Rule 14a-19 (Universal Proxy), the Board’s role in terms of including a shareholder nominee on the proxy card is to ensure the shareholder nominee is qualified, based on requirements specified by applicable law, the Certificate of Incorporation or the Bylaws, not the nominee’s suitability to serve on the Board. Nominations received after the notice deadline will not be acted upon at the 2026 Annual Meeting.
Shareholder nominations — proxy access
Further, pursuant to the proxy access Bylaw adopted by the Board in November 2015, a shareholder, or a group of up to 20 shareholders, continuously owning for three years at least three percent of our outstanding common shares may nominate and include in our proxy materials up to the greater of two directors and 20 percent of the number of directors currently serving, if the shareholder(s) and nominee(s) satisfy the Bylaw requirements. For eligible shareholders to include in our proxy materials nominees for the 2026 Annual Meeting, proxy access nomination notices must be received by the Company no earlier than November 26, 2025, and no later than December 26, 2025. The notice must contain the information required by the Bylaws.

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Director orientation and continuing education
Our orientation programs familiarize new directors with 3M’s businesses, strategic plans, and policies, and help prepare them for their role on their assigned committees. Continuing education programs assist directors in maintaining skills and knowledge necessary for the performance of their duties. These programs may be part of regular Board and Committee meetings or provided by third parties. The programs have at times also included visits to the Company’s laboratories and manufacturing facilities.
Director independence
The Board has adopted a formal set of Director Independence Guidelines with respect to the determination of director independence, which either conform to or are more exacting than the independence requirements of the New York Stock Exchange (NYSE) listing standards, and the full text of which is available on our website at www.3M.com, under Investor Relations — Governance — Governance Documents. In accordance with these Guidelines, a director or nominee for director must be determined to have no material relationship with the Company other than as a director. The Guidelines specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company or its independent registered public accounting firm. The Guidelines also prohibit Audit Committee and Compensation and Talent Committee members from having any direct or indirect financial relationship with the Company and restrict both commercial and not-for-profit relationships of all directors with the Company. Directors may not be given personal loans or extensions of credit by the Company, and all directors are required to deal at arm’s length with the Company and its subsidiaries, and to disclose any circumstance that might be perceived as a conflict of interest.
In accordance with these Guidelines, the Board undertook its annual review of director independence. During this review, the Board considered transactions and relationships between each director, or any member of his or her immediate family and the Company and its subsidiaries and affiliates in each of the most recent three completed fiscal years. The Board also considered whether there were any transactions or relationships between the Company and a director or any members of a director’s immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner, or significant equity holder). The Board considered that in the ordinary course of business, transactions may occur between the Company and its subsidiaries and companies at which some of our directors are or have been officers. In particular, the Board considered the annual amount of sales to 3M for each of the most recent three completed fiscal years by each of the companies where directors serve or have served as an executive officer, as well as purchases by those companies from 3M. The Board determined that the amount of sales and purchases in each fiscal year was below one percent of the annual revenues of each of those companies, below the threshold set forth in the Director Independence Guidelines. The Board also considered charitable contributions to not-for-profit organizations with which our directors or immediate family members are affiliated, none of which exceeded the threshold set forth in our Director Independence Guidelines.
As a result of this review, the Board affirmatively determined that the following directors are independent under these Guidelines: David P. Bozeman, Thomas “Tony” K. Brown, Audrey Choi, Anne H. Chow, David B. Dillon, James R. Fitterling, Amy E. Hood, Suzan Kereere, Gregory R. Page, Pedro J. Pizarro, and Thomas W. Sweet. The Board has also determined that members of the Audit Committee and Compensation and Talent Committee received no compensation from the Company other than for service as a director. Mr. William M. Brown is not considered to be independent because of his employment by the Company.
Corporate governance practices and policies
The Company believes that good corporate governance practices serve the long-term interests of shareholders, strengthen the Board and management, and further enhance the public trust 3M has earned from more than a century of operating with uncompromising integrity and doing business the right way. The following sections provide an overview of 3M’s corporate governance policies, including the Corporate Governance Guidelines, our shareholder outreach and engagement practices, the Codes of Conduct for directors and employees, public policy engagement, and other important governance-related policies, which are published on the Company’s website.

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Corporate governance highlights

Board composition and independence
•Board with variety of technical expertise, industry knowledge, backgrounds, and experiences •8 directors have joined our board since 2021, including 7 independent directors	•91 percent independent board •100 percent independent board committees •Lead Independent Director with robust authority	•Regular executive sessions for independent directors •Full access to management and employees

Board and board committee practices
•Annual board, committee and individual director self-evaluation process •Comprehensive onboarding program •Support continuing education opportunities	•Strong Audit Committee financial expertise •Regular board refreshment with a balanced mix of tenure •Mandatory director retirement policy	•Consideration of collective Board background and experience in director nomination process •Regular shareholder outreach and engagement with director participation

Shareholder rights
•Annual election of all directors •Majority voting for director elections •Market-standard proxy access right	•No supermajority voting requirements •Shareholder right to call special meetings	•No poison pill •Processes for director nomination by shareholders and communicating with the Board

Board oversight areas
•Long-term strategic plans and capital allocation •Enterprise risk management, including cybersecurity •CEO and management succession planning	•Human capital management •Environmental stewardship and sustainability	•Political activities and contributions

Executive compensation governance
•Compensation opportunities aligned with market and predominantly at-risk •Incentive programs incorporate performance metrics that are important to our shareholders and drive long-term growth	•Comprehensive clawback policy •Robust stock ownership guidelines for executive officers and directors •No hedging or pledging by executive officers and directors	•No employment or change in control agreements with any senior executives, including CEO •Annual ‘say-on-pay’ vote

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Corporate governance at 3M

Corporate governance guidelines
The Board has adopted Corporate Governance Guidelines that provide a framework for the effective governance of the Company. The guidelines address matters such as the respective roles and responsibilities of the Board and management, the Board’s leadership structure, the responsibilities of the Lead Independent Director, director independence, the Board Membership Criteria, Board committees, and Board and management evaluation. The Board’s N&G Committee is responsible for overseeing and reviewing the Guidelines at least annually and recommending any proposed changes to the Board for approval. Some key governance guidelines, not otherwise addressed in our Proxy Statement, are set forth below. The Corporate Governance Guidelines, the Certificate of Incorporation and Bylaws, the charters of the Board committees, the Director Independence Guidelines, and the Codes of Conduct provide the framework for the governance of the Company and are available on our website at www.3M.com, under Investor Relations — Governance — Governance Documents.

Mandatory Retirement Age
•The retirement age of a non-employee director is 75. A director elected to the Board prior to his or her 75th birthday may continue to serve until the annual shareholder meeting coincident with or following his or her 75th birthday. Absent special circumstances, directors will not be nominated for election after their 75th birthday.
Outside Board Policy
•Independent directors who also serve as CEOs of publicly-traded companies or in equivalent positions should not serve on more than two boards of public companies in addition to the 3M Board, and other independent directors should not serve on more than four other boards of public companies in addition to the 3M Board. Independent directors must advise the Chairman/CEO before accepting an invitation to serve on another for-profit board.
Access to Employees and Outside Advisors
•Board members have complete access to all members of 3M management and its employees, as well as outside advisors.

Communication with directors
The Board of Directors has adopted the following process for shareholders and other interested parties to send communications to members of the Board. Shareholders and other interested parties may communicate with the Lead Independent Director, the chairs of the Audit, Compensation and Talent, Nominating and Governance, and Science, Technology & Sustainability Committees of the Board, or with any of our other independent directors, or all of them as a group, by sending a letter to the following address: Corporate Secretary, 3M Company, 3M Center, Building 220-9E-02, St. Paul, MN 55144-1000. The Corporate Secretary reviews communications to the independent directors and forwards those communications to the independent directors as discussed below. Communications involving substantive accounting or auditing matters will be immediately forwarded to the Chair of the Audit Committee and the Company’s Chief Compliance Officer consistent with time frames established by the Audit Committee for the receipt of communications dealing with these matters. Communications that pertain to non-financial matters will be forwarded promptly. Items that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as: business solicitation or advertisements, product-related inquiries, mass mailings, resumes or other job-related inquiries, and unsolicited commercial e-mails.

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3M’s codes of conduct
More than a century of operating with uncompromising integrity has earned 3M trust from our customers, credibility with our communities, and dedication from our employees. All of our employees, including our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer, are required to abide by 3M’s Code of Conduct to ensure that our business is conducted in a consistently legal and ethical manner. The Code forms the foundation of a comprehensive process that includes compliance with corporate policies and procedures and a Company-wide focus on uncompromising integrity in every aspect of our operations. Our Code of Conduct covers many topics, including antitrust and competition law, conflicts of interest, financial reporting, protection of confidential information, and compliance with all laws and regulations applicable to the conduct of our business.
Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. The Audit Committee has adopted procedures to receive, retain, and treat complaints received regarding accounting, internal accounting controls, or auditing matters, and to allow for the confidential and anonymous submission by employees or others of concerns regarding questionable accounting or auditing matters. Information on how to submit any such communications can be found on our website at www.3M.com, under Investor Relations — Governance — Governance Documents — Employee Business Conduct Policies — “Report a concern or ask a question.” Our Chief Compliance Officer, who has direct reporting obligations to the Audit Committee, periodically reports to the Audit Committee on compliance with the Company’s Code of Conduct, including the effectiveness of the Company’s compliance program.
The Board also has adopted a Code of Business Conduct and Ethics for Directors of the Company. This Code incorporates long-standing principles of conduct the Company and the Board follow to ensure the Company’s business and the activities of the Board are conducted with integrity and adherence to the highest ethical standards, and in compliance with the law. The Company’s Code of Conduct for employees and the Code of Business Conduct and Ethics for Directors are available on our website at www.3M.com under Investor Relations — Governance — Governance Documents.
Public policy engagement
The Company believes that transparency with respect to the consideration, processes, and oversight of our engagement with lawmakers is important to our shareholders, and continuously makes efforts to give our shareholders useful information about our public policy engagement. Since 2007, the Company has voluntarily published information regarding the Company’s political activities, which is available on our website at www.3M.com under Investor Relations — Governance — Governance Documents — “Lobbying and Political Activities Governance.” There, the Company explains its principles and governance procedures and provides information about 3M’s lobbying, political activities, and engagement with industry associations. We discuss our positions on important public policy issues, the factors we consider when evaluating contribution proposals, and the processes we use for legal, financial, executive, and Board oversight of our political activities and contributions. We also provide links to the reports the 3M Political Action Committee files with the Federal Election Commission and the Company’s Lobbying Disclosure reports, as well as a list of our contributions to state candidates and political parties, and contributions to “527” political organizations. The Company also discloses on its website the trade associations the Company has joined where $25,000 or more of the dues are allocated for lobbying purposes by the trade association. Certain tax-exempt organizations, organized under U.S. Internal Revenue Code §501(c)(4) and known as “social welfare” organizations, may engage in lobbying activities related to their primary purpose. If the portion of any of our dues or other contribution in excess of $25,000 are allocated to lobbying activities, we will disclose the association and amount so allocated. The Company believes that these disclosures on our website, which exceed the disclosures required by law, offer transparency respecting the Company’s public policy engagement and political activities.

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Corporate governance at 3M

Related person transaction policy and procedures
The Board of Directors has adopted a written Related Person Transaction Policy and Procedures that is administered by the N&G Committee. This Policy applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a Related Person (as that term is defined in the Policy) has a direct or indirect material interest and which is required to be disclosed under Item 404(a) of Regulation S-K. Transactions that fall within this definition are referred to the N&G Committee for approval or other action. Based on its consideration of all of the relevant facts and circumstances, the N&G Committee decides whether or not to approve a transaction and approves only those transactions that are in the best interests of the Company and its shareholders. In the course of its review and approval or ratification of a transaction, the N&G Committee considers:
•The nature of the Related Person’s interest in the transaction;
•The material terms of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;
•The significance of the transaction to the Related Person;
•The significance of the transaction to the Company;
•Whether the Related Person is involved in the negotiation of the terms of the transaction or receives any special benefit as a result of the transaction;
•Whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company and its shareholders; and
•Any other matters the Committee deems appropriate.
Any N&G Committee member who is a Related Person with respect to a transaction under review may not participate in the deliberations or vote respecting such approval, except that such a director may be counted in determining the presence of a quorum at a meeting at which the N&G Committee considers the transaction. There were no Related Person Transactions that were referred to the N&G Committee in 2024.
Securities trading policies
The Company has securities and insider trading policies and procedures governing transactions in the Company’s securities by directors, officers and employees, as well as the Company itself, that the Company believes have been reasonably designed to promote compliance with insider trading laws, rules and regulations, and NYSE listing standards. The Company’s stock trading policies prohibit the Company’s directors and executive officers from (1) purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Company’s common stock, including prepaid variable forward contracts, equity swaps, collars, and exchange funds; (2) engaging in short sales related to the Company’s common stock; (3) placing standing orders; (4) maintaining margin accounts; and (5) pledging 3M securities as collateral for a loan. All discretionary transactions in 3M securities by directors and executive officers must be pre-cleared with the Company’s Legal Affairs department and conducted during approved trading windows.
Policy on adoption of a rights plan
In 2002 and 2003, a 3M shareholder submitted a shareholder proposal to 3M regarding the approval process for adopting a shareholders’ rights plan (also known as a “poison pill”). 3M does not have a rights plan and is not currently considering adopting one. The Board continues to believe, however, that there may be circumstances under which adoption of a rights plan would give the Board the negotiating power and leverage necessary to obtain the best result for 3M shareholders in the context of a takeover effort.
Following consideration of the favorable vote the shareholder proposal received, the Board adopted and has reaffirmed a statement of policy on this topic. The Board’s policy is that it will only adopt a rights plan if either: (1) shareholders have approved adoption of the rights plan; or (2) the Board (including a majority of the independent members of the Board), in its exercise of its fiduciary responsibilities, makes a determination that, under the circumstances existing at the time, it is in the best interests of 3M’s shareholders to adopt a rights plan without the delay in adoption resulting from seeking shareholder approval.
The Board has directed the N&G Committee to review this policy statement on an annual basis and to report to the Board on any recommendations it may have concerning the policy. The terms of the policy, as in effect, are included in 3M’s published Corporate Governance Guidelines in addition to this Proxy Statement.

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Corporate governance at 3M

Key areas of board oversight
Board’s role in strategy
Each year management presents to the Board, and the Board discusses and approves, detailed long-term strategic plans for the Company. In addition to the Company’s overall strategic plan, financial strategic plan, and enterprise strategic plans and priorities, including enterprise supply chain and sustainability matters, the discussions also focused on strategic plans and priorities for each of the Company’s business groups. Information about these plans and priorities can be found in the Company’s Annual Report on Form 10-K.
Board’s role in risk oversight
The Board oversees the Company’s risk profile and management’s processes for assessing and managing risk. The Board has delegated to the Audit Committee the primary responsibility for oversight of policies and procedures with respect to Company risk assessment and risk management activities, the Company’s major risk exposures, and management monitoring and mitigation activities. The Board has also delegated oversight of specific risks to various committees.
The Board reviews enterprise risks at least annually. The full Board review has included, among other things, growth, portfolio management, and product stewardship; PFAS litigation and other legal and regulatory matters; fluorochemical stewardship; supply chain resiliency; human capital management; climate adaptation; artificial intelligence; cybersecurity and information security; geopolitical risks; and operations. Other categories of risk and certain sustainability elements have been assigned to designated Board committees as summarized below. The chair of each committee that oversees risk provides a summary of the matters discussed with the committee to the full Board following each committee meeting, and the minutes of each committee meeting are also provided to all Board members.
The Board believes that its practices related to oversight of risk, including through delegation to its committees and the sharing of information with the full Board, is appropriate for a diversified technology and manufacturing company like 3M. The Board also believes its oversight of risk is enhanced by its current leadership structure (further discussed below) because the CEO, who is ultimately responsible for the Company’s management of risk, also chairs regular Board meetings. Given his in-depth knowledge and understanding of the Company, the CEO is best able to bring key business issues and risks to the Board’s attention. A summary of risk oversight roles is included on the following page.

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Corporate governance at 3M

Board of Directors
•Oversees the Company’s risk profile and management’s processes for assessing and managing risk
•Reviews enterprise risks at least annually
•Delegated to Audit Committee the primary responsibility for oversight of risk assessment and risk management activities
•Assigned other important risks and certain sustainability elements to designated Board committees as identified below and receive reports from them

Audit
•Financial statements / internal controls / audit / independent accounting firm
•Contingent liabilities and long-term benefit obligations
•Cybersecurity
•Capital allocation and structure
•Credit ratings and cost of capital
•Use of financial instruments to manage foreign currency, commodity, and interest rate risks
•Ethics and compliance

Compensation and Talent
•Executive compensation
•Annual review of Company’s risk assessment of its compensation policies and practices for its employees, including talent sourcing and retention strategies
•Talent development and equal employment opportunities
•Succession planning

Science, Technology & Sustainability
•Research and development
•Sustainability / environmental and product stewardship / environmental, health and safety legal and regulatory compliance
•Emerging science and technology, disruptive innovations, materials vulnerability, and geopolitical issues impacting the Company’s strategy, global business continuity, and financial results

Nominating and Governance
•Corporate governance practices
•Director nominations and Board and committee composition
•Corporate officer appointments
•Related person transactions
•Shareholder proposals and engagement
•Public policy, social responsibility, and political activities

General Auditor
•The Senior Vice President and General Auditor, Corporate Auditing (Auditor) is responsible for leading the risk assessment and management process
•The Auditor, through consultation with the Company’s senior management, periodically assesses the major risks facing the Company and works with the executives who are responsible for managing specific risks
•The Auditor, whose appointment and performance is reviewed and evaluated by the Audit Committee, periodically reviews with the Audit Committee the major risks facing the Company and the steps management has taken to monitor and mitigate those risks
•The Auditor’s risk management report, which is provided in advance of the meeting, is reviewed with the entire Board by either the chair of the Audit Committee or the Auditor
Management
•Provides consultation to the Auditor during the assessment of the major risks facing the Company
•Manages and mitigates risks
•Reports, as needed, to the full Board on how a particular risk is being managed and mitigated

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Corporate governance at 3M

Board’s role in management succession planning and human capital management
The Board plans the succession to the position of Chairman, CEO, and other senior management positions. To assist the Board, the CEO and Chief Human Resources Officer annually assess senior managers and their succession potential for the position of CEO and other senior management positions. As a result of a thorough and thoughtful succession planning process, on March 8, 2024, the Board appointed Mr. William M. Brown to become 3M’s CEO effective May 1, 2024, succeeding Mr. Michael F. Roman. The Board also granted exceptions to the mandatory retirement age of 65 years for Mr. Roman and Mr. Brown. As part of this succession planning process, the Board appointed Mr. Brown as Chairman of the Board, effective March 1, 2025, concurrent with the retirement of Mr. Roman from the Board. The Board also reviews the Company’s strategies and plans to recruit, retain, develop, protect, and fairly compensate its global workforce. Information about the Company’s human capital can be found in the Company’s Annual Report on Form 10-K.
Board's role in cybersecurity
The Company has integrated management of material risks from cybersecurity threats into the Company’s overall risk management systems, as overseen by the Board, primarily through the Audit Committee. The Audit Committee oversees, among other things, the adequacy and effectiveness of the Company’s internal controls, including internal controls related to cybersecurity. The Audit Committee is informed of cybersecurity threats pursuant to the escalation criteria as set forth in the Company’s disclosure controls and procedures and periodically receives reports on cybersecurity from the Company’s Chief Information and Digital Officer (CIDO) or Chief Information Security Officer. The Audit Committee reports to the Board on cybersecurity matters, and the CIDO also provides updates annually to the Board on cybersecurity matters. Additional information about the Company’s cybersecurity risk management, strategy, and governance practices can be found in the Company’s Annual Report on Form 10-K.
Board’s role in sustainability
We report on sustainability matters at www.3M.com/sustainability. As a global corporation, we are a participant of the United Nations Global Compact, a policy initiative for businesses to demonstrate their commitment to 10 principles in the areas of human rights, labor, environment, and anti-corruption. We align our reporting to the Global Reporting Initiative (GRI), the Task Force for Climate-Related Financial Disclosures (TCFD), and the evolving global efforts of reporting frameworks and requirements.
Our governance framework includes oversight by our Board of Directors, which receives regular sustainability updates and reviews related risks as part of 3M’s enterprise risk management. The Science, Technology & Sustainability Committee of the Board of Directors has primary oversight responsibility of 3M’s sustainability and stewardship activities. The Audit Committee of the Board also periodically reviews 3M’s internal procedures and controls related to external sustainability reporting. Our Environmental Responsibility and Sustainability Committee, comprising 3M top executive management, provides leadership, oversight, and strategy for sustainability initiatives and develops, and monitors adherence with related policies and procedures.

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Corporate governance at 3M

Board of Directors	•Receives regular sustainability updates at Board meetings •Reviews sustainability-related risks as part of 3M’s enterprise risk program

Science, Technology & Sustainability Committee of the Board of Directors
•Provides primary oversight of 3M’s sustainability and stewardship activities, including environmental and product stewardship efforts and legal and regulatory compliance, among others
•Reviews 3M’s sustainability policies and program to identify and analyze significant sustainability, materials vulnerability, and geopolitical issues that may impact 3M’s overall business strategy, global business continuity and financial results

Audit Committee of the Board of Directors	•Discusses with management procedures and controls, as well as audit or assurance requirements, related to sustainability reports

Environmental Responsibility and Sustainability Committee
•Provides leadership, oversight, and strategy to encourage and ensure sustainability opportunities are recognized
•Develops and monitors adherence with strong sustainability-related policies and procedures
•Includes 3M’s CEO, EVP & CFO, EVP R&D & CTO, Group President Enterprise Operations, EVP & Chief Counsel Enterprise Risk Management, EVP & Chief Legal Affairs Officer, EVP Chief Public Affairs Officer, SVP & Chief Sustainability Officer, SVP Environmental Stewardship, and SVP Global Chemical Operations

Chief Sustainability Officer	•Leads 3M’s sustainability activities •Reports to the Environmental Responsibility and Sustainability Committee and other internal and external groups

Sustainability leaders in business groups, geographic areas, and enterprise wide	•Drives sustainability priorities and initiatives consistent with the scope of their role •Leads customer relationships to solve shared global challenges

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Corporate governance at 3M

Board structure and processes
Board’s leadership structure
Our Corporate Governance Guidelines allow the independent directors flexibility to split or combine the Chairman and CEO responsibilities. The independent directors annually review our leadership structure to determine the structure that is in the best interest of 3M and its shareholders.
The Board’s current leadership structure is characterized by:
•A combined Chairman of the Board and CEO;
•A strong, independent, and highly experienced Lead Independent Director with well-defined responsibilities that support the Board’s oversight activities;
•A robust committee structure consisting entirely of independent directors with oversight over primary risks; and
•An engaged and independent Board.
The Board believes that this leadership structure provides independent board leadership and engagement while deriving the benefits of having our CEO also currently serve as Chairman of the Board. As the individual with primary responsibility for managing the Company’s day-to-day operations and with in-depth knowledge and understanding of the Company, a CEO is well positioned to chair regular Board meetings as the directors discuss key business and strategic issues. Coupled with the Lead Independent Director, this combined structure has provided independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of business operations.
The Board believes that adopting a rigid policy on whether to separate or combine the positions of Chairman and CEO would inhibit the Board’s ability to provide for a leadership structure that would best serve shareholders. As a result, the Board has rejected adopting a policy permanently separating or combining the positions of Chairman and CEO in its Corporate Governance Guidelines, which are reviewed at least annually and available on our website at www.3M.com, under Investor Relations — Governance — Governance Documents. Instead, the Board adopted an approach that allows it, in representing the shareholders’ best interests, to decide who should serve as Chairman or CEO, or both.
The Board also believes that the Company’s corporate governance measures ensure that strong, independent directors continue to effectively oversee the Company’s management and key issues related to executive compensation, CEO evaluation and succession planning, strategy, risk, and integrity. The Corporate Governance Guidelines provide, in part, that:
•Independent directors comprise a substantial majority of the Board;
•Directors are elected annually by a majority vote in uncontested director elections;
•Only independent directors serve on the Audit, Compensation and Talent, Nominating and Governance, and Science, Technology & Sustainability Committees;
•The committee chairs establish their respective agendas;
•The Board and committees may retain their own advisors;
•Independent directors have complete access to management and employees;
•Independent directors meet in executive session without the CEO or other employees during each regular Board meeting; and
•The Board and each committee regularly conduct a self-evaluation to determine whether it and its committees function effectively.
The Board has also designated one of its members to serve as Lead Independent Director, with responsibilities that are similar to those typically performed by an independent chairman.

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Corporate governance at 3M

Lead independent director
Mr. James R. Fitterling, who has served on 3M’s Board since 2021, including as the Chair of the Compensation and Talent Committee of the Board, has been 3M’s Lead Independent Director since April 3, 2024. The responsibilities of Lead Independent Director include, but are not limited to, the following:
•Presides at all meetings of the Board at which the Chairman is conflicted or not present, including executive sessions that are comprised of only the independent directors;
•Acts as a key liaison between the Chairman/CEO and the independent directors;
•Consults with the Chairman/CEO on, and approves, the meeting agendas for the Board, and approves the meeting schedules to assure that there is sufficient time for preparation and discussion of all agenda items;
•Has the authority to approve the materials to be delivered to the directors in advance of each Board meeting and provides feedback regarding the quality, quantity, and timeliness of those materials (this duty not only gives the Lead Independent Director approval authority with respect to materials to be delivered to the directors in advance of each Board meeting but also provides a feedback mechanism so that the materials may be improved for future meetings);
•Has the authority to call meetings of the independent directors;
•Communicates independent Board member feedback to the Chairman/CEO (except that the chair of the Compensation and Talent Committee leads the discussion of the Chairman’s/CEO’s performance and communicates the Board’s evaluation of that performance to the Chairman/CEO);
•If requested by major shareholders, ensures that he is available, when appropriate, for consultation and direct communication;
•Participates in the Chairman/CEO succession planning process;
•Evaluates the performance and skills of each director along with the Chairman/CEO and Nominating and Governance Committee Chair as part of the annual Board self-evaluation process;
•Serves as a spokesperson for the Board on governance and other matters with shareholders or other external parties;
•Advises the Nominating and Governance Committee Chair and Chairman/CEO on membership of various Board committees and the selection of committee chair roles;
•Advises the Chairman/CEO on the retention of advisors and consultants who report directly to the Board; and
•Performs such other duties as requested by the independent directors.
Executive sessions
The agendas for each regularly scheduled Board and committee meeting provide for executive sessions to consider matters the Board or committee deems appropriate without management present. Two executive sessions are held at each regularly scheduled Board meeting. One executive session includes only the Chairman/CEO and independent directors, and a second executive session includes only independent directors. The Chairman/CEO presides over Board executive sessions in which the Chairman/CEO is present, and the Lead Independent Director presides over Board executive sessions when the Chairman/CEO is not present.

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Corporate governance at 3M

Board committees
Board and committee information
The Board currently has the following standing committees: Audit; Compensation and Talent; Nominating and Governance; and Science, Technology & Sustainability. The current members of our committees, the principal functions of each committee, and the number of meetings held in 2024 are shown below. Each member is independent under our Director Independence Standards, as well as applicable Securities and Exchange Commission rules and NYSE listing standards.
Each committee has adopted, and annually reviews, a charter setting forth its roles and responsibilities. Those charters are available on our website at www.3M.com, under Investor Relations — Governance — Governance Documents — Committee Charters.
Board committee composition

Name of Non-Employee Director	Audit	Compensation and Talent	Nominating and Governance	Science, Technology & Sustainability
David P. Bozeman*
Thomas “Tony” K. Brown
Audrey Choi
Anne H. Chow
David B. Dillon
James R. Fitterling
Amy E. Hood**
Suzan Kereere
Gregory R. Page
Pedro J. Pizarro
Thomas W. Sweet

Committee member	Chair
*    Effective February 6, 2025.
**    Ms. Hood is not standing for re-election at the Annual Meeting.

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Corporate governance at 3M

Audit Committee Meetings in 2024: 9

David B. Dillon (chair)	Thomas “Tony” K. Brown	Suzan Kereere	Pedro J. Pizarro	Thomas W. Sweet

The Board of Directors has determined that all Audit Committee members are “independent” and “financially literate” under the NYSE listing standards and that members of the Audit Committee received no compensation from the Company other than as a director.
The Board has also determined that David B. Dillon (chair), Suzan Kereere, Pedro J. Pizarro and Thomas W. Sweet have “accounting or related financial management expertise” under the NYSE listing standards and are “audit committee financial experts” as that term is defined by applicable Securities and Exchange Commission regulations.

Introduction
The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements; compliance with legal and regulatory requirements; the qualifications, independence, and performance of the Company’s independent registered public accounting firm (Independent Accounting Firm); the performance of the Company’s internal auditing department; and the Company’s financial risk assessment and management.
Roles and Responsibilities

•Reviews the Company’s financial reporting process, financial statements and internal controls over financial reporting;
•Reviews and discusses with management and the Independent Accounting Firm the Company’s report on, and the Independent Accounting Firm’s audit of, the Company’s internal controls over financial reporting;
•Reviews earnings press releases prior to issuance;
•Appoints, oversees, and approves compensation of the Independent Accounting Firm;
•Reviews with the Independent Accounting Firm the scope of the annual audit, and approves all audit and permissible non-audit services;
•Reviews findings and recommendations of the Independent Accounting Firm and management’s response thereto;
•Periodically discusses with management procedures and controls, and audit or assurance requirements, related to sustainability reports;
•Discusses policies with respect to risk assessment and risk management, the Company’s major risk exposures, and risk mitigation activities;
•Periodically reviews capital allocation and capital structure strategies, insurance coverage, funding for benefit plans, and global tax planning;
•Periodically reviews global Treasury activities, including the use of derivatives and other financial instruments for risk management purposes;

•Periodically reviews and approves the Company’s use of the Dodd-Frank swaps exemption;
•Periodically obtains reports from senior management, including the Chief Information Officer, on information technology networks and systems, including cybersecurity and artificial intelligence risks, and related internal controls;
•Periodically obtains reports from the Company’s senior internal auditing executive, who has direct reporting obligations to the Committee, on the annual audit plan and the results of, and management’s response to, internal audits;
•Periodically obtains reports from the Company’s Chief Compliance Officer, who has direct reporting obligations to the Committee, on the Company’s Code of Conduct, and at least annually, on the effectiveness of the Company’s compliance and ethics program;
•Reviews with the Company’s Chief Legal Affairs Officer legal matters that may have a material impact on the financial statements; and
•Maintains, and reviews with the Company’s senior internal auditing executive and Chief Compliance Officer, procedures for complaints regarding accounting, internal controls, or auditing matters, along with any significant complaints received.

Financially literate Financial expert

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Corporate governance at 3M

Compensation and Talent Committee Meetings in 2024: 7

Anne H. Chow (chair)	James R. Fitterling	Amy E. Hood*	Suzan Kereere	Gregory R. Page

The Board of Directors has determined that all Compensation and Talent Committee members are “independent” under the NYSE listing standards, including the listing standards applicable to compensation committee members. The Board has also determined that each Compensation and Talent Committee member qualifies as a “Non-Employee Director” under Rule 16b-3 of the Exchange Act.

Introduction
The Compensation and Talent Committee reviews the Company’s compensation practices and policies, annually reviews and approves (subject to ratification by the independent directors of the Board) the compensation for the CEO, annually reviews and approves the compensation for the other senior executives, evaluates CEO performance, and reviews and discusses with management of the Company the Compensation Discussion and Analysis prepared in accordance with the Securities and Exchange Commission’s disclosure rules for executive compensation.
Roles and Responsibilities

•Reviews disclosures in the Company’s Proxy Statement regarding advisory votes on executive compensation and the frequency of such votes;
•Approves the adoption, amendment, and termination of incentive compensation and deferred compensation programs for employees of the Company;
•Approves the adoption, amendment, or termination of equity compensation programs or, if shareholder approval would be required, recommends such actions to the Board;
•Approves, subject to ratification by the independent directors of the Board, employment agreements and severance arrangements for the CEO, as appropriate;
•Approves employment agreements and severance arrangements for the senior executives of the Company (other than the CEO), as appropriate;
•Oversees the administration of the Company’s stock and long-term incentive compensation programs, and determines the employees who receive awards and the size of their awards under such programs;
•Approves the adoption and amendment of Company guidelines covering ownership of Company common stock by executives, and annually reviews compliance with these guidelines;

•Reviews and makes recommendations to the Board of Directors concerning any amendment to a retirement benefit plan that would require Board approval;
•Annually reviews a risk assessment of the Company’s compensation policies and practices for its employees;
•Periodically reviews and discusses with the Company’s management matters relating to internal pay parity;
•Administers the Company’s compensation recoupment / clawback policy;
•Reviews shareholder proposals relating to executive compensation matters and makes recommendations to the Board regarding responses;
•Periodically reviews and discusses with management matters relating to talent sourcing and retention strategies; talent development; internal pay parity; and equal employment opportunities;
•Periodically reviews with the Chairman/CEO their assessment of the Company’s senior executives and succession plans relating to their positions; and
•Has the authority to retain compensation consultants, counsel, or other advisors as it deems appropriate, including the authority to approve such advisors’ fees and retention terms.

The Committee may delegate its authority to subcommittees of one or more Committee members or to senior executives of the Company as it deems appropriate, subject to compliance with applicable laws, rules, regulations, and plan requirements. The Committee has delegated authority to the Company’s Chief Executive Officer and to its Executive Vice President and Chief Human Resources Officer to grant certain stock-based awards to eligible, non-executive employees, subject to certain limits.

*    Ms. Hood is not standing for re-election at the Annual Meeting.

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Corporate governance at 3M

Nominating and Governance Committee Meetings in 2024: 5

Thomas “Tony” K. Brown (chair)	Audrey Choi	David B. Dillon	Pedro J. Pizarro	Thomas W. Sweet

The Board of Directors has determined that all Nominating and Governance Committee members are “independent” under the NYSE listing standards.

Introduction
The Nominating and Governance Committee establishes the Board Membership Criteria, assists the Board by identifying individuals qualified to become Board members, recommends to the Board matters of corporate governance, facilitates the annual review of the performance of the Board and its committees, and reviews and recommends corporate officer succession plans.
Roles and Responsibilities

•Selects and recommends director candidates to the Board of Directors, in light of the Board Membership Criteria adopted by the Board, either to be submitted for election at the Annual Meeting or to fill any vacancies on the Board, including consideration of any shareholder nominees for director (submitted in accordance with the Company’s Bylaws);
•Reviews and makes recommendations to the Board of Directors concerning the composition and size of the Board and its committees, the Board Membership Criteria, frequency of meetings, and changes in compensation for non-employee directors;
•Reviews the Company’s Corporate Governance Guidelines at least annually, and recommends any proposed changes to the Board for approval;
•Develops and recommends to the Board standards to be applied in making determinations on the types of relationships that constitute material relationships between the Company and a director for purposes of determining director independence;

•Reviews and approves any transaction between the Company and any related person, which is required to be disclosed under the rules of the Securities and Exchange Commission;
•Develops and recommends to the Board for its approval an annual self-assessment process of the Board and its committees and oversees the process;
•Reviews and makes recommendations to the Board with respect to the selection of individuals to occupy corporate officer positions;
•Periodically reviews the corporate contribution program (3Mgives), which is funded by the Company; and
•Periodically reviews the Company’s positions and engagement on important public policy, social responsibility, and corporate governance issues affecting its business, including political contributions by 3M and its Political Action Committee, and shareholder engagement.

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Corporate governance at 3M

Science, Technology & Sustainability Committee Meetings in 2024: 6

Gregory R. Page (chair)	David P. Bozeman*	Audrey Choi	Anne H. Chow	Amy E. Hood**

The Board of Directors has determined that all Science, Technology & Sustainability Committee members are “independent” under the NYSE listing standards.

Introduction
The responsibility of the Science, Technology & Sustainability Committee of the 3M Board of Directors is to oversee the twin demands of developing products to meet the ever-changing needs of our customers while ensuring that those products cause no harm to people or to our planet. The Science, Technology & Sustainability Committee is responsible for providing the general oversight of the significant scientific and technological aspects of 3M’s businesses and the Company’s sustainability and stewardship activities.
Roles and Responsibilities

•Monitors and reviews the overall strategy, direction, and effectiveness of the Company’s research and development activities;
•Reviews management’s strategy and allocation of resources for research and development activities, including product line extensions and new product platforms;
•Reviews the Company’s policies and programs on sustainability; environmental and product stewardship; and environmental, health, and safety, including for compliance with all applicable laws and regulations;

•Assists the Board in identifying and analyzing significant emerging science and technology, disruptive innovations, sustainability, materials vulnerability, and geopolitical issues that may impact the Company’s overall business strategy, global business continuity, and financial results; and
•Annually reviews the Company’s sustainability report.

*    Effective February 6, 2025.
**    Ms. Hood is not standing for re-election at the Annual Meeting.
Meeting attendance
During 2024, the Board of Directors held 5 regularly scheduled meetings and 2 special meetings. Overall attendance at Board and committee meetings was 97 percent. During 2024, all of our director nominees who were directors during 2024 attended at least 83 percent of all Board and committee meetings on which they served.
The Company has a long-standing policy that directors are expected to attend the Annual Meeting of Shareholders unless extenuating circumstances prevent them from attending. All 12 directors who were members of the Board as of May 2024 and who were nominees for election as directors at last year’s Annual Meeting of Shareholders attended last year’s Annual Meeting of Shareholders.

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Corporate governance at 3M

Director compensation
Philosophy and process
The N&G Committee is responsible for reviewing and making recommendations to the Board regarding all changes to the compensation of our non-employee directors. The Board reviews the recommendations of the N&G Committee and determines the form and amount of director compensation.
In developing its recommendations, the N&G Committee is guided by the following goals:
•Compensation should fairly pay directors for work required in a company of 3M’s size and complexity;
•A significant portion of the total compensation should be paid in common stock (or common stock equivalents) to align directors’ interests with the long-term interests of shareholders; and
•The structure of the compensation should be simple and transparent.
The N&G Committee works with an independent compensation consultant to support its objectives of maintaining a reasonable and appropriate program. For 2024, Frederic W. Cook & Co., Inc. (FW Cook) provided the N&G Committee with expert advice on the compensation of non-employee directors, in addition to analyzing market data on director compensation at the same peer group of companies that the Compensation and Talent Committee uses to inform its decisions regarding the compensation of the Named Executive Officers. Neither the Company nor the N&G Committee has any arrangement with any other compensation consultant who has a role in determining or recommending the amount or form of director compensation. See “Peer group” on page 70 for more information on the peer group.
Directors who are employees of the Company do not receive payment for their Board service.
Elements of annual compensation for non-employee directors
Our non-employee directors receive annual compensation, as summarized below, that is intended to approximate the peer-group median mix (cash vs. equity) and provide an overall target compensation package that is consistent with 3M’s size and market-capitalization value relative to its peers. To better align the interests of our directors with those of our shareholders, the annual stock retainer is subject to a rigorous hold-until-departure requirement. See “Peer group” on page 70 for more information on the peer group.

In May 2024, based on the recommendation of the N&G Committee after its consideration of a director compensation study prepared by FW Cook, the Board approved a $10,000 increase to the annual stock retainer provided to each non-employee director, a $5,000 increase to the annual cash retainer provided to each non-employee director, and a $5,000 increase in the annual fees paid to the Lead Independent Director. All other fees were left unchanged.

Annual Retainer*

Annual Lead Independent Director
and Committee Chair Fees*
Lead Independent Director – $45,000
N&G Committee Chair – $20,000
Other Committee Chair – $25,000
Abbreviations: N&G = Nominating and Governance
*    Unless a director elects otherwise (see “Alternative times and forms of payment” below), the annual cash retainer, annual Lead Independent Director fee and annual Committee Chair fee are paid in cash on a quarterly basis, and the annual stock retainer is paid shortly after the Annual Meeting in deferred stock units (DSUs). All such cash fees are prorated based on the number of days of relevant service during the calendar quarter in which the fees are earned, and directors joining the Board after the Annual Meeting receive a prorated annual stock retainer.

2025 Proxy Statement	47

Corporate governance at 3M

DSUs. Each DSU represents the right to receive one share of 3M common stock at a future date. For fees paid in DSUs, the number of units credited to the director’s recordkeeping account is determined by dividing the value of the fees to be paid by the closing price for a share of 3M common stock on the NYSE for the last trading day immediately preceding the earliest date such amount otherwise could have been paid to the director if taken on a current basis. The Company also credits the director’s account with an additional number of DSUs for each ordinary cash dividend paid on the shares of the Company’s common stock. Appropriate adjustments to the DSUs credited to each director’s account will be made for stock splits, stock dividends, spin-offs, mergers, consolidations, payments of dividends other than in cash, and similar circumstances affecting 3M common stock. Unless a different time or form of payment is elected (see “Alternative times and forms of payment” below), the shares of 3M common stock underlying the DSUs will be distributed in a single lump sum during the month of January in the first year after the director leaves the Board.
Alternative times and forms of payment. In lieu of receiving all or a portion of the annual stock retainer in DSUs, a director may elect to receive shares of 3M common stock on a current basis, but the net after-tax portion of such shares must be retained by the director until he or she leaves the Board. Similarly, in lieu of cash fees, a director may opt to receive 3M common shares, DSUs, or deferred cash. Directors also may elect to receive distribution of their deferred cash or settlement of their DSUs as follows:
•a single lump sum during the month of January in the first or second year following the year in which they leave the Board; or
•in a series of three, five, or ten annual installments beginning during the month of January in the first year after they leave the Board.
2024 director compensation table
The table below shows the amounts earned by our non-employee directors in 2024.

Non-Employee Director	Fees earned or paid in cash ($)(3)	Stock awards ($)(4)	All other compensation ($)(5)	Total ($)
Thomas “Tony” K. Brown(1)	158,159	195,000	706	353,865
Audrey Choi	138,159	195,000	2,105	335,264
Anne H. Chow(1)(2)	156,772	195,000	6,103	357,875
David B. Dillon(1)	163,159	195,000	991	359,150
Michael L. Eskew(1)(2)	59,918	—	26,348	86,266
James R. Fitterling(1)(2)	177,486	195,000	278	372,764
Amy E. Hood	138,159	195,000	1,149	334,308
Suzan Kereere	138,159	195,000	819	333,978
Gregory R. Page(1)	163,159	195,000	1,035	359,194
Pedro J. Pizarro	138,159	195,000	346	333,505
Thomas W. Sweet	138,159	195,000	1,067	334,226
FOOTNOTES TO 2024 DIRECTOR COMPENSATION TABLE
(1)Lead Independent Director or Committee Chair during all or a portion of 2024.
(2)Director compensation prorated according to effective date of election, appointment, or retirement: Ms. Chow succeeded Mr. Fitterling as Chair of the Compensation and Talent Committee, effective April 3, 2024; Mr. Fitterling succeeded Mr. Eskew as Lead Independent Director, effective April 3, 2024; and Mr. Eskew retired from the Board, effective May 14, 2024.

48	3M Company

Corporate governance at 3M

(3)This column represents the amount of all fees earned or paid in cash for services as a director, including the annual cash retainer and the annual Lead Independent Director and committee chair fees. The table below shows the amount of cash compensation earned during 2024 that each director elected to receive in 3M common shares or DSUs and the number of shares or DSUs received, excluding adjustments for dividend equivalents. See “Security ownership of management” beginning on page 116 for more information concerning all 3M stock-based holdings of the directors.

Non-Employee Directors	Cash fees director elected to receive in common shares or DSUs ($)	3M common shares or DSUs received in lieu of cash fees
Thomas “Tony” K. Brown	—	—
Audrey Choi	—	—
Anne H. Chow	—	—
David B. Dillon	—	—
Michael L. Eskew	59,918	579
James R. Fitterling	—	—
Amy E. Hood	—	—
Suzan Kereere	—	—
Gregory R. Page	—	—
Pedro J. Pizarro	—	—
Thomas W. Sweet	—	—
(4)This column represents the grant date fair value of the stock awards made in 2024, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (referred to as “ASC Topic 718”). The Company does not grant stock options to non-employee directors. Since all stock awards vest on the grant date, there are no unvested stock awards outstanding at year end.
(5)This column includes the incremental cost of complimentary products and charitable contributions. Non-employee directors are eligible to participate in the Company’s matching gift program on the same terms as 3M employees. Under this program, 3Mgives will match up to $1,000 a year in contributions made by each director to eligible charitable organizations. 3Mgives also makes a $25,000 donation to a charitable organization or public school in honor of each director who retires from the Company during the year and occasionally makes other donations, as reflected in the amount reported for Mr. Eskew.
Reasonableness of non-employee director compensation
As described above, our philosophy on director compensation is to pay directors fairly for work required in a company of our size and complexity, provide a significant portion of the total compensation in the form of equity-based compensation to align directors’ interests with the long-term interests of our shareholders, and structure compensation in a simple and transparent manner. We believe that the application of this philosophy has resulted in a non-employee director compensation program that reflects best-in-class design with the following provisions:
•Retainer-only compensation delivered in a combination of cash and stock-based awards with no fees for attending meetings that are an expected part of board service.
•Additional retainers for special roles having greater responsibilities, such as Lead Independent Director and committee chairs, to recognize the incremental additional time and effort required.
•Equity delivered in the form of current or deferred full-value shares, where annual grants are based on a competitive fixed-value formula and immediate vesting helps avoid director entrenchment.
•A requirement that directors hold until the end of their Board service all annual stock retainers earned, which includes net after-tax shares attributable to current payments and pre-tax shares attributable to deferrals.
•Flexible voluntary deferral provisions.
•No material benefits or perquisites.
•Our 2016 Long-Term Incentive Plan, most recently approved by shareholders at the 2021 Annual Meeting, includes a $600,000 annual compensation limit on all forms of compensation for non-employee directors.

2025 Proxy Statement	49

Corporate governance at 3M

Stock retention requirement
The Board requires each director to hold the net after-tax shares (or, if deferred, a number of DSUs equal to the number of pre-tax shares underlying the DSUs) attributable to all annual stock retainers earned until the director leaves the Board. See “Security ownership of management” beginning on page 116 for additional information regarding the stock-based holdings of the directors and director nominees.

Shares or DSUs issued to 3M’s directors as part of their annual stock retainer are subject to rigorous hold-until-departure requirements.

Prohibition of hedging, pledging, and other actions

The Company’s stock trading policies prohibit the Company’s directors and executive officers from (1) purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Company’s common stock, including prepaid variable forward contracts, equity swaps, collars, and exchange funds; (2) engaging in short sales related to the Company’s common stock; (3) placing standing orders; (4) maintaining margin accounts; and (5) pledging 3M securities as collateral for a loan. All discretionary transactions in 3M securities by directors and executive officers must be pre-cleared with the Company’s Legal Affairs department and conducted during approved trading windows.

•No hedging •No short sales •No standing orders •No margin accounts •No pledging

50	3M Company

Ratification of the appointment of independent registered public accounting firm for 2025
•Ratify the appointment of PwC as 3M’s independent registered public accounting firm for 2025.
•Based on its assessment of the qualifications and performance of PwC, the Audit Committee believes that it is in the best interests of the Company and its shareholders to retain PwC.
Recommendation of the Audit Committee
The Audit Committee of the Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for 2025. Proxies solicited by the Board of Directors will be voted “FOR” ratification unless a shareholder indicates otherwise in voting the proxy.

“FOR”
The Audit Committee is directly responsible for the appointment, compensation (including approval of all fees), retention, and oversight of the Company’s Independent Accounting Firm retained to perform the audit of our financial statements and our internal control over financial reporting.
The Audit Committee has appointed PwC to serve as 3M’s Independent Accounting Firm for 2025. PwC has been 3M’s Independent Accounting Firm since 1998. Prior to that, 3M’s Independent Accounting Firm was Coopers & Lybrand from 1975 until its merger with Price Waterhouse in 1998. In accordance with Securities and Exchange Commission rules and PwC policy, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to our Company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of the Company’s lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Audit Committee and with management.
The Audit Committee annually reviews PwC’s independence and performance in connection with the Audit Committee’s determination of whether to retain PwC or engage another firm as our Independent Accounting Firm. In the course of these reviews, the Audit Committee considers, among other things:
•PwC’s historical and recent performance on the 3M audit, including input from those 3M employees with substantial contact with PwC throughout the year about PwC’s quality of service provided, and the independence, objectivity, and professional skepticism demonstrated throughout the engagement by PwC and its audit team;
•an analysis of PwC’s known legal risks and significant proceedings;
•external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board reports on PwC and its peer firms;
•PwC’s independence;
•the appropriateness of PwC’s fees, on both an absolute basis and as compared to 3M’s peers;

2025 Proxy Statement	51

Audit committee matters

•PwC’s tenure as our independent auditor and its familiarity with our global operations and businesses, accounting policies and practices and internal control over financial reporting; and
•PwC’s capability and expertise in handling the breadth and complexity of our global operations.
Based on this evaluation, the Audit Committee believes that PwC is independent and that it is in the best interests of the Company and our shareholders to retain PwC to serve as our Independent Accounting Firm for 2025.
We are asking our shareholders to ratify the selection of PwC as our Independent Accounting Firm for 2025. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PwC to our shareholders for ratification as a matter of good corporate governance. If the selection of PwC is not ratified, the Audit Committee will consider whether it is appropriate to select another Independent Accounting Firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different Independent Accounting Firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.
PwC representatives are expected to attend the Annual Meeting where they will be available to respond to appropriate questions and, if they desire, to make a statement.

52	3M Company

Audit committee matters

Audit Committee report
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The management of the Company is responsible for (i) the preparation of complete and accurate annual and quarterly consolidated financial statements (financial statements) in accordance with generally accepted accounting principles in the United States, (ii) maintaining appropriate accounting and financial reporting principles and policies and internal controls designed to assure compliance with accounting standards and laws and regulations, and (iii) an assessment of the effectiveness of internal control over financial reporting. The Independent Accounting Firm is responsible for planning and conducting in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) an audit of the Company’s annual consolidated financial statements and a review of the Company’s quarterly financial statements and expressing opinions on the Company’s financial statements and internal control over financial reporting based on the integrated audits.
In this context, the Audit Committee has met and held discussions with management and the Independent Accounting Firm regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated audited financial statements with management and the Independent Accounting Firm. The Audit Committee has discussed with the Independent Accounting Firm matters required to be discussed pursuant to the applicable requirements of the PCAOB and the Securities and Exchange Commission with Audit Committees.
In addition, the Audit Committee has reviewed and discussed with the Independent Accounting Firm the auditor’s independence from the Company and its management. As part of that review, the Audit Committee has received the written disclosures and the letters required by applicable requirements of the PCAOB regarding the Independent Accounting Firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the Independent Accounting Firm’s independence from the Company.
The Audit Committee also has considered whether the Independent Accounting Firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that the Independent Accounting Firm is independent from the Company and its management.
The Audit Committee has discussed with the Company’s Internal Audit Department and Independent Accounting Firm the overall scope of and plans for their respective audits. The Audit Committee meets with the Internal Auditor, Chief Compliance Officer, the Chief Legal Affairs Officer, and representatives of the Independent Accounting Firm in regular and executive sessions, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs.
In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee
David B. Dillon, Chair
Thomas “Tony” K. Brown
Suzan Kereere
Pedro J. Pizarro
Thomas W. Sweet

2025 Proxy Statement	53

Audit committee matters

Audit Committee policy on pre-approval of audit and permissible non-audit services of the independent accounting firm
The Audit Committee is responsible for appointing and overseeing the work of the Independent Accounting Firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the Independent Accounting Firm.
The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the Independent Accounting Firm’s independence is not impaired; describes the Audit, Audit-Related, Tax and All Other services that may be provided and the non-audit services that may not be performed; and sets forth the pre-approval requirements for all permitted services. The policy provides for the pre-approval of specific types of Audit, Audit-Related, Tax and All Other services and a limited fee estimate range for such services on an annual basis. The policy also requires specific pre-approval of all permitted services not already included in the annual pre-approval. The Independent Accounting Firm is required to report periodically to the Audit Committee regarding the extent of services provided in accordance with their pre-approval and the fees for the services performed to date.
The Audit Committee’s policy delegates to its Chair the authority to address requests for pre-approval of services in certain limited circumstances between Audit Committee meetings. The Chair, in his discretion, must either seek immediate approval by e-mail from the other Audit Committee members, or report any pre-approval decisions to the Audit Committee for its approval at its next scheduled meeting.
The Audit Committee may not delegate to management the Audit Committee’s responsibility to pre-approve permitted services of the Independent Accounting Firm.
All Audit, Audit-Related, Tax and All Other services described below were approved by the Audit Committee before services were rendered.
Fees of the independent accounting firm
The following table represents fees billed for professional services rendered by PwC for the audit of the Company’s consolidated financial statements for the years ended December 31, 2023 and 2024, and fees billed for other services rendered by PwC during those periods.
Audit and non-audit fees ($ in millions)

	2023	2024
Audit Fees	$30.6	$18.4	(1)
Audit-Related Fees	0.3	0.2
Tax Fees	0.3	0.4
All Other Fees	0.0	0.0
Total	$31.2	$19.0
(1)2023 audit fees also included services related to audits of the Health Care business, including carve-out and statutory audits.
In the above table, in accordance with Securities and Exchange Commission rules, “Audit” fees consisted of audit work and review services, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits, comfort letters, consents, and review of documents filed with the Securities and Exchange Commission. “Audit-related” fees consisted principally of internal control and system audit procedures for periods prior to the rollout of the ERP system, agreed-upon procedures, employee benefit plan audits, and other attestation services. “Tax” fees consisted principally of tax compliance services in foreign jurisdictions, assistance with transfer pricing documentation, and advice on foreign and domestic tax related matters. “All Other” fees consist of licenses for accounting research software and other permissible services that do not fall into the three categories listed above.

54	3M Company

Audit committee matters

Audit Committee restrictions on hiring employees of the independent accounting firm
The Audit Committee has adopted restrictions on the hiring by the Company of any PwC partner, director, manager, staff, reviewing actuary, reviewing tax professional, and any other persons having responsibility for providing audit assurance on any aspect of PwC’s certification of the Company’s financial statements. Audit assurance includes all work that results in the expression of an opinion on financial statements, including audits of statutory accounts.

2025 Proxy Statement	55

Advisory approval of executive compensation
•Approve, on an advisory basis, the compensation of our Named Executive Officers.
•Our executive compensation program appropriately aligns our executives’ compensation with the performance of the Company and its business units as well as their individual performance.
Recommendation of the Board
The Board of Directors unanimously recommends a vote “FOR” this proposal for the reasons discussed below. Proxies solicited by the Board of Directors will be voted “FOR” this proposal unless a shareholder indicates otherwise in voting the proxy.

“FOR”
Section 14A of the Exchange Act provides our shareholders with the opportunity to approve, on an advisory basis, the compensation of the Named Executive Officers as described in this Proxy Statement. The Company has asked shareholders to vote on this type of proposal, known as a “say-on-pay” proposal, every year since 2011.
We believe that our executive compensation program, as described in the Compensation Discussion and Analysis portion of this Proxy Statement, is consistent with our core compensation principles and is structured to assure that those principles are implemented. We encourage you to read the entire Compensation Discussion and Analysis to learn more about our executive compensation program and the impact that our financial performance has on the annual and long-term incentive compensation earned by our leadership team.
We ask that our shareholders approve, on an advisory basis, the compensation of our Named Executive Officers by adopting the following resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (including in the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative).”
While the Board of Directors and the Compensation and Talent Committee intend to carefully consider the results of the voting on this proposal when making future decisions regarding executive compensation, the vote is not binding on the Company or the Board and is advisory in nature. The Company currently holds advisory votes on the compensation of named executive officers annually. Accordingly, the next such advisory vote is expected to occur at the 2026 Annual Meeting.

56	3M Company

Executive compensation

A letter from the Compensation and Talent Committee

Anne H. Chow (Chair)	James R. Fitterling	Amy E. Hood	Suzan Kereere	Gregory R. Page
Dear Fellow Shareholders,
3M has progressed rapidly on its significant transformation efforts over the past year, through the completion of our planned spin-off of Solventum Corporation (NYSE: SOLV), the new CEO appointment of William M. Brown and other executive leadership team changes, and the reduction of risk and uncertainty through our settlement agreements with U.S.-based Public Water Suppliers and for Combat Arms Earplugs. In addition, the Company delivered on 2024 financial commitments as a result of strong operational execution. Each of these actions positions 3M to further execute on our strategic priorities, drive operational excellence, and lead in innovation for our stakeholders.
As part of a thoughtful Board leadership refreshment process, we welcomed Anne Chow as our new Chair of the Compensation and Talent Committee. Under her leadership, we continue to evolve the executive compensation program to support our strategic priorities. Having joined the Board in 2023, Anne brings deep governance, business, talent strategy, and executive compensation insights to lead effective oversight of 3M’s talent and compensation programs, particularly at this critical juncture of our transformation.
We believe that shareholder feedback provides a critical input into the Board’s governance considerations. Following the disappointing 2024 say-on-pay vote outcome, members of the Committee undertook an expanded outreach effort to better understand the key considerations behind the shareholder vote and develop appropriately aligned actions.
We are grateful to all shareholders who met with us throughout the last year, sharing both their appreciation of our robust, decades-long track record of aligning pay with performance and candid perspectives on the 2023 compensation program outcomes that informed their voting decisions last year. Shareholder feedback was discussed at numerous meetings of the Committee and the full Board as we worked to realign our compensation program to be directly responsive to shareholder preferences.
We are pleased to highlight the adoption of a new performance share award design, starting with 2025, that utilizes one measurement period for the entire three-year performance period, with results measured cumulatively, and a relative total shareholder return (TSR) payout modifier to foster closer alignment of pay delivery with long-term financial performance results and our shareholder experience.
This year’s annual incentives were achieved at 128.6 percent of target and the long-term 2022 performance share awards paid out at 48.7 percent of target based on the financial results achieved during 2022-2024. The Committee believes this reflects strong financial results and shareholder returns in 2024 and aligns with our one- and three-year shareholder experience. We encourage you to read the Compensation Discussion & Analysis section that follows for additional details, including the enhanced disclosure of the robust performance metrics adjustment framework applied by the Committee when evaluating adjustments of the performance attainment and payouts.
The Committee looks forward to its regular practice of engaging with our shareholders throughout the year to ensure our shareholders’ perspectives continue to inform our robust approach to executive compensation.
We thank you for your ongoing participation and investment in 3M and respectfully ask for your support in this year’s say-on-pay vote.
Sincerely,
Anne H. Chow, Chair of the Compensation and Talent Committee

James R. Fitterling	Amy E. Hood*	Suzan Kereere	Gregory R. Page
* Ms. Hood is not standing for re-election at the Annual Meeting.

2025 Proxy Statement	57

Executive compensation

Compensation discussion and analysis
This Compensation Discussion and Analysis (CD&A) describes 3M’s executive compensation program, explains how 3M’s Compensation and Talent Committee oversees and implements this program, and reviews the 2024 compensation for the executive officers identified below. Throughout this CD&A and elsewhere in this Proxy Statement, we refer to this group of individuals as the “Named Executive Officers” or “NEOs.” The titles shown below reflect the position of each Named Executive Officer as of March 1, 2025.

NEO	Title
William M. Brown(1)	Chairman of the Board and Chief Executive Officer
Michael F. Roman(2)	Executive Advisor to the Board and Former Executive Chairman of the Board
Anurag Maheshwari(3)	Executive Vice President and Chief Financial Officer
Wendy A. Bauer(4)	Group President, Transportation and Electronics
Peter D. Gibbons	Group President, Enterprise Supply Chain
Christian T. Goralski	Group President, Safety and Industrial
Theresa E. Reinseth(5)	Corporate Controller and Chief Accounting Officer
Monish Patolawala (6)	Former President and Chief Financial Officer
(1)Mr. Brown was appointed Chief Executive Officer, effective May 1, 2024. As announced on February 10, 2025, the Board appointed Mr. Brown, who also is a member of the Board, to serve as Chairman of the Board effective March 1, 2025. Unless otherwise noted, all references to our “Chief Executive Officer” or “CEO” in this CD&A refer to Mr. Brown.
(2)Mr. Roman served as 3M’s Chairman of the Board from May 2019 through February 2025 and as 3M’s Chief Executive Officer from July 2018 through April 2024. As announced on February 10, 2025, Mr. Roman resigned from the Board, effective March 1, 2025, but agreed to continue to serve as Executive Advisor to the Board until his retirement from 3M on May 1, 2025.
(3)Mr. Maheshwari was appointed Executive Vice President and Chief Financial Officer, effective September 1, 2024.
(4)Ms. Bauer was appointed Group President, Transportation and Electronics, effective June 17, 2024.
(5)Ms. Reinseth temporarily assumed the responsibilities of the Company's principal financial officer as Interim Chief Financial Officer for the period from August 1, 2024 through August 31, 2024. Ms. Reinseth has otherwise served as the Company’s Senior Vice President, Corporate Controller and Chief Accounting Officer, since April 1, 2019. Under SEC rules, any individual serving in the role of the principal financial officer at any time during the relevant year must be included as an NEO. Due to the interim nature of her role, Ms. Reinseth’s compensation elements are not included broadly in this CD&A. See “Ms. Reinseth’s compensation” on page 81 for more details.
(6)Mr. Patolawala terminated employment with the Company, effective July 31, 2024.
See Appendix B to this Proxy Statement for the meaning of certain capitalized terms used throughout this CD&A.

CD&A highlights

Paying for performance	60	Annual incentive	72

2024 compensation decisions — What we pay and why	62	Long-term incentives	77

CEO succession	63	Other arrangements	80

Compensation policies and practices	64	Consistent and shareholder-aligned framework to assess performance metric adjustments	82

2024 say-on-pay results, shareholder engagement, and responsive actions	65	Changes to our performance share award design for 2025	86

58	3M Company

Executive compensation

Section I: Executive overview
Recent business accomplishments
We continue to act with urgency as we support our mission to innovate, reimagine what is possible, and deliver value to our shareholders and the broader communities that we serve. Some of our noteworthy accomplishments from January 1, 2024, through December 31, 2024, are summarized below.

Driving performance
•Delivered strong 2024 financial results including double-digit Adjusted Earnings Per Share* Growth and robust Free Cash Flow* generation
•Created value for investors by driving 2024 total shareholder return of over 46 percent, which outperformed the S&P 500 Industrials (up 17 percent) for the same period
•Advanced progress on research and development effectiveness and efficiency by increasing visibility of the new product pipeline and accelerating the launch of more new products
•Focused on enhancing operational excellence by implementing a consistent operating equipment efficiency metric and improving supplier and logistics provider performance
•Drove Free Cash Flow of $4.3 billion* (as calculated for compensation purposes), while investing in research and development and capital expenditures to position 3M for the future
•Returned $3.8 billion to shareholders in 2024 via dividends and share repurchases

Spin-Off of the Health Care business
•On April 1, 2024, we completed the planned spin-off of our Health Care business, formally launching Solventum Corporation (NYSE: SOLV) as an independent, public company (referred to as the “Spin-Off”)
•The separation better positions both 3M and Solventum to pursue their respective growth strategies, while tailoring their capital allocation plans around distinct strategic priorities, as well as industry- and market-specific dynamics
•3M received approximately $7.7 billion in cash, which when combined with our business’ strong and reliable cash generation have further strengthened our balance sheet. In addition, the 19.9 percent equity stake 3M retained in Solventum will provide additional future liquidity

Reduced risk and uncertainty
•Reduced risk and uncertainty by proactively and effectively managing litigation
•Our settlement agreement with U.S.-based Public Water Suppliers, which provides funding for the treatment of drinking water for eligible Public Water Suppliers in communities across the country, received widespread support and participation. It was granted final approval by the Court on March 29, 2024
•Our settlement of the Combat Arms Earplugs litigation, which was structured to achieve the Company’s goals of finality and certainty on acceptable terms, received strong support from all parties and the Court. The current claimant participation level in the settlement exceeds 99 percent
•Remain on track to exit all PFAS manufacturing by the end of 2025

*    See Appendix A to this Proxy Statement for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures. As explained in Appendix A, all non-GAAP financial measures presented in this CD&A are used for compensation purposes and include the adjustment of certain special items that the Committee believes are outside the control of management and are not reflective of ongoing operations. The non-GAAP financial measures used herein may not be comparable to similarly titled measures used by other companies and the adjusted amounts used for compensation purposes may differ from the adjusted amounts used by the Company elsewhere or included in the Company’s Form 10-K.

2025 Proxy Statement	59

Executive compensation

Paying for performance
Annual Incentive Plan payouts: Our strong financial performance in 2024 resulted in Annual Incentive Plan (AIP) payouts of 128.6 percent of target (before any adjustment for individual performance) for the Named Executive Officers whose payout was calculated based on the Company’s overall performance. The payout reflects performance above the target goal on all three performance metrics: Local Currency Sales, Operating Income, and Operating Cash Flow. After reviewing the Company’s performance against the pre-established sustainability metrics, the Committee determined that the Company’s overall performance against the goals was in line with expectations and did not warrant the exercise of the Sustainability Modifier despite meeting or exceeding seven of the eight goals. The Committee deemed this above-target payout to be appropriately aligned with the shareholder experience, where our 2024 total shareholder return was 46.1 percent. See “Annual incentive” beginning on page 72 for more information concerning the calculation of the 2024 AIP payout for each Named Executive Officer, including the threshold, target, and maximum goals and attainments used to calculate the payouts for the Named Executive Officers who are paid, in part, based on the performance of a business group.

		TSR = Share Price Appreciation + Dividend Yield Note: TSR is for the one-year period ending 12/31/24 Source: Bloomberg
46.1%	128.6%

1-year TSR	2024 AIP Payout

Performance share award payouts: The three-year performance period for the 2022 performance share awards ended on December 31, 2024. Based on the financial results achieved during 2022-2024, the Named Executive Officers who held 2022 performance share awards (Mr. Roman, Mr. Gibbons, Mr. Goralski, and Ms. Reinseth) received 48.7 percent of the target number of shares subject to their awards. The Committee concluded that the below-target payout on these awards was aligned with the mixed financial results and (0.6) percent annualized total shareholder return delivered over the three-year performance period.

		TSR = Share Price Appreciation + Dividend Yield (annualized) Note: TSR is for the three-year period ending 12/31/24 Source: Bloomberg
(0.6)%	48.7%

3-year TSR	2022 PSA Payout

Impact of Solventum spin-off on 2024 incentive plans
At the start of 2024, the completion of the Spin-Off was anticipated to occur in the first quarter of the year, but due to the pending regulatory approvals and other complexities, the exact timing remained uncertain. To ensure the continuity of our executive compensation program, in February 2024, the Committee approved the 2024 performance targets for the AIP and the 2024, 2025, and 2026 performance targets to be used for the 2024 performance share awards, in each case, based on the internal financial and operating forecasts for the Company as a whole, including the Health Care business. The Committee planned to recast the performance goals after the Spin-Off was completed, to appropriately reflect the Company’s continuing operations.
Following the successful completion of the Spin-Off in April 2024, the Committee, in consultation with its independent compensation consultant, recast the performance targets as follows:
2024 AIP performance targets: The recast targets reflected the original internal financial and operating forecasts for the full pre-Spin-Off company (including the Health Care business) for the first quarter of 2024 and the original internal financial and operating forecasts for the continuing operations of the Company for the remaining three quarters of 2024 (excluding the Health Care business), adjusted for certain one-time non-recurring items related to the Spin-Off (e.g., stranded costs, perimeter items, working capital adjustments and transition service agreements) that were not included in the original financial and operating forecasts given the inherent uncertainty in the timing and completion of the Spin-Off. The Committee determined that the chosen approach appropriately held the management team accountable for the performance of the Health Care business during the first quarter of 2024 prior to the Spin-Off, while maintaining the original financial targets for 3M’s continuing operations for all of 2024.

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Performance share award targets for 2024: Due to the relative nature of the annual targets of the outstanding performance share awards, which are set as a percentage growth relative to the prior year’s actual results for all three annual performance periods of the three-year performance plan, the Committee determined that it was neither practical nor feasible to recast the performance targets based on the quarterly performance projections for the Company’s structure prior to and following the Spin-Off in fiscal year 2024. Instead, the Committee recast the performance targets to reflect solely continuing operations of the Company (excluding the Health Care business) for the full year, based on the long-term financial objectives that informed the Company’s original 2024 internal operating plans and that served as the basis for the guidance we provided our shareholders, to ensure a rigorous and transparent measurement of achieved results.
To facilitate year-over-year comparison of achieved results relative to fiscal 2023 actuals on a continuing operations basis, excluding the Health Care business, the Committee also updated fiscal 2023 benchmarks for Adjusted EPS and Free Cash Flow under the in-flight performance share awards to exclude contributions of the Health Care business.

The Committee believes recasting the targets was essential to reflect 3M’s new structure and aligned with market practice to maintain the rigor and effectiveness of our incentive programs. The overall design and specific performance metrics selection for the 2024 incentive plans remained unchanged. No adjustments were applied to the performance share plan for the previously completed 2022 and 2023 performance years.

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2024 compensation decisions — What we pay and why
The table below shows how the 2024 target Total Direct Compensation of the Named Executive Officers was apportioned among base salary, annual incentives, performance share awards, stock options, and restricted stock units (RSUs), summarizes the rationale for providing and key characteristics of each such element, and lists the performance metrics, weightings, and modifiers used for annual and long-term incentives granted in 2024 (excluding special grants).

CEO(1)	Other NEOs(1)	Why it is provided		Performance metrics, weightings, and modifiers
Key characteristics

		•Compensate executives for their normal day-to-day responsibilities	•Only component of compensation that is considered to be fixed rather than variable in nature

•Motivate executives to stay focused on day-to-day operations by aligning a significant portion of Total Cash Compensation with the near-term financial performance of the Company and its business units

•Performance metrics and goals approved by the Committee
•Payouts based on performance against preestablished business objectives over a 12-month period
•Payouts adjusted or left unchanged based on individual performance against preestablished goals and objectives and the Committee’s determination of 3M’s holistic performance against a set of preestablished objective sustainability metrics
•Payouts cannot exceed 200% of an executive’s weighted-average target annual incentive amount

•Local Currency Sales (of 3M or a business unit, as applicable) vs. Plan (weighted 33.3%)
•Operating Income (of 3M or a business unit, as applicable) vs. Plan (weighted 33.3%)
•3M Operating Cash Flow vs. Plan (weighted 33.3%)
•Individual performance multiplier (±20%)
•Sustainability modifier (±10% of target)

Performance Shares		•Motivate executives to focus on continuously improving performance in key financial metrics believed to drive long-term shareholder value •Retain executive talent
•Performance metrics and goals approved by the Committee
•Payouts based on performance against preestablished goals over three years
•Maximum payout equal to 200% of the target number of performance shares
•Cash-settled dividend equivalent rights that are payable only if the underlying shares are earned
•Adjusted Earnings per Share Growth (33.3%) •Free Cash Flow Growth (33.3%) •Relative Organic Sales Growth (33.3%)

Stock Options(2)		•Motivate executives to build long-term shareholder value •Retain executive talent	•Provide value only if stock price increases •Exercise price equal to the grant date closing price for a share of 3M common stock •Ratable three-year vesting schedule •Maximum term of 10 years	•Vesting is based on continued service, while value of the options is based on stock price appreciation (100%) from the grant date

Restricted Stock Units(2)		•Motivate executives to build long-term shareholder value •Retain executive talent	•Three-year “cliff” vesting schedule •Cash-settled dividend equivalent rights that are payable only if the underlying shares are earned	•Vesting is based on continued service, while value of the RSUs is based on total shareholder return (100%)

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(1)Percentages shown reflect the apportionment (or, in the case of the percentages shown for the Other NEOs, the average apportionment) of the components of target Total Direct Compensation that are expected to be recurring. Such amounts do not reflect special items such as hiring bonuses, one-time make-whole and inducement awards granted in connection with the commencement of employment, or special grants. The percentages shown for the Other NEOs also do not reflect items provided to Mr. Roman, Mr. Patolawala (whose employment ended in 2024), or Ms. Reinseth. If Mr. Roman, Mr. Patolawala, and Ms. Reinseth had been included, the percentages shown would have been as follows: Base Salary — 18%; AIP — 16%; PSAs — 30%; Stock Options — 6%; and RSUs — 30%.
(2)For 2024, the Committee chose to deliver 50 percent of the target grant value of the annual long-term incentive awards granted to each Named Executive Officer (other than Ms. Reinseth) in the form of performance shares. The remaining 50 percent was delivered in the form of stock options for Mr. Brown and Mr. Roman, and in the form of RSUs for the other NEOs. Ms. Reinseth received 100 percent of her target grant value in the form of RSUs.
CEO succession
On March 8, 2024, the Board appointed Mr. Brown Chief Executive Officer, effective May 1, 2024. Mr. Brown succeeded Mr. Roman, who was appointed to the role of Executive Chairman of the Board of Directors, also effective May 1, 2024. Mr. Roman’s role as Executive Chairman included, but was not limited to, prioritizing and focusing on strategy and risk as it related to the Solventum Spin-Off and ongoing litigation, facilitating a smooth transition of CEO duties to and supporting Mr. Brown as he worked to advance 3M, as well as the responsibilities of chairing the Board of Directors. Effective March 1, 2025, Mr. Roman retired from his role as Executive Chairman, and as a director, and the Board appointed Mr. Brown, 3M’s Chief Executive Officer, to also serve as Chairman of the Board. To facilitate a smooth transition of the Chair role, Mr. Roman agreed to serve as Executive Advisor to the Board until he retires from 3M on May 1, 2025.
Mr. Brown’s annual target cash compensation for 2024 includes a base salary of $1,800,000 and a target annual incentive opportunity of $3,150,000 (175% of base salary), in each case, prorated for 2024. The Committee also set his annual long-term incentive compensation opportunity at $13,000,000. For 2024, this amount was prorated based on Mr. Brown’s May 1 start date with 50 percent ($4,333,333) of the prorated target value granted in the form of a performance share award and the other 50 percent ($4,333,333) granted in the form of stock options. See “Long-term incentives” beginning on page 77 for additional information about the terms of these awards. Mr. Brown’s target Total Direct Compensation of $17,950,000 was 109% of the median of the most recently available data for the peer group approved by the Committee for 2024. The Committee felt this level of compensation was appropriate in light of Mr. Brown’s unique qualifications and proven executive track record of successfully leading a large-cap public technology company for over 10 years.
As an inducement to join 3M, the Committee also approved for Mr. Brown a cash hiring bonus of $3,000,000, a one-time performance share award with a grant date target value of $2,500,000, and a one-time restricted stock unit award with a grant date target value of $2,500,000 vesting in equal installments on each of the first three anniversaries of the grant date, subject to his continued employment. The performance period, goals, and vesting terms for the performance share award are the same as those of the annual grants made to the Company’s other executive officers in 2024. For additional information about the terms of such awards, see “2024 performance share awards” beginning on page 77. The Committee determined that the inducement incentives were reasonable and consistent with market practice and comparators for new CEO compensation. To encourage long-term performance and ensure alignment with shareholder interests, the Committee structured 50 percent of the inducement equity incentives to be issued in the form of performance-based awards that deliver value only if the Company achieves preestablished performance milestones. Both the pro-rated annual equity awards and the one-time inducement equity awards required Mr. Brown’s execution of a protective covenant agreement. See “One-time actions for recently hired Named Executive Officers” beginning on page 80 for more detail.

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Upon Mr. Brown’s appointment as Chief Executive Officer, Mr. Roman transitioned to the role of Executive Chairman, effective May 1, 2024. In connection with this transition, the Committee approved a reduction of Mr. Roman’s annual base salary to $1,000,000 and his target annual incentive compensation opportunity to $1,750,000. As Mr. Roman served as Chairman and Chief Executive Officer for the first part of the year, his target annual incentive compensation opportunity for 2024 reflects a proration of each target amount for the applicable portion of the year he worked in each role. Mr. Roman’s annual equity incentives were approved in April 2024, at the same time the Committee approved annual equity awards for all other eligible employees, reflecting his role as Chairman and Chief Executive Officer for the first part of the year and the significant duties and responsibilities Mr. Roman would continue to have in his role as Executive Chairman, as described above. The Committee, in consultation with its independent compensation consultant, established Mr. Roman’s compensation for the Executive Chairman role after reviewing compensation for other executive chairs in similar transition situations and evaluating the scope of Mr. Roman’s responsibilities that required a significant level of effort and time commitment, including his critical day-to-day contributions to ensure the successful launch of Solventum Corporation and management of the on-going litigation matters, among other responsibilities. In 2025, in light of his transition to the position of Executive Advisor to the Board and his anticipated retirement from the Company on May 1, 2025, the Committee determined that Mr. Roman’s 2025 target Total Direct Compensation will consist of base salary and annual incentive earned during the portion of the year worked. The Committee decided not to grant any equity compensation to Mr. Roman for his services as Executive Chairman or Executive Advisor to the Board in 2025.
Compensation policies and practices
Our compensation program is designed to provide appropriate performance incentives and avoid compensation practices that do not promote the interests of our shareholders.

We do not
We do

   Maintain strong alignment between corporate performance and executive officer compensation by having a majority of Total Direct Compensation consist of incentive-based at-risk compensation
   Conduct an annual assessment for the purpose of identifying and mitigating significant economic and reputational risks in the design of our incentive compensation programs
   Have a comprehensive clawback policy that covers both cash and equity compensation and includes provisions addressing reputational and financial risk as well as risk management failures
   Maintain a long-term incentive plan that provides for forfeiture of awards if an employee engages in misconduct
   Use an independent compensation consultant retained by, and reporting directly to, the Committee
   Limit the number and amount of executive perquisites
   Prohibit our executive officers from hedging or pledging 3M common stock
   Maintain robust stock ownership guidelines for executive officers
   Conduct an annual review to ensure that the target compensation opportunities provided to our executives are aligned with the market

   Have fixed-term employment agreements or change in control agreements with any of our executive officers
   Provide tax gross-ups on executive perquisites, other than for taxable relocation benefits
   Have agreements that would provide automatic “single-trigger” accelerated vesting of equity compensation or excise tax gross-up payments to any of our executive officers upon a change in control
   Pay dividends or dividend equivalents on unearned equity awards
   Reprice stock options without the approval of 3M shareholders, except for equitable “anti-dilution” adjustments (such as adjustments in connection with a stock split, spinoff, etc.)

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2024 say-on-pay results, shareholder engagement, and responsive actions
Our annual say-on-pay vote provides an opportunity for our shareholders to express their views on the executive compensation program and decisions made during the year under review. In 2024, only 45.3 percent of the votes cast by our shareholders supported the say-on-pay proposal, significantly below the 93.6 percent average support our executive compensation proposal received over the prior 13 years, since the first standalone say-on-pay proposal was included on our voting ballot in 2011.
Our Board is committed to the ongoing dialogue with our shareholders, which enables us to incorporate their invaluable perspectives into the Board’s discussions related to strategic priorities, corporate governance, executive compensation, and sustainability initiatives. Following last year’s say-on-pay vote outcome, our independent directors led an expanded shareholder outreach effort to obtain critical feedback on key topics that are important to us as a Company and reflect investor priorities. Over the course of 2024, both prior to and following the 2024 Annual Meeting, our engagement team held 19 meetings with 16 of our top shareholders, representing approximately 50 percent of our outstanding shares held by institutional shareholders.
Spring 2024 Shareholder Engagement
In the Spring, prior to our 2024 Annual Meeting, our engagement team contacted 19 institutional shareholders representing approximately 50 percent of all outstanding shares held by institutional shareholders. We held meetings with eight shareholders, representing approximately 33 percent of institutional holdings. Our Chair of the Compensation and Talent Committee, current and outgoing Lead Independent Directors, as well as representatives of the legal affairs, human resources, and investor relations teams led the engagement effort.
In these discussions, our shareholders acknowledged 3M’s robust governance approach to executive compensation and strong track record of aligning pay with performance, expressing a significant preference for a performance share award design that uses one measurement period for the entirety of the three-year performance period. Some of our shareholders also conveyed feedback about the magnitude of the litigation-related adjustments and a preference to see a closer alignment of the incentive program payouts with shareholder experience.
All feedback conveyed by our shareholders in the Spring was considered by the Committee to develop an initial set of responsive actions, which we discussed further with our shareholders during the off-season engagement meetings in the Fall, as described below.
Fall 2024 Shareholder Engagement
The second round of the expanded shareholder outreach was designed to solicit feedback on the Committee’s contemplated actions to address shareholder feedback and to discuss additional shareholder perspectives on the factors that influenced the vote outcome of the 2024 say-on-pay proposal, as well as our overall approach to executive compensation.

CONTACTED 19 institutional shareholders, representing ~50 percent of all outstanding shares held by institutional shareholders	ENGAGED 11 institutional shareholders, representing ~42 percent of all outstanding shares held by institutional shareholders
3M ENGAGEMENT TEAM
•Chair of the Compensation and Talent Committee
•Lead Independent Director
•Representatives of the legal affairs, human resources, and investor relations teams
One or more independent directors attended 10 of the meetings, including all meetings with our top 25 shareholders

During these meetings, shareholders expressed support for the contemplated changes to the performance share award design, which included a single three-year performance period and a relative TSR payout modifier to foster closer alignment of executive compensation and our shareholders’ experience. Throughout the Spring and Fall engagement meetings, our shareholders valued the Committee’s overview of the governance process and the considerations around the incentive metric adjustments, with certain shareholders requesting enhanced disclosure of the process and specific factors considered by the Committee. None of our shareholders requested changes to the oversight process for over performance results, adjustments, or exclusions.

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In addition to executive compensation, shareholders also focused on our business strategy, sustainability, and governance, as described in more detail in the “Shareholder outreach and engagement” section of this Proxy Statement on page 11. As it relates to executive compensation, the below table summarizes shareholder feedback received by the Board, along with the actions taken by the Committee in response to shareholder preferences:

What We Heard	Committee’s Response
Longer-term performance measurement period for PSA program: Shareholders indicated a preference for a performance share award design that uses one three-year performance measurement period, instead of three annual measurement periods

The Committee revised the design of our performance share awards to measure financial results cumulatively over the course of the entire three-year performance period, starting with the 2025 performance share awards.
The Committee also adopted a relative TSR payout modifier starting with the 2025 performance share awards to foster closer alignment between the long-term incentive program payouts and shareholder experience over the same performance period.

Magnitude of the legal settlement adjustments under the 2023 incentive plans: Shareholders focused on the absolute magnitude of the litigation-related adjustments, with a request for increased transparency related to both the use of discretion and exclusions, when making significant one-time, non-recurring adjustments or determining performance results

This Proxy Statement reflects enhanced transparency of the Committee’s decision-making process and quarterly review of performance metric adjustments, including factors considered by the Committee when determining 2024 AIP and 2022 performance share award payouts, and factors considered when evaluating litigation-related and one-time, non-recurring compensation program adjustments in connection with the Spin-Off.
Specifically for 2024, the Committee determined that, on balance, the above-target (128.6 percent) AIP payout was aligned with the strong financial performance results and 46.1 percent TSR delivered in 2024 and the below-target (48.7 percent) payout on the 2022 performance share awards was aligned with the mixed financial results and (0.6) percent annualized TSR delivered over the three-year performance period of such awards. Furthermore, the Committee concluded that the AIP payouts were appropriate for rewarding the newly reconstituted executive leadership team and encouraging their continued contributions and leadership in executing our long-term value creation strategy. See “Consistent and shareholder-aligned framework to assess performance metric adjustments” beginning on page 82 for additional factors considered by the Committee.
The Committee reaffirms its intent to continue monitoring the impact of exclusions on executive payouts and will review executive payouts in view of shareholder experience and the best interests of the shareholders.

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What We Heard	Committee’s Response
Performance metric rigor: Shareholders wanted assurance that performance targets in our incentive plans were rigorous and required significant effort to achieve
The Committee believes rigorous goals are important to the integrity of any incentive compensation arrangement and reaffirms its commitment to use its informed judgment to set goals that are intended to be rigorous based on the Company’s internal operating plans and financial forecasts, the external operating environment, and such other factors as the Committee determines to be appropriate under the circumstances.
The Committee believes that the AIP and performance share award targets set in 2024 were rigorous, as the targets established pre-Spin-Off for Local Currency Sales and Operating Income were set above 2023 actual results, and the target established pre-Spin-Off for Operating Cash Flow was set based on an assumed cash flow conversion rate above the median of our compensation peers. Similarly, the initial goals established to earn a payout at or above target for the 2024 performance share awards were set above 2023 actual results for the Adjusted EPS Growth metric, greater than or equal to the benchmark rate (calculated as a blend of Worldwide IPI and Worldwide GDP) used for the Relative Organic Sales Growth metric, and at or above a level that required positive year-over-year growth or equated to 100 percent adjusted free cash flow conversion for the Free Cash Flow Growth metric. Following the Spin-Off, all of the goals were equitably adjusted for certain one-time non-recurring items related to the Spin-Off (e.g., stranded costs, perimeter items, working capital adjustments and transition service agreements) that were not included in the original financial and operating forecasts given the inherent uncertainty in the timing and completion of the Spin-Off, but otherwise remained unchanged in order to maintain a similar level of rigor. To help shareholders better understand the Committee’s perspective on the incentive compensation goals set in 2024, we have enhanced our disclosures to provide additional information demonstrating the rigor of the goals and the adjustments related to the Spin-Off. See “Impact of Solventum spin-off on 2024 incentive plans,” “Committee consideration of 2024 Annual Incentive Plan performance targets,” and “Committee consideration of 2024 long-term incentive performance targets” on page 60, page 74, and page 78, respectively, for more detail.

We believe the updated go-forward compensation program design and reinforced focus on pay-for-performance alignment reflect the preferences and perspectives of our shareholders. The Committee looks forward to continuing this important dialogue with our shareholders as we execute on our transformation strategy and shareholder value creation initiatives.

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Section II: How we determine executive compensation
Principles
The Company’s compensation practices are intended to be fair, reasonable and competitive in the most-relevant markets to employees based on roles, responsibilities, skills, and performance.
The core principles of our executive compensation program support our pay-for-performance philosophy, as follows:
•Total Direct Compensation should be competitive to attract the best talent to 3M, motivate executives to perform at their highest levels, reward individual contributions that improve the Company’s ability to deliver outstanding performance, and retain those executives with the leadership skills necessary for building long-term shareholder value;
•The portion of Total Direct Compensation that is at-risk and performance-based should increase with the level of an individual’s responsibility;
•The program should balance incentives for delivering outstanding long-term, sustainable performance against the potential to encourage inappropriate risk-taking;
•The metrics and targets for earning performance-based incentives should be consistent and aligned with increasing shareholder value over the long term; and
•A significant portion of each executive’s personal net worth should be tied to the value of 3M common stock as further motivation to build long-term shareholder value and mitigate the risk of inappropriate risk-taking.
To monitor and support the effectiveness of this program, the Committee periodically reviews the compensation principles used for setting target Total Cash Compensation for the Company’s global workforce and approves the methodology for determining annual long-term incentive target grant values for employees eligible to receive such awards. The Company also periodically compares its pay components to those of other premier companies and adjusts them as necessary to stay competitive and attract, retain, and motivate a highly qualified workforce at all levels throughout the organization, not just for its executives.

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Roles and responsibilities
Set forth below is a summary of the roles and responsibilities of the key participants that were involved in making compensation decisions for our Named Executive Officers in 2024.

Responsible party	Primary roles and responsibilities relating to compensation decisions
Compensation and Talent Committee (Composed solely of independent, non-employee directors and reports to the Board)
•Reviews the design of, and risks associated with, the Company’s compensation policies and practices;
•Approves the compensation of our Chief Executive Officer and Executive Chairman, if any, subject to ratification by the independent members of the Board of Directors;
•Approves the compensation of our other Named Executive Officers;
•Approves the performance metrics, goals, modifiers, payout slopes, and other elements used in the performance-based long-term and short-term incentive compensation arrangements of our executive officers;
•Approves annual performance goals and objectives for our Chief Executive Officer;
•Conducts an annual evaluation of our Chief Executive Officer’s performance and reviews such evaluations with the independent members of the Board of Directors; and
•Approves all changes to the composition of the Peer Group.

Independent non-employee members of the Board of Directors
•Considers the Committee’s annual evaluation of the performance of our Chief Executive Officer; and
•Considers the Committee’s actions regarding the compensation of our Chief Executive Officer and Executive Chairman, if any, and, if deemed appropriate, ratifies such actions.

Independent consultant to the Compensation and Talent Committee* (FW Cook)
•Provides the Committee with advice regarding the design of all elements of the Company’s executive compensation program;
•Reviews the Company’s compensation policies and practices and, based on its review and expertise, provides an assessment as to whether such policies and practices are reasonably likely to have a material adverse effect on the Company;
•Reviews and provides an independent assessment of materials provided to the Committee by management of the Company;
•Provides advice and recommendations to the Committee regarding the composition of the Peer Group;
•Provides expert knowledge of regulatory developments, marketplace trends, and best practices relating to executive compensation and competitive pay levels;
•Makes recommendations regarding the compensation of the Named Executive Officers (including our Chief Executive Officer and Executive Chairman, if any); and
•Regularly attends and actively participates in meetings of the Committee, including executive sessions.

Chief Executive Officer (Assisted by our Executive Vice President and Chief Human Resources Officer and other Company employees)
•Approves annual performance goals and objectives for the Named Executive Officers (other than himself and our Executive Chairman, if any);
•Conducts an annual performance evaluation for each of the Named Executive Officers (other than himself and our Executive Chairman, if any) and presents the results to the Committee; and
•Makes recommendations to the Committee with respect to the compensation of the Named Executive Officers (other than himself and our Executive Chairman, if any) based on the final assessment of their performance.

*    During 2024, the Committee was assisted by its independent compensation consultant, FW Cook. Other than the support that it provided to the Committee, FW Cook provided no other services to the Company or 3M management, except for independent advisory support to the Nominating and Governance Committee on the compensation of 3M’s non-employee directors so that valuation methodologies and peer groups are consistent with those used for executives and other employees. During the year, the Committee considered an evaluation of the independence of FW Cook based on the relevant regulations of the Securities and Exchange Commission and the NYSE listing standards. The Committee concluded that the services performed by FW Cook did not raise any conflicts of interest that impaired FW Cook’s independence.

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Use of market data
We compete for executive talent in a global market. To ensure that we are providing Total Direct Compensation that is competitive, the Committee annually considers the available pay data of two peer sources: an executive compensation peer group (referred to as the “Peer Group”) and general industry survey data.
Peer group
For setting 2024 target compensation levels, the Peer Group consisted of the companies identified below (which remained the same as in the previous year, except for the removal of Danaher Corporation and Medtronic plc in anticipation of the Spin-Off of our former Health Care business, which was completed in April 2024), as recommended by the Committee’s independent compensation consultant and approved by the Committee. The companies in the Peer Group were selected because (1) they are considered major business-segment competitors used internally for performance comparisons, or (2) they met certain criteria based on similarity to 3M, in terms of business(es), annual revenues, market capitalization, Midwest corporate headquarters, and/or competitor for capital or talent. The Committee also uses information on the executive compensation practices at companies in the Peer Group when considering design changes to the Company’s executive compensation program.
The following table lists the Peer Group members approved by the Committee in August 2023 for purposes of informing 2024 target compensation levels:

2024 Peer Group
•Abbott Laboratories •The Boeing Company •Caterpillar Inc. •Corning Incorporated •Deere & Company •DuPont de Nemours, Inc.	•Eaton Corporation plc •Emerson Electric Co. •General Electric Company •Honeywell International Inc. •Illinois Tool Works Inc. •Johnson & Johnson	•Johnson Controls International plc •Kimberly-Clark Corporation •Parker-Hannifin Corporation •The Procter & Gamble Company •TE Connectivity Ltd.

At the time the Peer Group was approved in August 2023, 3M’s pro-forma post-Spin-Off revenues and then-current market cap ranked at the 50th and 38th percentiles, respectively.
The Committee, with assistance from its independent compensation consultant, periodically reviews the composition of the Peer Group to determine whether any changes are appropriate. Following its review in August 2024, FW Cook recommended, and the Committee approved, further changes to the Peer Group to better reflect our size in terms of annual revenues, market capitalization, and business characteristics after the Spin-Off. These changes did not affect 2024 compensation decisions made by the Committee.

Entities removed from the Peer Group for 2025	Entities added to the Peer Group for 2025

•Abbott Laboratories	•Carrier Global Corporation
•The Boeing Company	•Colgate-Palmolive Company
•Johnson & Johnson	•Cummins Inc.
•The Procter & Gamble Company	•Dow Inc.
•Ecolab Inc.
•General Dynamics Corporation
•Northrop Grumman Corporation
•Trane Technologies plc
At the time the Peer Group was approved in August 2024, 3M’s pro-forma post-Spin-Off revenues and its then-current market cap ranked at the 56th and 49th percentiles, respectively. As of March 1, 2025, the Company’s revenue and market cap ranked at the 59th and 74th percentiles, respectively.
The Company uses information on the executive compensation practices at the companies in 3M’s Peer Group from public filings, as well as from surveys conducted by Aon plc.

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Survey data
The Company also uses data from general industry compensation surveys provided by two consulting firms: Aon plc and Willis Towers Watson plc, as a secondary reference to validate the reasonableness of the Peer Group data. For 2024, there were approximately 500 companies represented in these general industry surveys. Although the number and identity of the companies varies from year to year and from survey to survey, each of the companies included in the surveys had annual revenue exceeding $10 billion. Pay data from the surveys is statistically regressed (based on annual revenues) to recognize the different sizes of the comparator companies relative to the size of 3M. The Committee does not review the list of companies who participate in the general industry surveys.
How the Committee establishes target compensation levels
As one of many factors used to inform its decisions about overall compensation opportunities and specific compensation elements, the Committee considers data on target total direct compensation opportunities for the Peer Groups, with the median generally viewed as the competitive market reference point. However, the Committee does not target specific compensation elements or total compensation to any specific percentile relative to the Peer Groups or the broader United States market. Rather, the Committee applies informed judgment in establishing targeted pay levels for the Named Executive Officers, considering other factors in addition to peer group data, such as:
•the breadth and complexity of the executive’s duties and responsibilities, experience, and tenure;
•the quality of the executive’s leadership;
•the financial and operational performance of the business activities for which the executive is responsible;
•the executive’s ability to successfully achieve assigned goals related to company culture;
•the annual performance evaluation that our Chief Executive Officer, assisted by 3M’s Executive Vice President and Chief Human Resources Officer and other Company employees, completes for each Named Executive Officer (other than himself and the Executive Chairman, if any) and the annual performance evaluation that the Committee completes for our Chief Executive Officer, including performance ratings;
•the executive’s ability to successfully achieve assigned goals related to environmental, social, and governance matters, including sustainability goals; and
•internal pay equity.

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Section III: Our 2024 executive compensation program
Base salary
Base salary represents the fixed portion of an executive officer’s compensation and is intended to provide compensation for day-to-day performance and expected duties. The Committee believes that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. Base salaries are reviewed annually, typically in connection with the annual performance review process, and may be further adjusted from time to time in connection with changes in job duties and responsibilities or as otherwise deemed appropriate by the Committee. See “How the Committee establishes target compensation levels” on page 71 for the factors the Committee considers when setting base salaries. The table below shows each NEO’s annual base salary for 2024 in comparison to his or her final base salary for the prior year.

NEO(1)	2023 Annual Base Salary(2)	2024 Annual Base Salary(3)	Change (%)
William M. Brown	n/a	$1,800,000	n/a
Michael F. Roman	$1,477,725	$1,551,612 (as CEO) $1,000,000 (as Exec. Chmn.)	5.0% -35.6%
Anurag Maheshwari	n/a	$1,050,000	n/a
Wendy A. Bauer	n/a	$806,400	n/a
Peter D. Gibbons	$840,000	$896,100	6.7%
Christian T. Goralski	$729,000	$783,000	7.4%
Monish Patolawala	$1,406,125	$1,411,457	—%
(1)As noted above, due to the interim nature of her role, Ms. Reinseth is not included in these CD&A tables. See “Ms. Reinseth’s compensation” on page 81 for more information.
(2)Effective April 1, 2023, except for Mr. Patolawala (effective on June 1, 2023).
(3)With respect to Mr. Roman (salary as CEO), Mr. Gibbons, and Mr. Patolawala, effective on April 1, 2024; for Mr. Brown, effective on hire date of May 1, 2024; for Mr. Roman (salary as Executive Chairman), effective on appointment date of May 1, 2024; for Mr. Maheshwari, effective on hire date of September 1, 2024; and for Ms. Bauer, effective on hire date of June 17, 2024.
Annual incentive
3M provides its executives with an opportunity to earn annual incentive compensation under the 3M Annual Incentive Plan, which we refer to as the “AIP.” Participation in the AIP is intended to align a significant portion of participants’ Total Cash Compensation with the near-term performance of the Company and its business units. Each executive is assigned a target amount of annual incentive compensation as part of his or her target Total Cash Compensation, but the actual amount paid under the AIP depends on the performance of 3M and its relevant business units and the executive’s individual performance, in each case, measured against preestablished goals and objectives.
For 2024, the amount each Named Executive Officer earned under the AIP was calculated as follows:

Total Weighted-Average Target AIP Payout ($)		Business Performance Multiplier (%)		Individual Performance Multiplier (%)		Sustainability Modifier (if any) ($)		Annual Incentive Payment ($)
	X		X		±		=

Calculated amount that reflects mid-year changes in the participant’s target annual incentive compensation opportunity		Annual incentive pay based on performance against preestablished corporate and business unit goals		Payouts increased, decreased, or left unchanged based on individual performance against preestablished goals and objectives, which can be both quantitative and qualitative		Amounts earned adjusted by ±10% of the participant’s total weighted-average target AIP payout or left unchanged, based on the Committee’s assessment of 3M’s holistic performance against a set of preestablished, objective metrics		Final AIP payment may range from 0 percent to 200 percent of an individual’s total weighted-average target amount

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Business performance factor. The business performance factor is based on performance versus pre-established goals for Local Currency Sales, Operating Income, and Operating Cash Flow, measured at the 3M Worldwide level, and for Ms. Bauer and Mr. Goralski, at the business unit level. These metrics and weightings were selected because they most strongly align with our business strategy to drive value for 3M. The metrics, relevant business unit (3M Worldwide or business unit, as applicable), financial goals, and results used to calculate the business performance factor for each Named Executive Officer for the 2024 AIP are shown below.
Business performance factor calculation for Mr. Brown, Mr. Roman, Mr. Maheshwari, and Mr. Gibbons*
Dollar amounts in millions

Performance metric	Business unit	Threshold ($)	Target ($)	Maximum ($)	Actual vs. target	Payout %	Weighting	Weighted payout %
Local Currency Sales vs. Plan	3M Worldwide	25,809			101%	112.5%		37.5%

		23,607	25,660	27,713
Operating Income vs. Plan	3M Worldwide	5,499			103%	120.0%		40.0%

		4,548	5,350	6,153
Operating Cash Flow vs. Plan	3M Worldwide	5,421			108%	153.3%		51.1%

		$4,259	$5,010	$5,762
Business Performance Factor								128.6%
Business performance factor calculation for Ms. Bauer*
Dollar amounts in millions

Performance metric	Business unit	Threshold ($)	Target ($)	Maximum ($)	Actual vs. target	Payout %	Weighting	Weighted payout %
Local Currency Sales vs. Plan	Transportation and Electronics	7,510			102%	125.0%		41.7%

		6,794	7,385	7,976
Operating Income vs. Plan	Transportation and Electronics	1,722			106%	140.0%		46.7%

		1,385	1,629	1,873
Operating Cash Flow vs. Plan	3M Worldwide	5,421			108%	153.3%		51.1%

		$4,259	$5,010	$5,762
Business Performance Factor								139.4%

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Business performance factor calculation for Mr. Goralski*
Dollar amounts in millions

Performance metric	Business unit	Threshold ($)	Target ($)	Maximum ($)	Actual vs. target	Payout %	Weighting	Weighted payout %
Local Currency Sales vs. Plan	Safety and Industrial	11,036			100%	100.0%		33.3%

		10,198	11,085	11,972
Operating Income vs. Plan	Safety and Industrial	2,527			101%	106.7%		35.6%

		2,134	2,511	2,888
Operating Cash Flow vs. Plan	3M Worldwide	5,421			108%	153.3%		51.1%

		$4,259	$5,010	$5,762
Business Performance Factor								120.0%
*    Results reflect certain adjustments that the Committee believed were appropriate to better reflect the Company’s 2024 operating performance. See Appendix A to this Proxy Statement for a reconciliation of Local Currency Sales, Operating Income and Operating Cash Flow used for compensation purposes to our results for the most directly comparable financial measures as reported under GAAP.

Committee consideration of 2024 Annual Incentive Plan performance targets

•The targets for the performance metrics under the Annual Incentive Plan (AIP) were established at the start of 2024 and recast in May to take into consideration the spin-off of Solventum. See “Impact of Solventum spin-off on 2024 incentive plans” on page 60 for additional details.
•When approving the target levels for performance metrics, the Committee considered the Enterprise Operating Plan approved by the Board for 2024. The Board’s approval process for the Enterprise Operating Plan was thorough and comprehensive, taking into account a wide range of inputs, including estimates of Worldwide GDP and Worldwide IPI for 2024, macroeconomic and specific market trends, key enterprise strategies, and various potential scenarios. The Committee’s approach was intended to ensure that the 2024 performance targets were not only challenging but also incentivized significant progress on the Company’s transformation priorities and appropriately reflected the complex operating environment facing the Company.
•Local Currency Sales vs. Plan targets were set to reflect positive year-over-year growth rates for the Company and each individual business division, despite anticipated challenging overall macroeconomic and industry conditions
•Operating Income vs. Plan targets required the achievement of double-digit year-over-year growth with an intent to incentivize effective and on-time execution of the restructuring and productivity initiatives planned for 2024
•Operating Cash Flow vs. Plan target was set at a level that reflects a cash flow conversion rate above the median performance of the comparable compensation peers, consistent with the prior year’s practice, and was intended to continue incentivizing effective working capital management
•When the Committee set the 2024 target levels for the AIP, it recognized the potential for significant cash payments in 2024 due to the 2023 settlement agreements with U.S.-based Public Water Suppliers and for Combat Arms Earplugs. Since the settlement payments were adjusted out when setting initial guidance and it was anticipated that such payments would be adjusted out when updating guidance and reporting results throughout the year, the Committee chose not to reflect the settlement payments in the 2024 goals. The Committee instead decided to adjust the performance results used to calculate incentive compensation payouts to closely align with the Company’s reported, non-GAAP financial results, consistent with its historical practice. This approach ensures that participants are compensated based on the Committee’s assessment of the Company’s 2024 operating performance, which closely aligns with the Company’s publicly reported non-GAAP financial results.
•The Committee believes all of the goals were set to be rigorous, consistent and aligned with the Company’s strategic priorities, significant transformation initiatives, internal operating plan, business outlook, objective of increasing long-term shareholder value, and pay-for-performance philosophy.

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Individual performance multiplier. The amount of annual incentive compensation paid to an eligible employee may be increased, decreased, or left unchanged by application of an individual performance multiplier that is set based on his or her performance for the year. The individual performance multiplier for all NEOs (other than Ms. Reinseth) was 100 percent (i.e., no modification).
2024 individual performance highlights for each NEO (other than Ms. Reinseth) who served at the end of the year are outlined below.

William M. Brown
Chairman of the Board and Chief Executive Officer
•Seamlessly onboarded as Chief Executive Officer after joining 3M in May 2024
•Launched “Journey to Zero” initiative to make safety a top priority from day one
•Delivered positive Organic Sales Growth* and advanced operational performance through supply chain productivity and lower SG&A from spending discipline and restructuring, improving operating margins
•Achieved robust Free Cash Flow* generation through improved balance sheet usage and working capital management
•Initiated a reinvigoration of innovation, leading a deep dive into R&D strategy and resource prioritization
•Increased new product launches to 169, up 32 percent on a year-over-year basis
•Prioritized and resourced commercial execution improvement activities and drove service improvements with on-time-in-full delivery up 300 basis points on a year-over-year basis
•Established a new long-term incentive program design for non-NEOs launched in 2025 to embed a performance culture with clear, aligned goals and increased accountability for performance
•Advanced the development of 3M’s senior leadership team, including the appointment and onboarding of a new Executive Vice President & Chief Financial Officer and a new Group President, Transportation and Electronics
•Completed 60+ investor meetings and conferences, reaching more than 75 institutions
•Set tone from the top regarding enterprise-wide expectations of ethical and compliant business conduct and led prioritization of actions to address risk and uncertainty across the enterprise

Michael F. Roman
Executive Advisor to the Board and Former Executive Chairman of the Board
•Led 3M through the successful spin-off of 3M’s Health Care business, Solventum Corporation, completed on April 1, 2024
•Continued to take actions to drive operational execution including working capital improvement, advancing supply chain performance to improve service and inventory and increase productivity
•Supported the successful onboarding and served as strategic advisor to Mr. Brown
•Advanced the post-spin operational execution of transition agreements with Solventum
•Provided expertise, counsel, and leadership in support of risk management related to ongoing legal matters

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Anurag Maheshwari
Executive Vice President and Chief Financial Officer
•Successfully onboarded as Executive Vice President and Chief Financial Officer after joining 3M in September 2024
•From day one, owned and ensured delivery on all 3M’s capital allocation priorities and delivered improvements in operating income
•Realigned resources to drive key financial priorities and develop the finance talent pipeline

Wendy A. Bauer
Group President, Transportation and Electronics
•Successfully onboarded as Group President, Transportation and Electronics Business after joining 3M in June 2024
•Quickly assessed improvement opportunities, developed a strategy, and aligned the organization to execute it.
•Delivered strong financial performance

Peter D. Gibbons
Group President, Enterprise Supply Chain
•Championed and drove “Journey to Zero” safety initiative
•Made clear progress on operational excellence, showing tenacity to address operational shortfalls
•Continued to build strength in the leadership team

Christian T. Goralski
Group President, Safety and Industrial
•Overall mixed year with financial results below plan
•Took actions to address the challenges, driving clear communications, forecasting, and a more aggressive push towards commercial excellence
•Championed enterprise programs for new product introduction focused on resourcing and material creation cycle time

*    See Appendix A to this Proxy Statement for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures. As explained in Appendix A, all non-GAAP financial measures presented in this CD&A are used for compensation purposes and include the adjustment of certain special items that the Committee believes are outside the control of management and are not reflective of ongoing operations. The non-GAAP financial measures used herein may not be comparable to similarly titled measures used by other companies and the adjusted amounts used for compensation purposes may differ from the adjusted amounts used by the Company elsewhere or included in the Company’s Form 10-K.
Sustainability modifier. Amounts earned by the Company’s senior executives may be increased by 10 percent of target, decreased by 10 percent of target, or left unchanged based on the Committee’s assessment of 3M’s overall performance against a collection of pre-set objective sustainability goals. For 2024, the sustainability goals approved by the Committee related to the Company’s carbon and water commitments, operational improvements in the area of environment, health, and safety, progress on key social measures, and on-time completion of required ethics and compliance training for our global workforce. After reviewing the Company’s performance against the pre-established sustainability metrics, the Committee determined that the Company’s overall performance against the goals was in line with expectations and did not warrant the exercise of the Sustainability Modifier despite meeting or exceeding seven of the eight goals.

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Final 2024 AIP payouts. At its meeting in February 2025, the Committee approved (and with respect to Mr. Brown and Mr. Roman, the independent members of the Board of Directors ratified) AIP payments as shown below. As Mr. Patolawala’s employment with the Company ended prior to the end of the year and he did not meet the criteria to be considered retirement-eligible, Mr. Patolawala did not receive a 2024 AIP payout.

	(a)	(b)	(c)	(d)	(e) = (a) × (b) × (c) + (d)
Named Executive Officer	Total weighted- average target AIP payout* ($)	Business performance factor	Individual performance multiplier	Sustainability modifier ($)	Approved 2024 AIP payout** ($)
William M. Brown	2,108,610	128.6%	100%	—	2,711,725
Michael F. Roman	2,039,448	128.6%	100%	—	2,622,780
Anurag Maheshwari	384,962	128.6%	100%	—	495,070
Wendy A. Bauer	436,262	139.4%	100%	—	608,301
Peter D. Gibbons	882,075	128.6%	100%	—	1,134,370
Christian T. Goralski	769,500	120.0%	100%	—	923,426
*    The Committee set the target AIP payout for each executive as a percentage of their base salary. Target AIP payout was 175% of base salary for Mr. Brown and Mr. Roman, 110% of base salary for Mr. Maheshwari, and 100% of base salary for Ms. Bauer, Mr. Gibbons, and Mr. Goralski. During 2024, there were no changes to the percentage of base salary used to determine the Target AIP payout for any of the NEOs. Amounts shown reflect mid-year adjustments to base salaries, as applicable. The amounts shown for Mr. Brown, Mr. Maheshwari, and Ms. Bauer have been prorated to reflect the portion of the year worked for the Company.
**    Due to rounding, the numbers shown in this column may not equal the result obtained by multiplying the target AIP payout by the Business Performance Factor by the Individual Performance Multiplier and adding the Sustainability Modifier.
Long-term incentives
3M provides its executives with long-term incentives to motivate long-term shareholder value creation and incentivize retention. For 2024, the Committee chose to deliver 50 percent of the target grant value of the annual long-term incentive awards granted to each NEO (other than Ms. Reinseth) in the form of performance shares. The remaining 50 percent was delivered in the form of stock options for Mr. Brown and Mr. Roman, to strongly align their pay delivery to 3M’s stock price improvement, and in the form of RSUs for the other NEOs, to promote retention and align their interests with those of shareholders. Ms. Reinseth received 100 percent of her target grant value in the form of RSUs.
In limited circumstances, our Named Executive Officers also may receive other equity awards on an ad hoc basis as new hires or for recognition and retention, promotions, or other purposes. Information about special awards granted to the Named Executive Officers is provided below.
2024 performance share awards
Performance shares awarded in 2024 will result in the issuance of actual shares of 3M common stock to our Named Executive Officers if the Company achieves certain financial goals over the years 2024, 2025, and 2026. The number of shares of 3M common stock that may be issued is linked to the Company’s performance as measured by the equally weighted criteria of Adjusted Earnings per Share Growth, Relative Organic Sales Growth, and Free Cash Flow Growth. These performance criteria were selected because they are aligned with our operating plan and the financial objectives communicated to shareholders, and the Committee believes that they are important drivers of long-term shareholder value. Attainment of these three independent performance criteria is measured separately for each calendar year during the three-year measurement period, with each year weighted as follows: 2024 — 50 percent; 2025 — 30 percent; and 2026 — 20 percent. However, the targets against which the Company’s performance is measured over the course of the three-year performance period are fixed at the time the grant is awarded, subject to subsequent adjustments only in limited circumstances (such as a stock or spin-off).
The actual number of shares of common stock that will be delivered at the end of the three-year performance period ending on December 31, 2026, may be anywhere from 0 percent to 200 percent of the target number of shares awarded, depending on the Company’s performance over such time period against the goals set forth below, generally subject to continued employment. If the Company’s performance falls between any of the percentages specified, the number of shares of 3M common stock earned will be determined by linear interpolation.

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(Dollars in millions)
2024 Performance share award targets		2024 Performance levels	2025-2026 Performance levels	Payout level (% of target)

Adjusted Earnings per Share Growth	Threshold*	10.0%	1.0%	6 2/3%
	Target	14.0%	3.25%	33 1/3%
	Maximum	18.0%	5.5%	66 2/3%

Relative Organic Sales Growth	Threshold*	-1.0%	-1.0%	6 2/3%
	Target	0.0%	0.0%	33 1/3%
	Maximum	1.0%	1.0%	66 2/3%

Free Cash Flow Growth	Threshold*	$3,430	1.0%	6 2/3%
	Target	$3,810	3.25%	33 1/3%
	Maximum	$4,195	5.5%	66 2/3%

*    No payout is provided for below threshold performance.

Committee consideration of 2024 long-term incentive performance targets
•Following the completion of the Spin-Off in April 2024, the Committee recast the 2024 goals for all outstanding performance share awards to reflect the Company on a continuing operations basis, excluding the Health Care business. See section "Impact of Solventum spin-off on 2024 incentive plans" on page 60 for additional details.
•Adjusted Earnings per Share performance levels (threshold, target, and maximum) for 2024 equaled 10 percent, 14 percent, and 18 percent, respectively, with the 14 percent target reflecting the mid-point of the publicly disclosed 2024 earnings per share guidance calculated on a continuing operations basis
•Relative Organic Sales Growth targets were not recast given the relative nature of the metric. The relative performance continued to be measured against the market benchmark, a blend of Worldwide IPI and GDP, in each case, as published by S&P Global Market Intelligence no later than 30 days following completion of the relevant year
•Free Cash Flow Growth performance hurdles maintained a range of 90 percent to 110 percent of adjusted free cash flow conversion on continuing operations after the Spin-Off
•When the Committee set the 2024 performance share award goals, it recognized the potential for significant cash payments in 2024 due to the 2023 settlement agreements with U.S.-based Public Water Suppliers and for Combat Arms Earplugs. Since the settlement payments were adjusted out when setting initial guidance and it was anticipated that such payments would be adjusted out when updating guidance and reporting results throughout the year, the Committee chose not to reflect the settlement payments in the 2024 goals. The Committee instead decided to adjust the performance results used to calculate incentive compensation payouts to closely align with the Company’s reported, non-GAAP financial results, consistent with its historical practice. This approach ensures that participants are compensated based on the Committee’s assessment of the Company’s 2024 operating performance, which closely aligns with the Company’s publicly reported non-GAAP financial results.
•The Committee believes all of the performance goals were set to be rigorous, consistent and aligned with the Company’s strategic priorities, significant transformation initiatives, internal operating plan, business outlook, objective of increasing long-term shareholder value, and pay-for-performance philosophy.

The above targets are not a prediction of how 3M will perform during the years 2024 through 2026 or any other period in the future. The sole purpose of these formulas, which were approved by the Committee at the time the awards were granted, and subsequently recast after the Spin-Off, is to establish a method for determining the number of shares of 3M common stock to be delivered for the performance share awards described above. 3M is not providing any guidance, nor updating any prior guidance, of its future performance with the disclosure of these formulas, and you are cautioned not to rely on these formulas as a prediction of 3M’s future performance.

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2024 stock options
We grant stock options to provide incentives to increase 3M’s stock price over the long term. Stock options granted to the Named Executive Officers in 2024 as part of their annual long-term incentive compensation have the following features:
•an exercise price equal to the closing price of a share of 3M common stock on the NYSE for the date of grant;
•a ratable three-year vesting schedule*; and
•a maximum term of 10 years.
2024 restricted stock units
We grant RSUs to align the interests of our executives with those of our shareholders, and to promote the long-term retention of our executive talent. RSUs granted to the Named Executive Officers in 2024 as part of their annual long-term incentive compensation have the following features:
•a three-year “cliff” vesting schedule*; and
•cash-settled dividend equivalent rights that are payable only if the underlying shares are earned.
*    Due to administrative complexities related to the Spin-Off, the grant date of the 2024 annual long-term incentive awards was delayed until May 3, 2024. To minimize the impact of this delay on approximately 4,000 award recipients, the Committee chose to set the vesting dates for all 2024 annual stock option and RSU awards (other than those granted to Mr. Brown and other award recipients hired after May 1, 2024) consistent with the vesting dates that would have been used if the grants had been made on February 6, 2024 (i.e., the original intended grant date that otherwise would have been used but for the delay caused by the Spin-Off). Since Mr. Brown and the other award recipients hired after May 1, 2024 (including Mr. Maheshwari and Ms. Bauer) were not negatively affected by the delayed grant date established for the 2024 annual long-term incentive awards, the Committee chose to use the standard vesting schedules noted above for their awards.
2024 annual long-term incentive awards
After considering the most recent compensation data available from companies in the Peer Groups and 2023 individual performance, the Committee approved (and in the case of Mr. Brown and Mr. Roman, the independent members of the Board of Directors ratified) the target grant values for the Named Executive Officers’ 2024 annual long-term incentive awards. Mr. Brown’s annualized target grant value was set at $13 million in light of his unique qualifications and proven executive track record of successfully leading a large-cap public technology company for over 10 years and to ensure competitiveness with target pay rates at the peer companies. Mr. Roman’s target grant value was set at the same level in recognition of the critical importance of the significant services and contributions he was expected to provide as Executive Chairman and to support internal pay equity. For 2024, the Committee chose to deliver each Named Executive Officer’s target grant value using a mix of performance shares, stock options, and RSUs, as set forth in the table below. Amounts shown exclude the target grant value of special awards, such as one-time make-whole and inducement awards granted in connection with the commencement of employment or retention awards.

Name(1)	Target grant value of 2024 annual performance share awards ($)	Target grant value of 2024 annual stock option awards ($)	Target grant value of 2024 annual RSU awards ($)	Aggregate target grant value of all 2024 annual awards ($)
William M. Brown (joined 3M eff. May 1, 2024)	4,333,333	4,333,333	—	8,666,666	(2)
Michael F. Roman	6,500,000	6,500,000	—	13,000,000
Anurag Maheshwari (joined 3M eff. September 1, 2024)	666,667	—	666,667	1,333,334	(2)
Wendy A. Bauer (joined 3M eff. June 17, 2024)	915,834	—	915,834	1,831,668	(2)
Peter D. Gibbons	2,471,000	—	2,471,000	4,942,000
Christian T. Goralski	2,000,000	—	2,000,000	4,000,000
Monish Patolawala	3,155,000	—	3,155,000	6,310,000	(3)
(1)As noted above, due to the interim nature of her role, Ms. Reinseth is not included in these CD&A tables. See “Ms. Reinseth’s compensation” on page 81 for more information.
(2)The amounts shown for Mr. Brown, Mr. Maheshwari, and Ms. Bauer have been prorated to reflect the portion of the year worked for the Company.
(3)All of the 2024 annual long-term incentive awards granted to Mr. Patolawala were forfeited upon his cessation of employment with the Company.

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Other arrangements
Although the Committee typically does not grant off-cycle equity awards, it may do so to attract, retain, and motivate talented leaders in extraordinary circumstances. The Committee may also approve other compensation and benefit arrangements from time to time in connection with an executive’s commencement of employment or as it otherwise deems appropriate.
One-time actions for recently hired Named Executive Officers
Upon joining 3M in 2024, Mr. Brown, Mr. Maheshwari, and Ms. Bauer each entered into an agreement upon their commencement of employment that protects the Company’s confidential information and includes non-competition and non-solicitation covenants that apply where permitted by applicable law. In consideration of their execution of the protective covenant agreement and as an inducement for each of them to join the Company, as well as in recognition of the pivotal role of each executive to the Company’s long-term success, the Committee approved the arrangements described below in connection with each executive’s commencement of employment with the Company.
William M. Brown
The Committee approved the following items for Mr. Brown in connection with his appointment as Chief Executive Officer of the Company: (i) a special one-time inducement RSU award, effective May 3, 2024, with a target grant value of $2.5 million vesting in equal installments on each of the first three anniversaries of the grant date, subject to his continued employment; (ii) a special one-time inducement performance share award, effective May 3, 2024, with a target grant value of $2.5 million; (iii) a $3 million cash hiring bonus; and (iv) relocation benefits under 3M’s relocation policy.
The performance period, goals, and vesting terms for the special one-time inducement performance share award are the same as those of the annual grants made to the Company’s executive officers in 2024. See “2024 performance share awards” beginning on page 77 for more detail.
Mr. Brown will be required to repay some (or all) of the hiring bonus, less any taxes withheld by the Company at the time of payment, if, before the third anniversary of his commencement of employment with the Company, he resigns from employment with the Company or the Company executes a written determination that he engaged in “Misconduct” (as defined in, and determined in accordance with, the 3M Company 2016 Long-Term Incentive Plan).
Anurag Maheshwari
The Committee approved the following items for Mr. Maheshwari in connection with his appointment as Executive Vice President and Chief Financial Officer of the Company: (i) a special one-time make-whole RSU award, effective October 1, 2024, with a target grant value of $4.5 million vesting in equal installments on each of the first three anniversaries of the grant date, subject to his continued employment; (ii) a $3.15 million cash hiring bonus; and (iii) relocation benefits under 3M’s relocation policy. The make-whole RSU award and a significant portion of the hiring bonus were intended to offset the estimated value of certain unvested equity awards and annual incentive compensation that Mr. Maheshwari forfeited when he left his prior employer to join 3M.
Mr. Maheshwari will be required to repay some (or all) of the hiring bonus, less any taxes withheld by the Company at the time of payment, if, before the third anniversary of his commencement of employment with the Company, he resigns from employment with the Company or the Company executes a written determination that he engaged in “Misconduct” (as defined in, and determined in accordance with, the 3M Company 2016 Long-Term Incentive Plan).
Wendy A. Bauer
The Committee approved the following items for Ms. Bauer in connection with her appointment as the Company’s Group President, Transportation and Electronics: (i) a special one-time make-whole RSU award, effective July 1, 2024, with a target grant value of $1.6 million vesting in equal installments on each of the first two anniversaries of the grant date, subject to her continued employment; (ii) a $1.2 million cash hiring bonus; and (iii) relocation benefits under 3M’s relocation policy. The make-whole RSU award and the hiring bonus were intended to partially offset the estimated value of certain unvested equity awards and annual incentive compensation that Ms. Bauer forfeited when she left her prior employer to join 3M.

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Ms. Bauer will be required to repay the hiring bonus if, before the third anniversary of her commencement of employment with the Company, she resigns from employment with the Company or the Company executes a written determination that she engaged in “Misconduct” (as defined in, and determined in accordance with, the 3M Company 2016 Long-Term Incentive Plan).
In addition to the service-based vesting terms described above, each of the equity awards granted in connection with each executive’s commencement of employment also provides for continued or accelerated vesting in connection with certain events (e.g., vesting upon termination due to death, disability, or a qualifying termination of the recipient’s employment following a change in control). Each of the make-whole RSU awards also provides for continued vesting in the event of a termination of the executive’s employment by the Company for reasons other than misconduct, subject to his or her execution of an effective and irrevocable general release of all employment-related claims against the Company and its affiliates.
Ms. Reinseth’s compensation
As noted above, Ms. Reinseth served temporarily as Interim Chief Financial Officer from August 1, 2024, to August 31, 2024. Ms. Reinseth’s compensation was not adjusted as a result of her service as Interim Chief Financial Officer, except for the special retention awards described below.
In order to ensure continuity following Mr. Patolawala’s resignation as Chief Financial Officer and Ms. Reinseth’s continued efforts towards the Company’s long-term success, effective August 1, 2024, Ms. Reinseth received: (i) a special service-based RSU award with a target grant value of $750,000 and (ii) a special service-based cash award with a target grant value of $200,000. The special RSU award will be eligible to vest in full on August 1, 2027, subject to Ms. Reinseth’s continued employment with the Company, except for limited circumstances in accordance with Company standard provisions for such awards (e.g., vesting upon termination due to death, disability, or a qualifying termination following a change in control).
The special cash award will be eligible to vest 50 percent on July 31, 2025 and 50 percent on July 31, 2026, subject to Ms. Reinseth’s continued employment with the Company, except for limited circumstances in accordance with the Company’s standard practices for such awards (e.g., in the event of a termination by the Company for reasons other than misconduct).
Otherwise, Ms. Reinseth’s 2024 compensation consisted of an annual base salary of $504,465, an AIP opportunity with a target of $248,277, and annual long-term incentive compensation with an aggregate performance-adjusted target grant value of $546,000.
Vesting of Mr. Patolawala’s 2023 performance-based RSU award
In recognition of Mr. Patolawala’s efforts towards the Company’s long-term success, including the successful separation of the Health Care business; the creation of a future roadmap for 3M, aligned to strong end-markets where 3M wins; and the expansion of 3M’s Global Service Center, the Committee approved a special performance-based RSU award for Mr. Patolawala, effective June 1, 2023, with a target grant value of $2.5 million (referred to as the “Performance-based RSU Award”). In alignment with the Company’s pay-for-performance philosophy, the award was exclusively performance-based and was eligible to vest on June 30, 2024, but only if four critical strategic initiatives related to 3M’s transformation were achieved.

Realignment of Global Service Centers and Strategic Planning
Provide satisfactory change leadership for the Global Service Centers and Strategic Planning teams and ensure the successful transition and integration of such teams into their new functional alignment

Transformation Roadmap and Execution	Develop a transformation plan for the Global Service Centers and deliver satisfactory progress against the plan of record established for such transformation efforts
2023 Strategic Plan	Successfully complete the 2023 strategic planning cycle
Solventum Spin-Off	Execute against key performance milestones related to the Spin-Off
If any one of the four performance goals was not achieved, no portion of the award would vest, underscoring the rigor of the incentive opportunity. The performance conditions were carefully calibrated by the Committee with input from its independent compensation consultant to incentivize delivery of exceptional strategic and operational results during a pivotal period for the Company’s future. Vesting was also subject to continued employment, except for limited circumstances in accordance with Company standard provisions (e.g., vesting upon termination due to death, disability, a qualifying termination following a change in control, or in the event of a termination by the Company for reasons other than misconduct, provided in such case that all of the performance goals are still timely achieved).

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The performance period for the Performance-based RSU Award issued to Mr. Patolawala ended on June 30, 2024. The Committee confirmed Mr. Patolawala’s successful achievement of the four preestablished performance goals underlying the Performance-based RSU Award and Mr. Patolawala fully vested in the award.
Consistent and shareholder-aligned framework to assess performance metric adjustments
Following the expanded shareholder engagement effort conducted in Spring 2024, the Compensation and Talent Committee evaluated shareholder feedback and, with the assistance of its independent compensation consultant, initiated an extensive review of the principles that will guide its future consideration of litigation-related and other potential exclusions to the performance results used to calculate attainments for AIP and performance share award payouts.
Based on the findings of the review, the Committee determined that the types of exclusions 3M applies for incentive plan measurement purposes are consistent with the practices of our Peer Group. The Committee also reaffirmed the guiding principles for assessing future exclusions as reflected in the Annual Incentive & Performance Share Exclusion Policy (referred to as the “Exclusion Policy”), which was last updated by the Committee in 2021. The Committee reviews anticipated adjustments on a quarterly basis, consistent with the Exclusion Policy.
In approving incentive program payouts based on 2024 performance, the Committee considered various items, including the impact of 3M's respirator mask/asbestos, Combat Arms Earplugs, and PFAS litigation matters; the Spin-Off; 3M’s decision to exit PFAS manufacturing; and cash payments related to the transition tax expense incurred as a result of the 2017 enactment of the Tax Cuts and Jobs Act.
As part of assessing the appropriateness of the type and magnitude of the 2024 adjustments and the resulting performance attainments and payouts, the Committee considered a range of factors, including the following:

Factor	Committee’s Perspective
Consistency with financial reporting results and the Company’s financial performance	The Exclusion Policy generally aligns with our non-GAAP performance metrics disclosed in our financial reporting, earnings guidance, and other investor communications. Both our 2024 performance targets and results excluded special items or one-time events that the Committee deemed unrelated to the Company’s operational performance for the corresponding measurement period. These exclusions included the impact of net costs from significant litigation and the Spin-Off. While such expenses and gains may be anticipated, the Committee excludes them from both the performance goals and results, as they do not reflect the Company’s core operating performance in a given year, nor its ongoing business operations. This approach holds the management team accountable for performance results that accurately reflect the Company’s performance, while avoiding unjust rewards or penalties for outcomes that are beyond the management team’s control.
Alignment with shareholders	The Committee also considered that the litigation charges were largely already reflected in the Company’s stock price performance, which has significantly impacted the realizable compensation of our continuing NEOs for multiple years.
Positive incentives	Failure to exclude litigation settlements and make other adjustments, such as those associated with the PFAS manufacturing exit, could disincentivize management from taking action when it is in the best interests of shareholders but would adversely impact their incentive compensation payouts.
Relationship with decision-making of the current executives	The litigation adjustments were the result of multi-year lawsuits that stem from events taking place many years, even decades prior, unrelated to decision-making of the current management team, including Mr. Brown, Mr. Maheshwari, and Ms. Bauer, each of whom joined 3M in 2024.
Retention of executive leadership team	The Committee determined that it was critical to continue to appropriately incentivize and retain the executive leadership and broader senior management team to drive the Company’s transformation strategy, particularly following the recent CEO and CFO succession and the Spin-Off, and to continue to encourage long-term shareholder value creation.

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Executive compensation

In January 2025, the Committee reviewed and approved the following one-time, non-recurring exclusion items for the 2024 AIP and performance share award payouts:
•Costs related to the separation and divestiture of the Health Care business;
•Gains related to 3M's retained ownership interest in the Solventum Corporation common stock;
•Certain performance and timing items related to the Spin-Off, including operating income, accounts receivable, and working capital;
•Net costs of significant litigation matters and cash payments related to the 2017 enactment of the Tax Cuts and Jobs Act;
•Sales and estimates of income relating to manufactured PFAS products that 3M plans to exit by the end of 2025 included within the Transportation and Electronics business segment (exclusion for PSAs only, since the 2024 AIP targets did not include manufactured PFAS product sales); and
•A non-cash pension settlement charge incurred in 2024 in connection with the transfer of approximately $2.5 billion of 3M’s U.S. pension obligations and related plan assets to a third-party insurance company.
The approved adjustments increased the AIP payout from 78.3 percent to 128.6 percent for the Named Executive Officers whose payout was calculated on the basis of the Company’s overall performance and increased the percent of target shares subject to 2024 performance share awards accrued based on the 2024 performance results from 43.3 percent to 98.3 percent.
The Committee believes its approach to performance adjustments and its application of adjustments to the 2024 performance results is balanced, aligned with our shareholder interests and experience, in line with market practice related to adjustment policies for litigation settlement charges and other one-time non-recurring items, and essential to supporting the Company’s value creation strategy and efforts to reduce risk and uncertainty, while incentivizing the management team to continue advancing the long-term shareholder value creation strategy.
Status of performance share awards
The Company’s annual award cycle and three-year performance periods result in an overlap of awards. For example, the performance goals for 2024 performance share awards relate to the years 2024, 2025, and 2026. Similarly, the performance goals for 2023 performance share awards relate to the years 2023, 2024, and 2025, and so on, as shown below. Performance against the goals established for each award are measured separately for each calendar year during the measurement period, with each year weighted as shown below in parenthesis. This structure was intended to reduce motivation to maximize performance in any one period by providing the highest-level rewards only by building sustainable long-term results.
In response to shareholder feedback, the Committee revised the design of the 2025 performance share awards to use a single measurement period for the entire three-year performance period spanning 2025, 2026, and 2027, with results measured cumulatively.

	2022	2023	2024	2025	2026	2027

2022 PSA	Year 1 (50%)	Year 2 (30%)	Year 3 (20%)

2023 PSA		Year 1 (50%)	Year 2 (30%)	Year 3 (20%)

2024 PSA			Year 1 (50%)	Year 2 (30%)	Year 3 (20%)

2025 PSA				Years 1-3 (100%)

The Committee periodically reviews the Company’s performance against the goals established for each performance share award throughout the duration of its measurement period. The graphics and tables below summarize the status of the different performance share awards held by the Named Executive Officers as of December 31, 2024.

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Executive compensation

Percent of target performance shares accrued by year*
2022 performance
share awards
2023 performance
share awards
2024 performance
share awards
*    Amounts shown reflect the percent of target shares accrued based on the performance results for the specified year. The sum of the percentages accrued for each year during the performance period may differ slightly from the final total payout reported due to rounding.

The final payout percentage for each performance share award equals the sum of the payout percentages for each year during the performance period based on the Company’s performance against the financial goals approved by the Committee at the beginning of the performance period (as recast to reflect the Spin-Off).

2024 PSA (2024-2026 measurement period)(1)

				Payout level (% of target)	Performance year and weighting	Actual result(2)	Percent of target performance shares accrued
		Performance levels for...
		2024	2025/2026
Adjusted Earnings per Share Growth	Threshold(3)	10.0%	1.0%	6.7%	Year 1 – 50%	20.0%	33.3%
	Target	14.0%	3.25%	33.3%	Year 2 – 30%
	Maximum	18.0%	5.5%	66.7%	Year 3 – 20%
Relative Organic Sales Growth(4)	Threshold(3)	-1.0%	-1.0%	6.7%	Year 1 – 50%	0.9%	31.7%
	Target	—%	—%	33.3%	Year 2 – 30%
	Maximum	1.0%	1.0%	66.7%	Year 3 – 20%
Free Cash Flow Growth	Threshold(3)	$3,430	1.0%	6.7%	Year 1 – 50%	$4,309	33.3%
	Target	$3,810	3.25%	33.3%	Year 2 – 30%
	Maximum	$4,195	5.5%	66.7%	Year 3 – 20%
						Total	98.3%

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Executive compensation

2023 PSA (2023-2025 measurement period)

					Payout level (% of target)	Performance year and weighting	Actual result(2)	Percent of target performance shares accrued
		Performance levels for...
		2023	2024	2025
Adjusted Earnings per Share Growth	Threshold(3)	-6.0%	10.0%	2.0%	6.7%	Year 1 – 50%	-0.4%	16.7%
	Target	-4%-0%	14.0%	5.0%	33.3%	Year 2 – 30%	20.0%	20.0%
	Maximum	1.0%	18.0%	8.0%	66.7%	Year 3 – 20%
Relative Organic Sales Growth(4)	Threshold(3)	-2.9%	-1.5%	-1.5%	6.7%	Year 1 – 50%	-2.8%	4.2%
	Target	-1.4%-0%	—%	—%	33.3%	Year 2 – 30%	0.9%	16.0%
	Maximum	0.5%	1.5%	1.5%	66.7%	Year 3 – 20%
Free Cash Flow Growth	Threshold(3)	-2.0%	2.0%	2.0%	6.7%	Year 1 – 50%	30.3%	33.3%
	Target	3.0%	5.0%	5.0%	33.3%	Year 2 – 30%	4.9%	9.7%
	Maximum	8.0%	8.0%	8.0%	66.7%	Year 3 – 20%
							Total	99.9%
2022 PSA (2022-2024 measurement period)

					Payout level (% of target)	Performance year and weighting	Actual result(2)	Actual payout accrued (% of target)
		Performance levels for...
		2022	2023	2024
Adjusted Earnings per Share Growth	Threshold(3)	1.0%	3.0%	10.0%	6.7%	Year 1 – 50%	-0.2%	—%
	Target	4.0%	6.0%	14.0%	33.3%	Year 2 – 30%	-6.5%	—%
	Maximum	7.0%	9.0%	18.0%	66.7%	Year 3 – 20%	20.0%	13.3%
Relative Organic Sales Growth(4)	Threshold(3)	-1.5%	-1.5%	-1.5%	6.7%	Year 1 – 50%	-1.7%	—%
	Target	—%	—%	—%	33.3%	Year 2 – 30%	-4.7%	—%
	Maximum	1.5%	1.5%	1.5%	66.7%	Year 3 – 20%	0.9%	10.7%
Free Cash Flow Growth	Threshold(3)	-7.0%	3.0%	3.0%	6.7%	Year 1 – 50%	-21.5%	—%
	Target	-4.0%	6.0%	6.0%	33.3%	Year 2 – 30%	30.3%	20.0%
	Maximum	-1.0%	9.0%	9.0%	66.7%	Year 3 – 20%	4.9%	4.7%
							Total	48.7%
(1)2024 PSA goals were set to align Relative Organic Sales Growth in line with macroeconomic indicators at the start of the year, with double digit growth in earnings in year 1 and free-cash flow targets reflecting historical trends. Thereafter, earnings and free cash flow were expected to grow in line with the Company’s long-term planning outlook.
(2)Results reflect certain adjustments that the Committee believed were appropriate to better reflect the Company’s performance during the performance period, including to reflect the Spin-Off. See “Consistent and shareholder-aligned framework to assess performance metric adjustments” beginning on page 82 for a discussion of the factors reviewed by the Committee when considering adjustments to the Company’s performance results. See Appendix A to this Proxy Statement for a reconciliation of Adjusted Earnings per Share, Organic Sales Growth and Free Cash Flow used for compensation purposes to our results for the most directly comparable GAAP financial measures. For purposes of calculating growth for any given fiscal year, performance for the fiscal year is compared to the prior year’s actual attainment, except that, for purposes of calculating growth results for 2024, adjustments were made to the prior year’s actual attainments to reflect the impact of the Spin-Off.
(3)No payout is provided for below threshold performance.
(4)The reported level of performance for Relative Organic Sales Growth has been determined, in part, using a weighted blend of Worldwide IPI and Worldwide GDP, as reported by S&P Global Market Intelligence on or about January 15 of the year following completion of the applicable performance year.

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Executive compensation

Changes to our performance share award design for 2025
The Committee believes that the Company’s incentive compensation program should incorporate shareholder feedback where appropriate and be tied to key metrics that are consistent with the Company’s strategic priorities and its objective of increasing shareholder value over the long term. In consultation with its independent compensation consultant and following discussions with management of the Company, the Committee approved a change to the design of the performance share awards offered to the Company’s executives in 2025, as described below.
Changes to metrics and weightings

2024 design	2025 design	Rationale for changes

Adjusted EPS Growth (weighted 33⅓%)	Adjusted EPS (weighted 50%)
•Strengthens alignment of payouts with external guidance and reporting
•Incentivizes financial health and liquidity
•Performance results can be measured cumulatively over a three-year period
•Simplifies design and improves clarity for participants and other stakeholders

Free Cash Flow Growth (weighted 33⅓%)	Free Cash Flow (weighted 50%)

Relative Organic Sales Growth (weighted 33⅓%)	Relative TSR Modifier* (±20%)	•Strengthens alignment of payouts with the shareholder experience •Responsive to shareholder desire for a relative performance metric

* The constituents of the S&P 500 Industrials sub-index will be used as the comparator group for the Relative TSR Modifier.

Change from three one-year performance measurement periods to a single three-year cumulative performance measurement period
To foster a greater focus on the long term, our 2025 performance share program will measure performance against three-year cumulative Adjusted EPS and Free Cash Flow goals. Relative TSR also will be measured over a three-year performance period.

2024 design	2025 design	Rationale for changes

Three one-year goals set upfront for each metric •Year 1 weighted 50% •Year 2 weighted 30% •Year 3 weighted 20%	Three-year cumulative goals set upfront for each metric	•Better incentivizes focus on long-term performance •Responsive to shareholder feedback

86	3M Company

Executive compensation

Benefits and perquisites
The Company’s Named Executive Officers participate in the same health care, disability, life insurance, pension, and 401(k) benefit plans available to most of the Company’s U.S. employees. They also are eligible to receive certain additional benefits and perquisites that are provided for the executives’ convenience (relocation assistance for moves required by 3M, financial planning assistance, and meals when attending to 3M business, for example), financial security (nonqualified deferred compensation plans and additional group term life insurance coverage, for example), personal security (home security equipment/monitoring, for example) or personal health (physical exams and on-site exercise facilities, for example). Our Named Executive Officers and other employees, as well as their spouses and significant others, also may receive Company tickets for sporting or other events and 3M-branded merchandise. The Company believes that the benefits and perquisites offered generally are similar to those of our peers and assist in attracting and retaining executives. In some cases, there is no incremental cost to the Company associated with providing these additional benefits and perquisites (certain tickets to events, for example) or the executives pay all or a substantial portion of the incremental costs incurred by the Company (on-site exercise facilities, for example).
These additional benefits and perquisites generally are provided on a consistent basis only to a limited group of our most senior U.S. employees (including all of the Named Executive Officers), although the need for enhanced personal security equipment and monitoring is assessed and equipment/services provided, if appropriate, only to our Chief Executive Officer and Executive Chairman, if any.
The Company also operates aircraft that are used by our senior officers and other employees to conduct Company business. For personal security reasons, the Board of Directors requires our Chief Executive Officer to use private aircraft chartered, leased, or owned by the Company (referred to as “3M Aircraft”) for all air travel, both business and personal. Similarly, for his safety, security, and convenience, the Board of Directors permits our Executive Chairman, if any, to use 3M Aircraft for all air travel, whether business or personal. When our Chief Executive Officer or Executive Chairman, if any, travels on 3M Aircraft, their spouse and other guests also may accompany them.
The incremental cost to the Company of providing these additional benefits to the Named Executive Officers is reflected in the All Other Compensation Table. No tax gross-ups are provided on any of these additional benefits and perquisites other than taxable relocation benefits.

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Executive compensation

Section IV: Ways in which we address risk and governance
Stock ownership guidelines
The Company maintains robust stock ownership guidelines that are intended to align the financial interests of 3M’s Section 16 officers with those of its shareholders. The table below shows the stock ownership guideline for each Named Executive Officer currently employed by 3M and their compliance status as of December 31, 2024. As a former employee, Mr. Patolawala is no longer subject to the Company’s stock ownership guidelines.

	Multiple of measurement date base salary required	Compliance status as of December 31, 2024(1)
Name			Percentage of Named Executive Officers in compliance with the Company’s stock ownership guidelines as of December 31, 2024: 100%
William M. Brown	6x	In compliance
Michael F. Roman	6x	In compliance
Anurag Maheshwari	3x	In compliance
Wendy A. Bauer	3x	In compliance
Peter D. Gibbons	3x	In compliance
Christian T. Goralski	3x	In compliance
Theresa E. Reinseth	2x	In compliance

(1)In accordance with the terms of the stock ownership guidelines, the number of shares required to be beneficially owned by each Named Executive Officer in order to maintain compliance was most recently recalculated as of December 31, 2022, using the closing price of a share of 3M common stock on the NYSE for December 30, 2022, except that the number of shares required to be beneficially owned by Mr. Brown, Mr. Goralski, Mr. Maheshwari, and Ms. Bauer was calculated as of May 1, 2024,
April 25, 2023, September 1, 2024, and June 17, 2024, respectively, using the closing price of a share of 3M common stock on the NYSE for each such date. Each such Named Executive Officer has until December 31, 2025 (May 1, 2029, for Mr. Brown, April 25, 2028, for Mr. Goralski, September 1, 2029, for Mr. Maheshwari, June 17, 2029, for Ms. Bauer, and November 29, 2026, for Mr. Gibbons) to acquire beneficial ownership of any additional shares required as a result of the recalculation (or initial calculation).
Calculation of Required Ownership. The number of shares required to be beneficially owned in order to comply with the guidelines is determined by dividing the specified multiple of the executive’s annual base salary on the calculation date by the closing price of 3M common stock on such date.
Calculation Dates. The number of shares required to comply with the guidelines is calculated (or recalculated) on each of the following:
•the date an executive first becomes subject to the guidelines;
•the date an executive’s target ownership multiple increases or decreases due to a change in position; and
•every third anniversary of December 31, 2022.
Grace Period. Each covered executive is expected to attain beneficial ownership of the required number of shares of 3M stock by the later of the fifth anniversary of his or her appointment to the position triggering the calculation date or, if an executive’s required ownership level increases as a result of a triennial recalculation, the third anniversary of the calculation date. If a covered executive who is within the five-year period described above becomes subject to an increased stock ownership requirement as a result of a triennial recalculation, the covered executive will have until the later of (a) the expiration of the five-year compliance window or (b) the third anniversary of the recalculation date to attain the higher level of ownership.
Shares Counted. For purposes of determining compliance with the stock ownership guidelines, the following shares are considered to be beneficially owned by the covered executive:
•shares owned directly by a covered executive or by members of the covered executive’s immediate family;
•shares owned indirectly through a covered executive’s account in the Company’s 401(k) plan or another deferred compensation plan;
•outstanding shares of restricted stock owned by a covered executive; and
•shares underlying outstanding restricted stock units held by a covered executive.

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Executive compensation

Stock Holding Requirements. If a covered executive is not making adequate progress to meet the specified level of ownership by the end of the grace period, the guidelines provide that he or she must hold a sufficient number of the after-tax 3M shares received upon the payout of his or her performance shares to be on track to satisfy the required ownership level.
For more information concerning the 3M stock ownership of the Named Executive Officers, see “Security ownership of management” beginning on page 116.
Prohibition of hedging, pledging, and other actions

The Company’s stock trading policies prohibit the Company’s directors and executive officers from (1) purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Company’s common stock, including prepaid variable forward contracts, equity swaps, collars, and exchange funds; (2) engaging in short sales related to the Company’s common stock; (3) placing standing orders; (4) maintaining margin accounts; and (5) pledging 3M securities as collateral for a loan. All discretionary transactions in 3M securities by directors and executive officers must be pre-cleared with the Company’s Legal Affairs department and conducted during approved trading windows.
•No hedging •No short sales •No standing orders •No margin accounts •No pledging

Policies and practices related to the grant of certain equity awards
The Committee generally approves the grant of annual long-term incentive awards, including any stock options, at approximately the same time every year. Specifically, the Committee generally approves the grant of stock options in early February, at least three trading days following the release of the Company’s annual earnings. However, due to administrative complexities arising from the Spin-Off, the 2024 grant was approved on April 1, 2024, effective as of May 3, 2024, which date was the third trading day following the release of the Company’s earnings (and Form 10-Q filing) for the first quarter of 2024. The grant date of off-cycle option awards, including one-time awards granted in connection with the commencement of employment, retention awards, or other special grants, generally is set as the first trading day of the calendar month following the approval date (or hire date, if later).
Stock options have an exercise price equal to the closing price of a share of 3M common stock on the NYSE for the grant date. We do not grant stock options or similar equity awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, nor do we time the public release of such information based on stock option grant dates.
During fiscal year 2024, none of our NEOs were awarded stock options with an effective grant date during the period beginning four business days before the filing of a periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of a current report on Form 8-K that discloses material nonpublic information (other than a current report on Form 8-K disclosing a material new option award grant under Item 5.02(e) of that form), and ending one business day after the filing or furnishing of such report.
Severance benefits
The 3M Executive Severance Plan provides separation payments and benefits to certain U.S. executives, including the Named Executive Officers, in the event of a qualifying termination of their employment. Among other things, the plan is intended to support talent recruitment and retention objectives (especially at times when there are uncertainties around restructurings and reductions in force) and to provide a consistent approach to executive departures. See “Potential payments upon termination or change in control” beginning on page 103 for additional information concerning the benefits made available under the Severance Plan and the circumstances under which benefits will be made available.

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Executive compensation

Clawback policy and other remedial actions
Clawback policy. The Company’s Board of Directors has adopted a policy under which it is authorized to require reimbursement of certain amounts provided to the Company’s executive officers and certain other employees, as described in the table below.

Potential clawback triggering events	Amounts the board is authorized to recoup
Issuance of noncompliant financial reports. 3M’s issuance of a financial report that, due to the covered executive’s misconduct, is materially noncompliant with Federal securities laws	All profits realized by the covered executive on the sale of Company securities during the 12-month period following the issuance of the noncompliant financial report
Accounting Restatement. 3M’s filing of an accounting restatement of the Company’s financial statements with the Securities and Exchange Commission to correct an error that is material to the previously issued financial statements, or that would result in a material restatement if the error were corrected in the current period or left uncorrected in the current period (regardless of whether the restatement is due to a covered executive’s misconduct or failure of risk management)

All annual and long-term incentive compensation that is granted, earned or vested (on a pre-tax basis) based wholly or in part upon the attainment of a financial reporting measure or the Company’s stock price (e.g., annual cash incentive and performance-based equity awards) in excess of amounts that would have been provided based on the restated financial results. The trigger applies to incentive compensation that is received by current and former executive officers during the three completed fiscal years preceding the date that the Company concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement

Significant misconduct. An act of misconduct by the covered executive that has or might reasonably be expected to cause significant financial or reputational harm to 3M
Annual incentive payments, long-term incentive awards (including service- and performance-based awards) and other amounts paid or provided to the covered executive that would not have been awarded or earned if the circumstances surrounding the triggering event had been known to the Committee

Significant risk-management failure. Improper or grossly negligent failure of a covered executive, including in a supervisory capacity, to identify, escalate, monitor or manage, in a timely manner and as reasonably expected, risks material to the Company, which has or might reasonably be expected to cause significant financial or reputational harm to 3M

Annual incentive payments, long-term incentive awards (including service- and performance-based awards) and other amounts paid or provided to the covered executive that would not have been awarded or earned if the circumstances surrounding the triggering event had been known to the Committee

During the period beginning on January 1, 2024, through the date of this Proxy Statement, the Company was not required to prepare an accounting restatement that required recovery of erroneously awarded compensation pursuant to the Company’s clawback policy.
Other remedial actions. Whether or not an executive’s actions trigger a potential clawback, 3M also may take other remedial actions to appropriately address employee conduct that is considered detrimental to the Company. Depending on the circumstances, such other actions may include, without limitation, reducing the executive’s duties and responsibilities, limiting the progression of the executive’s career with 3M, reducing the executive’s base salary or target Total Cash Compensation, reducing the target grant value of the executive’s future long-term incentive compensation awards, causing the forfeiture of the executive’s outstanding long-term incentive awards, or terminating the executive’s employment with 3M.

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Executive compensation

Assessment of risk related to compensation programs
Following completion of a recent compensation risk assessment, the Company concluded that none of its compensation policies and practices is reasonably likely to have a material adverse effect on the Company. In connection with this assessment, the Company completed an inventory of its executive and non-executive compensation programs globally, with particular emphasis on incentive compensation plans or programs. The Committee’s independent compensation consultant, FW Cook, conducted a risk assessment of the Company’s executive compensation policies and practices and reviewed the inventory of non-executive compensation programs compiled by management. The scope of the fiscal 2024 risk assessment generally was consistent with that conducted in recent years, through which the Company evaluated the primary components of its compensation plans and practices to identify whether those components, either alone or in combination, properly balanced compensation opportunities and risk.
The Company believes that its overall cash versus equity pay mix, balance of shorter-term versus longer-term performance focus, balance of revenue- versus profit-focused performance measures, stock ownership guidelines, forfeiture provisions, and “clawback” policy all work together to provide our employees and executives with incentives to deliver outstanding performance to build long-term shareholder value, while taking only necessary and prudent risks. In this regard, the Company’s strong ethics and its corporate compliance systems, which are overseen by the Audit Committee, further mitigate against excessive or inappropriate risk taking. In addition, the Company’s employee sales incentive plans are designed under global guidelines, where oversight of plan terms, administration, and operation is strong and governance roles are segregated.
Based on its consideration of these assessments, the Committee concurred with the Company’s determination that none of its compensation policies and practices is reasonably likely to have a material adverse effect on the Company.
Tally sheets
The Committee periodically reviews a report comparing the amounts of compensation actually received by the Company’s Named Executive Officers to the amounts reported in its annual proxy statement and summarizing the compensation that would be owed to such individuals in the event of the termination of their employment under certain circumstances. Reviewing this report helps the Committee better understand the Company’s potential obligations to the Named Executive Officers following the termination of their employment. It also helps the Committee better assess the risk of any of the Named Executive Officers leaving the Company prematurely because the Company is not providing sufficient retention incentives.
Compensation and Talent Committee report
In accordance with the Securities and Exchange Commission’s disclosure requirements for executive compensation, the Compensation and Talent Committee of the Board of Directors of 3M Company (Committee) has reviewed and discussed with 3M management the Compensation Discussion and Analysis. Based on this review and these discussions with 3M management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the 2025 Proxy Statement of 3M Company and 3M Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
Submitted by the Compensation and Talent Committee
Anne H. Chow, Chair
James R. Fitterling
Amy E. Hood
Suzan Kereere
Gregory R. Page
Compensation and Talent Committee interlocks and insider participation
The members of the Committee during 2024 included Mr. Eskew and the members named in the section titled “Compensation and Talent Committee” on page 44. No members of the Committee were officers or employees of 3M or any of its subsidiaries during the year, were formerly 3M officers, or had any other relationship requiring disclosure.

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Executive compensation

Executive compensation tables
2024 summary compensation table
The following table shows the compensation earned or received during 2024, 2023, and 2022 by each of 3M’s named executive officers (as determined pursuant to the Securities and Exchange Commission’s disclosure requirements for executive compensation in Item 402 of Regulation S-K).

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock awards ($)(2)	Option awards ($)(3)	Non-equity incentive plan compensation ($)(4)	Change in pension value and nonqualified deferred compensation earnings ($)(5)	All other compensation ($)(6)	Total ($)
William M. Brown(7)(8)	2024	1,200,000	3,000,000	9,333,492	4,333,801	2,711,725	—	612,013	21,191,031
Chairman of the Board and Chief Executive Officer

Michael F. Roman(9)	2024	1,165,399	—	6,500,015	6,500,701	2,622,780	269,417	154,693	17,213,005
Executive Advisor to the Board and Former Executive Chairman of the Board	2023	1,464,544	—	6,000,053	5,999,289	2,665,470	—	295,210	16,424,566
	2022	1,406,250	—	5,500,066	5,500,883	1,327,676	—	296,512	14,031,387
Anurag Maheshwari(8)(10)	2024	350,000	3,150,000	5,833,685	—	495,070	—	120,953	9,949,708
Executive Vice President and Chief Financial Officer

Wendy A. Bauer(8)(11)	2024	434,215	1,200,000	3,431,707	—	608,301	—	148,347	5,822,571
Group President, Transportation and Electronics

Peter D. Gibbons	2024	882,076	—	4,942,021	—	1,134,370	—	210,692	7,169,159
Group President, Enterprise Supply Chain	2023	832,500	—	3,140,136	—	1,038,960	—	173,477	5,185,073
	2022	803,702	—	3,020,120	—	417,734	—	122,621	4,364,177
Christian T. Goralski(8)	2024	769,500	—	4,000,054	—	923,426	—	146,709	5,839,688
Group President, Safety and Industrial

Theresa E. Reinseth(8)	2024	496,404	300,000	1,716,250	—	367,183	125,888	42,876	3,048,601
Corporate Controller and Chief Accounting Officer

Monish Patolawala(12)	2024	822,017	—	9,312,038	—	—	—	89,792	10,223,847
Former President and Chief Financial Officer	2023	1,292,088	—	4,397,395	1,465,587	1,545,337	—	254,530	8,954,937
	2022	1,100,469	—	4,192,661	1,397,729	793,011	—	171,641	7,655,511
FOOTNOTES TO 2024 SUMMARY COMPENSATION TABLE
(1)For each of Mr. Brown, Mr. Maheshwari, and Ms. Bauer, the amount in the Bonus column reflects a one-time cash hiring bonus negotiated in connection with their commencement of employment with the Company. For Ms. Reinseth, the amount in the Bonus column reflects the value of a special cash retention award she received due to her critical role in executing the Spin-Off and resolving the Combat Arms Earplugs litigation matter.
(2)The amounts in the Stock Awards column reflect the aggregate grant date fair value of such awards computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions made in the calculation of these amounts are included in Note 21 to the Company’s audited financial statements for the fiscal year ended December 31, 2024, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2025. The amounts included in this column for the performance share awards made during 2024 are calculated based on the probable satisfaction of the performance conditions for such awards, determined as of the grant date. If the highest level of performance is achieved for the most recent performance share awards, the maximum value of the awards at the grant date would be as follows: Mr. Brown — $13,666,868; Mr. Roman — $13,000,030; Mr. Maheshwari — $1,333,594; Ms. Bauer — $1,831,706; Mr. Gibbons — $4,942,021; Mr. Goralski — $4,000,054; Mr. Patolawala — $6,310,087. Ms. Reinseth did not receive a performance share award during 2024.

92	3M Company

Executive compensation

(3)The amounts in the Option Awards column reflect the aggregate grant date fair value of such awards computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions made in the calculation of these amounts are included in Note 21 to the Company’s audited financial statements for the fiscal year ended December 31, 2024, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2025.
(4)The amounts in the Non-Equity Incentive Plan Compensation column reflect the annual incentive compensation earned by each individual during the year specified pursuant to the Company’s Annual Incentive Plan.
(5)The amounts in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflect the actuarial increase in the present value (if any) of each individual’s pension benefits under all defined benefit pension plans of the Company, determined using the same interest rate and mortality assumptions as those used for financial statement reporting purposes. See Note 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2024, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2025. There were no above-market or preferential earnings on deferred compensation under the Company’s nonqualified deferred compensation programs.
(6)See the All Other Compensation table below for details of the amounts reported for 2024. For eligible employees hired on or after January 1, 2009, the amounts reported in the All Other Compensation column for each fiscal year include 3M retirement income contributions with respect to the portion (if any) of each Named Executive Officer’s annual incentive payment earned for the year shown, even though the matching contribution was not actually made until after the end of such year.
(7)Mr. Brown joined the Company and was appointed Chief Executive Officer, effective May 1, 2024.
(8)No amounts are reported for Mr. Brown, Mr. Maheshwari, Ms. Bauer, Mr. Goralski, or Ms. Reinseth for the years 2022 and 2023, since each first became a Named Executive Officer after those years.
(9)Mr. Roman served as 3M’s Chairman of the Board from May 2019 through February 2025 and as 3M’s Chief Executive Officer from July 2018 through April 2024. As announced on February 10, 2025, Mr. Roman resigned from the Board, effective March 1, 2025, but agreed to continue to serve as Executive Advisor to the Board until his retirement from 3M on May 1, 2025.
(10)Mr. Maheshwari joined the Company and was appointed Executive Vice President and Chief Financial Officer, effective September 1, 2024.
(11)Ms. Bauer joined the Company and was appointed Group President, Transportation and Electronics, effective June 17, 2024.
(12)Mr. Patolawala terminated employment with the Company, effective July 31, 2024. As discussed in “Other arrangements — Vesting of Mr. Patolawala’s 2023 performance-based RSU award,” Mr. Patolawala received a special performance-based RSU grant in June 2023 with a target value of $2.5 million that vested in full on June 30, 2024 following achievement of specified qualitative performance criteria. Under ASC Topic 718, due to the subjective nature of the performance vesting criteria, the special award generally was not considered “granted” for financial reporting purposes until the Compensation and Talent Committee certified the satisfaction of the performance criteria in May 2024 and, therefore, the grant date fair value of the award, computed in accordance with ASC Topic 718 excluding the effect of estimated forfeitures, is reported in the Stock Awards column for 2024.

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Executive compensation

2024 all other compensation table

Name	401(k) company contributions ($)(1)	VIP Excess Plan company contributions ($)(2)	Executive life insurance ($)(3)	Financial planning ($)(4)	Personal aircraft use ($)(5)	Security systems/ services ($)(6)	Other ($)(7)	Total ($)
William M. Brown	25,350	107,002	—	10,000	322,296	—	147,365	612,013
Michael F. Roman	7,579	—	45,720	15,000	85,267	1,127	—	154,693
Anurag Maheshwari	27,225	15,002	—	5,000	—	—	73,726	120,953
Wendy A. Bauer	27,600	27,972	8,188	8,750	—	—	75,838	148,347
Peter D. Gibbons	27,600	144,332	23,760	15,000	—	—	—	210,692
Christian T. Goralski	27,600	90,171	13,938	15,000	—	—	—	146,709
Theresa E. Reinseth	9,871	16,037	6,968	10,000	—	—	—	42,876
Monish Patolawala	27,600	38,162	9,030	15,000	—	—	—	89,792
FOOTNOTES TO 2024 ALL OTHER COMPENSATION TABLE
(1)Amounts shown reflect 3M matching and additional automatic contributions under the tax-qualified 3M Voluntary Investment Plan and Employee Stock Ownership Plan. All eligible employees under this plan may receive 3M matching contributions on their pre-tax or Roth 401(k) contributions to the plan on up to five percent of their eligible pay. Eligible employees hired on or after January 1, 2009, also receive additional automatic 3M retirement income contributions equal to three percent of their eligible pay.
(2)Amounts shown reflect 3M contributions under the VIP Excess Plan, a nonqualified defined contribution plan. Eligibility for this plan and the Company contributions is limited to employees whose compensation exceeds a limit established by Federal income tax laws for tax-qualified defined contribution plans. The plan permits eligible employees to save additional amounts from their current cash compensation beyond the contribution limits established by Federal tax laws, and to receive Company contributions similar to those provided under the tax-qualified 3M Voluntary Investment Plan and Employee Stock Ownership Plan.
(3)Amounts shown reflect the premiums paid by the Company on behalf of each individual for additional group term life insurance coverage obtained for them under the Executive Life Insurance Plan.
(4)Amounts shown reflect the allowance provided to each executive for personal financial planning and tax return preparation services.
(5)This amount reflects the aggregate incremental cost to the Company for Mr. Brown's and Mr. Roman's personal use of aircraft chartered, leased, or operated by the Company during 2024 (referred to as "3M Aircraft"). Among other things, this includes the incremental costs associated with Mr. Brown’s personal travel on 3M Aircraft between his primary residence in Florida and the Company’s headquarters in Minnesota until the completion of his relocation. The Committee anticipates that the incremental cost associated with Mr. Brown’s personal use of 3M Aircraft will be lower in future years. The aggregate incremental cost was calculated by combining the variable operating costs of such travel, including the incremental costs incurred (if any) to charter or lease the aircraft and the incremental costs incurred for fuel, landing fees, parking fees, trip preparation fees, en route communication charges, en route navigation charges, on-board catering, and crew travel expenses. For personal security reasons, the Board of Directors requires our Chief Executive Officer to use 3M Aircraft for all air travel, both business and personal. Similarly, for his safety, security, and convenience, the Board of Directors permitted Mr. Roman to use 3M Aircraft for all air travel, whether business or personal.
(6)Amounts shown reflect the expenses incurred by 3M during 2024 for home security equipment and monitoring services at the personal residence of Mr. Roman.
(7)Amounts shown reflect the relocation expenses paid or reimbursed by the Company to or on behalf of the Named Executive Officer in connection with his or her move to Minnesota after accepting the Company's offer of employment in 2024. Includes the following amounts for the reimbursement of taxes each executive was required to pay on taxable relocation benefits: Mr. Brown — $68,814; Mr. Maheshwari — $29,714; and Ms. Bauer — $30,423.

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Executive compensation

Grants of plan-based awards
The following table reflects the various equity and non-equity plan awards granted to the Named Executive Officers during 2024. Except for the annual incentive compensation earned by such Named Executive Officers under the Annual Incentive Plan, all of the equity incentive plan awards referred to in this table were granted under the 2016 Long-Term Incentive Plan.
2024 grants of plan-based awards table

			Estimated future payouts under non-equity incentive plan awards(2)			Estimated future payouts under equity incentive plan awards(3)			All other stock awards: number of shares of stock or units (#)(4)	All other option awards: number of securities underlying options (#)(5)	Exercise or base price of option awards ($/Sh)(6)	Grant date fair value of stock and option awards ($)(7)
Name/ Award type(1)	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William M. Brown
Pro rata 2024 PSA	05/03/24	04/01/24				8,921	44,605	89,210				4,333,376
Pro rata 2024 SO	05/03/24	04/01/24								211,096	97.15	4,333,801
Inducement PSA	05/03/24	04/01/24				5,147	25,734	51,468				2,500,058
Inducement RSU	05/03/24	04/01/24							25,734			2,500,058
AIP	n/a	n/a	175,647	2,108,610	4,217,220							—
Michael F. Roman
2024 PSA	05/03/24	04/01/24				13,381	66,907	133,814				6,500,015
2024 SO	05/03/24	04/01/24								316,644	97.15	6,500,701
AIP	n/a	n/a	169,886	2,039,448	4,078,896							—
Anurag Maheshwari
Pro rata 2024 PSA	10/01/24	07/18/24				973	4,865	9,730				666,797
Pro rata 2024 RSU	10/01/24	07/18/24							4,865			666,797
Make-whole RSU	10/01/24	07/18/24							32,833			4,500,091
AIP	n/a	n/a	32,067	384,962	769,923							—
Wendy A. Bauer
Pro rata 2024 PSA	07/01/24	05/13/24				1,821	9,103	18,206				915,853
Pro rata 2024 RSU	07/01/24	05/13/24							9,103			915,853
Make-whole RSU	07/01/24	05/13/24							15,903			1,600,001
AIP	n/a	n/a	36,341	436,262	872,525							—
Peter D. Gibbons
2024 PSA	05/03/24	04/01/24				5,087	25,435	50,870				2,471,010
RSU	05/03/24	04/01/24							25,435			2,471,010
AIP	n/a	n/a	73,477	882,075	1,764,150							—
Christian T. Goralski
2024 PSA	05/03/24	04/01/24				4,117	20,587	41,174				2,000,027
2024 RSU	05/03/24	04/01/24							20,587			2,000,027
AIP	n/a	n/a	64,099	769,500	1,539,000							—
Theresa E. Reinseth
2024 RSU	05/03/24	04/01/24							5,621			546,080
Special RSU(8)	05/03/24	04/01/24							4,324			420,077
Retention RSU(9)	08/01/24	07/18/24							5,931			750,094
AIP	n/a	n/a	20,681	248,277	496,553							—
Monish Patolawala
2024 PSA	05/03/24	04/01/24				6,495	32,476	64,952				3,155,043
2024 RSU	05/03/24	04/01/24							32,476			3,155,043
PBRSU(10)	05/13/24	05/08/23							30,131			3,001,952
AIP	n/a	n/a	135,083	1,621,642	3,243,284

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Executive compensation

FOOTNOTES TO 2024 GRANTS OF PLAN-BASED AWARDS TABLE
(1)Abbreviations: PSA = performance share award; SO = Stock Option; RSU = restricted stock unit award; PBRSU = performance-based restricted stock unit award; AIP = annual incentive pay.
(2)The amounts shown under “Estimated future payouts under non-equity incentive plan awards” reflect the threshold, target, and maximum amounts that may be earned by each individual during 2024 under the Annual Incentive Plan assuming continued employment through the end of the year. See “Annual incentive” beginning on page 72 for more information.
(3)The amounts shown under “Estimated future payouts under equity incentive plan awards” with respect to performance share awards reflect the threshold, target, and maximum number of shares of 3M common stock that may be earned by each individual pursuant to the relevant award. The actual number of shares of 3M common stock to be delivered as a result of these performance shares will be determined by the performance of the Company during the three-year performance period of 2024, 2025, and 2026, as measured against three performance criteria selected by the Compensation and Talent Committee (Adjusted Earnings per Share Growth, Relative Organic Sales Growth, and Free Cash Flow Growth). See “Long-term incentives — 2024 performance share awards” beginning on page 77 for more information on the performance criteria and formulas used to determine the final number of shares of 3M common stock payable pursuant to these performance share awards.
(4)The amounts shown in this column reflect the number of shares of 3M common stock subject to restricted stock unit awards granted to each individual during 2024. The restricted stock unit awards granted on May 3, 2024, were part of the Company’s annual equity grants made to approximately 4,000 employees, which occurred later in the year than normal due to administrative complexities related to the Spin-Off. To minimize the impact of this delay on award recipients, the terms of the awards generally provide for vesting to occur on the third anniversary of February 6, 2024 (i.e., the grant date that otherwise would have been used but for the delay caused by the Spin-Off). Since Mr. Brown, Mr. Maheshwari, and Ms. Bauer were not negatively affected by the delayed timing of the 2024 annual equity grants, the terms of their pro rata 2024 annual restricted stock unit awards provide for vesting to occur on the third anniversary of the applicable grant date.
(5)The amounts shown under “All other option awards” reflect the number of shares of 3M common stock subject to nonqualified stock options granted to each individual during 2024. The options granted on May 3, 2024, were part of the Company’s annual equity grants made to approximately 4,000 employees, which occurred later in the year than normal due to administrative complexities related to the Spin-Off. To minimize the impact of this delay, the terms of Mr. Roman’s stock option award provide for vesting in equal installments on the first three anniversaries of February 6, 2024 (i.e., the grant date that otherwise would have been used but for the delay caused by the Spin-Off). Since Mr. Brown was not negatively affected by the delayed timing of the 2024 annual equity grants, his pro rata stock option award provides for vesting in equal installments on the first three anniversaries of May 3, 2024.
(6)The exercise price for all stock options granted to the Named Executive Officers is set at the closing price at which 3M common stock traded on the NYSE on the option grant date.
(7)The amounts shown under “Grant date fair value of stock and option awards” were determined in accordance with ASC Topic 718, excluding the effect of estimated forfeitures, and, in the case of performance share awards, are based upon the probable outcome of the applicable performance conditions at the time of grant. Assumptions made in the calculation of these amounts are included in Note 21 to the Company’s audited financial statements for the fiscal year ended December 31, 2024, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2025.
(8)These restricted stock units will be eligible to vest in installments of one-third on May 3, 2025, May 3, 2026, and May 3, 2027, subject to Ms. Reinseth’s continued employment with the Company, except for limited circumstances in accordance with the Company’s standard provisions (e.g., vesting upon termination due to death, disability, or a qualifying termination following a change in control).
(9)These restricted stock units will be eligible to vest in full on August 1, 2027, subject to Ms. Reinseth’s continued employment with the Company, except for limited circumstances in accordance with the Company’s standard provisions for such awards (e.g., vesting upon termination due to death, disability, or a qualifying termination following a change in control). See “ Other arrangements — Ms. Reinseth’s compensation” on page 81 for more detail.
(10)The amounts shown relate to a special performance-based RSU award that Mr. Patolawala received in June 2023 that was not considered “granted” for financial reporting purposes until the Compensation and Talent Committee certified the satisfaction of the performance criteria in May 2024, as discussed in footnote 12 to the Summary Compensation Table. See “Other arrangements — Vesting of Mr. Patolawala’s 2023 performance-based RSU award” on page 81 for more detail.

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2024 outstanding equity awards at fiscal year-end table

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
William M. Brown									89,210	(15)	11,703,460
									51,468	(15)	6,752,087
						25,734	(6)	3,376,043
	—	211,096	(2)	97.15	05/02/34
Michael F. Roman									123,722	(16)	16,885,482
									133,814	(15)	17,555,059
	45,276			146.05	02/02/25
	54,775			130.14	02/01/26
	59,369			154.69	02/06/27
	64,483			205.62	02/05/28
	41,229			172.08	07/01/28
	166,167			177.01	02/04/29
	263,349			138.39	02/03/30
	235,550			154.04	02/01/31
	164,442	82,221	(3)	142.94	02/07/32
	102,262	204,523	(4)	102.89	02/06/33
	—	316,644	(5)	97.15	05/02/34
Anurag Maheshwari									9,730	(15)	1,262,857
						32,833	(7)	4,261,395
						4,865	(8)	631,428
Wendy A. Bauer									18,206	(15)	2,375,701
						15,903	(9)	2,075,182
						9,103	(10)	1,187,850

Peter D. Gibbons									32,376	(16)	4,408,848
									50,870	(15)	6,673,635
						10,565	(11)	1,497,412
						15,262	(12)	2,082,942
						25,435	(13)	3,336,818
Christian T. Goralski									41,174	(15)	5,401,617
						5,639	(12)	769,602
						20,587	(13)	2,700,809
	6,393			146.05	02/02/25
	6,650			130.14	02/01/26
	4,902			154.69	02/06/27
	3,558			205.62	02/05/28
	4,653			177.01	02/04/29
	7,375			138.39	02/03/30
	6,731			154.04	02/01/31
	9,834	4,917	(3)	142.94	02/07/32

2025 Proxy Statement	97

Executive compensation

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Theresa E. Reinseth						2,655	(12)	362,349
						4,324	(6)	567,266
						5,621	(13)	737,419
						5,931	(14)	773,936
	419			146.05	02/02/25
	1,890			130.14	02/01/26
	3,349			154.69	02/06/27
	1,842			205.62	02/05/28
	1,794			177.01	02/04/29
	5,742			138.39	02/03/30
	4,488			154.04	02/01/31
	6,706	3,353	(3)	142.94	02/07/32
	4,652	9,307	(4)	102.89	02/06/33
Monish Patolawala(17)
FOOTNOTES TO 2024 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
(1)The amounts shown in this column represent (a) the number of unearned restricted stock units or performance shares shown, as applicable, multiplied by (b) the sum of (i) the closing price of a share of 3M common stock on the NYSE for December 31, 2024 ($129.09) and (ii) the aggregate amount of cash-settled dividend equivalents accrued through December 31, 2024, on each restricted stock unit or performance share, as applicable.
(2)These stock options will vest in installments of one-third on each of May 3, 2025, May 3, 2026, and May 3, 2027.
(3)These stock options vested in full on February 8, 2025.
(4)These stock options vested or will vest in installments of one-half on each of February 7, 2025, and February 7, 2026.
(5)These stock options vested or will vest in installments of one-third on each of February 6, 2025, February 6, 2026, and February 6, 2027.
(6)These restricted stock units will vest in installments of one-third on each of May 3, 2025, May 3, 2026, and May 3, 2027.
(7)These restricted stock units will vest in installments of one-third on each of October 1, 2025, October 1, 2026, and October 1, 2027, or immediately in the event of Mr. Maheshwari’s termination of employment by the Company for reasons other than misconduct.
(8)These restricted stock units will vest in full on October 1, 2027.
(9)These restricted stock units will vest in installments of one-half on each of July 1, 2025, and July 1, 2026, or immediately in the event of Ms. Bauer’s termination of employment by the Company for reasons other than misconduct.
(10)These restricted stock units will vest in full on July 1, 2027.
(11)These restricted stock units vested in full on February 8, 2025.
(12)These restricted stock units will vest in full on February 7, 2026.
(13)These restricted stock units will vest in full on February 6, 2027.
(14)These restricted stock units will vest in full on August 1, 2027.
(15)The shares of 3M common stock to be delivered as a result of the Company’s performance over the three-year performance period ending December 31, 2026, will not vest until December 31, 2026. Under the terms of the awards, these shares of 3M common stock will be delivered no later than March 15, 2027, unless deferred by the executive. In accordance with the Securities and Exchange Commission’s regulations, the number of shares and payout value for these performance shares reflect the maximum payout under the formula for this grant since the Company’s performance during the first two years of the three-year performance period exceeded the target levels for this grant.

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(16)The shares of 3M common stock to be delivered as a result of the Company’s performance over the three-year performance period ending December 31, 2025, will not vest until December 31, 2025. Under the terms of the awards, these shares of 3M common stock will be delivered no later than March 15, 2026, unless deferred by the executive. In accordance with the Securities and Exchange Commission’s regulations, the number of shares and payout value for these performance shares reflect the maximum payout under the formula for this grant since the Company’s performance during the first year of the three-year performance period exceeded the target level for this grant.
(17)Upon Mr. Patolawala’s cessation of employment, he forfeited all then unvested stock options, restricted stock units, and performance shares granted to him by the Company. Mr. Patolawala’s vested stock options remained outstanding and exercisable for 90 days following his termination date. After this 90-day period, Mr. Patolawala forfeited all remaining vested stock options. As a result, Mr. Patolawala did not hold any outstanding equity awards as of December 31, 2024.
2024 option exercises and stock vested table

	Option exercises and stock vested
	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)		Value realized on vesting ($)(2)
William M. Brown	—	—	—		—
Michael F. Roman	—	—	21,026	(3)	3,455,097
Anurag Maheshwari	—	—	—		—
Wendy A. Bauer	—	—	—		—
Peter D. Gibbons	—	—	5,773	(4)	948,619
Christian T. Goralski	—	—	1,258	(5)	206,704
Theresa E. Reinseth	—	—	8,506	(6)	1,054,815
Monish Patolawala	24,981	645,435	46,945	(7)	5,666,617
FOOTNOTES TO 2024 OPTION EXERCISES AND STOCK VESTED TABLE
(1)The amount shown in this column was determined by multiplying the number of shares acquired on exercise by the difference between the closing price of a share of 3M common stock on the NYSE for the exercise date and the per share exercise price of the options.
(2)The amounts shown in this column represent (a) the number of shares acquired on vesting, multiplied by (b) the sum of (i) the closing price of a share of 3M common stock on the NYSE for the vesting date and (ii) the aggregate amount of cash-settled dividend equivalents payable on each share issuable pursuant to the restricted stock units or performance shares that were earned.
(3)Reflects the number of shares earned by Mr. Roman upon the vesting of performance shares granted to him under the 2016 Long-Term Incentive Plan. All 21,026 of these shares were attributable to his 2022 performance shares for which the three-year performance period ended on December 31, 2024.
(4)Reflects the number of shares earned by Mr. Gibbons upon the vesting of performance shares granted to him under the 2016 Long-Term Incentive Plan. All 5,773 of these shares were attributable to his 2022 performance shares for which the three-year performance period was completed on December 31, 2024.
(5)Reflects the number of shares earned by Mr. Goralski upon the vesting of performance shares granted to him under the 2016 Long-Term Incentive Plan. All 1,258 of these shares were attributable to his 2022 performance shares for which the three-year performance period was completed on December 31, 2024.
(6)Reflects the number of shares earned by Ms. Reinseth upon the vesting of restricted stock units and performance shares granted to her under the 2016 Long-Term Incentive Plan. Of this total number of shares, 1,899 were attributable to restricted stock units granted on November 1, 2021, 5,749 were attributable to restricted stock units granted on July 1, 2022, and 858 were attributable to her 2022 performance shares for which the three-year performance period was completed on December 31, 2024.
(7)Reflects the number of shares earned by Mr. Patolawala upon the vesting of restricted stock units and performance shares granted to him under the 2016 Long-Term Incentive Plan. Of this total number of shares, 6,128 were attributable to restricted stock units granted on February 2, 2021, 30,131 were attributable to performance-based restricted stock units awarded to him by the Compensation and Talent Committee on May 8, 2023, and 10,686 were attributable to his 2022 performance shares for which the three-year performance period was completed on December 31, 2024.

2025 Proxy Statement	99

Executive compensation

Pension benefits
The following table shows the present value of the accumulated benefits payable to each of the Named Executive Officers, as well as the number of years of service credited to each individual, under each of the Company’s defined benefit pension plans determined using the same interest rate and mortality assumptions as those used for financial statement reporting purposes. See Note 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2024, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2025.
2024 pension benefits table

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefits ($)	Payments during last fiscal year ($)
William M. Brown	None	—	—	—
Michael F. Roman	Employee retirement income plan	36	1,990,212	—
	Nonqualified pension plan	36	23,769,623	—
Anurag Maheshwari	None	—	—	—
Wendy A. Bauer	None	—	—	—
Peter D. Gibbons	None	—	—	—
Christian T. Goralski	None	—	—	—
Theresa E. Reinseth	Employee retirement income plan	19	643,152	—
	Nonqualified pension plan	19	759,430	—
Monish Patolawala	None	—	—	—
The Employee Retirement Income Plan (ERIP) is a tax-qualified defined benefit pension plan maintained by 3M for its eligible employees in the United States. Effective January 1, 2001, the Company amended the ERIP to include a pension equity formula for (1) employees hired or rehired on or after January 1, 2001, and (2) employees who voluntarily elected the pension equity formula during a one-time choice election period in 2001. The ERIP was closed to new participants effective January 1, 2009, meaning that employees hired or rehired on or after January 1, 2009 (including Mr. Brown, Mr. Maheshwari, Ms. Bauer, Mr. Gibbons, Mr. Goralski, and Mr. Patolawala), do not participate in the plan. Of the Named Executive Officers, Mr. Roman participates under the non-pension equity formula of the ERIP (referred to as the Portfolio I Plan), while Ms. Reinseth participates under the pension equity formula of the ERIP (referred to as the Portfolio II Plan). Retirement benefits under the ERIP are based on an employee’s years of service and average annual earnings during the employee’s four highest-paid consecutive years of service. As applied to the Named Executive Officers, earnings for purposes of the ERIP include base salary and target annual incentive compensation. All benefits earned under the ERIP by the Named Executive Officers will be payable in the form of life annuities, unless an individual elects at the time their employment ends to receive the entire amount of his or her earned pension benefits in the form of a single lump-sum cash payment.
Under the Portfolio I Plan, employees earn annual benefits payable at retirement generally equal to 1.15 percent of their high-four average annual earnings multiplied by their years of service plus 0.35 percent of their high-four average annual earnings in excess of a Social Security breakpoint multiplied by their years of service (up to a maximum of 35 years). The Social Security breakpoint is an average of the Social Security taxable wage bases for each of the 35 years ending with the year each employee qualifies to receive unreduced Social Security retirement benefits. Under the Portfolio I Plan, an employee may retire with an unreduced pension at age 60 (61 or 62 for employees born after 1942 and 1959, respectively). If the employee’s age and service at the time of retirement total at least 90 (91 or 92 for employees born after 1942 and 1959, respectively) the employee also would receive a Social Security bridge payment until age 62. Mr. Roman is eligible to retire with unreduced retirement benefits.

100	3M Company

Executive compensation

Under the Portfolio II Plan, employees earn pension credits (from 3 percent to 12 percent) for each year of employment based on their age and accumulated years of service under the plan. Once their employment ends, these accumulated pension credits are multiplied by their high-four average annual earnings and added to an amount determined by multiplying one-half of these accumulated pension credits by their high-four average annual earnings in excess of a Social Security integration level (70 percent of the Social Security taxable wage base in the year employment ends). The sum of these two amounts is then converted into an annuity payable over the lifetime of the employee using fixed conversion factors. The Portfolio II Plan does not provide any subsidies for early retirement.
As a tax-qualified plan, the ERIP is subject to a variety of limits that apply to both the amount of any employee’s earnings that may be considered when determining the benefits earned under the plan as well as the maximum amount of benefits that any employee may earn. The Nonqualified Pension Plan is designed to provide additional benefits to employees, including the Named Executive Officers, affected by these limits. The amount of benefits earned under this Nonqualified Pension Plan generally equals the amount of benefits an employee was not able to earn under the ERIP as a result of the limits imposed by Federal tax laws. The benefits earned under this Nonqualified Pension Plan generally are paid in the form of a single lump-sum cash payment following the termination of their employment (subject to any applicable delay under Federal tax laws).
As of December 31, 2028, benefit accruals for non-union employees under the Company’s U.S. defined benefit pension plans, including the ERIP and the Nonqualified Pension Plans, will cease.
Nonqualified deferred compensation
The following table reflects the participation during 2024 by the Named Executive Officers in three nonqualified deferred compensation plans maintained by the Company. The Deferred Compensation Excess Plan allows eligible employees to defer for a number of years or until retirement from the Company the receipt of a portion of their base salary and annual incentive compensation. The Performance Awards Deferred Compensation Plan allows eligible employees to defer for a number of years or until retirement from the Company the payout of their performance share awards under the 2016 Long-Term Incentive Plan. The VIP Excess Plan allows eligible employees to defer until retirement from the Company the receipt of a portion of their base salary and annual incentive compensation. All three plans generally allow the eligible employees to elect to receive payment of their account balances in the form of either a single lump sum payment or in up to ten annual installments. With the exception of deferrals of performance shares under the Performance Awards Deferred Compensation Plan, earnings are credited to the amounts deferred under all three plans based on the returns paid on the investment funds available to participants in 3M’s qualified 401(k) plan or a fixed rate of return based on corporate bond yields (as selected by each participant). Earnings are credited to the deferrals of performance shares under the Performance Awards Deferred Compensation Plan based on the return on shares of 3M common stock, including reinvested dividends.

2025 Proxy Statement	101

Executive compensation

2024 nonqualified deferred compensation table

Name	Executive contributions in last FY ($)(1)	Registrant contributions in last FY ($)(2)	Aggregate earnings in last FY ($)(3)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)(4)
William M. Brown
VIP excess plan	—	25,650	(188)	—	25,462
Deferred compensation excess plan	—	—	—	—	—
Performance awards deferred compensation plan	—	—	—	—	—
Michael F. Roman
VIP excess plan	—	—	109,976	—	2,857,871
Deferred compensation excess plan	—	—	13,417	—	268,019
Performance awards deferred compensation plan	4,029,756	—	4,769,976	—	20,965,902
Anurag Maheshwari
VIP excess plan	—	150	—	—	150
Deferred compensation excess plan	—	—	—	—	—
Performance awards deferred compensation plan	—	—	—	—	—
Wendy A. Bauer
VIP excess plan	—	2,676	(19)	—	2,657
Deferred compensation excess plan	—	—	—	—	—
Performance awards deferred compensation plan	—	—	—	—	—
Peter D. Gibbons
VIP excess plan	111,472	126,083	39,860	—	528,712
Deferred compensation excess plan	281,131	—	17,856	—	378,959
Performance awards deferred compensation plan	—	—	—	—	—
Christian T. Goralski
VIP excess plan	114,673	82,538	102,574	—	920,663
Deferred compensation excess plan	—	—	—	—	—
Performance awards deferred compensation plan	—	—	—	—	—
Theresa E. Reinseth
VIP excess plan	32,027	13,712	19,260	—	170,252
Deferred compensation excess plan	10,598	—	3,367	—	33,608
Performance awards deferred compensation plan	—	—	—	—	—
Monish Patolawala
VIP excess plan	142,715	161,788	142,046	—	1,257,520
Deferred compensation excess plan	—	—	—	—	—
Performance awards deferred compensation plan	—	—	—	—	—

102	3M Company

Executive compensation

FOOTNOTES TO 2024 NONQUALIFIED DEFERRED COMPENSATION TABLE
(1)With the exception of the amounts contributed by Mr. Roman from the payout of his performance share awards for the 2021-2023 performance period, all amounts contributed by these individuals during 2024 have been included in the Summary Compensation Table as Salary, Stock Awards, or Non-Equity Incentive Plan Compensation earned in 2022, 2023, or 2024. The Summary Compensation Table does not reflect any portion of the contributions from the payout of Mr. Roman’s performance share awards for the 2021-2023 performance period because those awards were granted prior to the earliest year covered by the Summary Compensation Table.
(2)The amounts shown reflect 3M contributions under the VIP Excess Plan, a nonqualified defined contribution plan. Eligibility for this plan and the Company contributions is limited to employees whose compensation exceeds a limit established by Federal income tax laws for tax-qualified defined contribution plans. The plan permits eligible employees to save additional amounts from their current cash compensation beyond the contribution limits established by Federal tax laws, and to receive Company contributions similar to the Company contributions provided under the tax-qualified 3M Voluntary Investment Plan and Employee Stock Ownership Plan. With the exception of 3M contributions to Mr. Gibbons’s and Mr. Patolawala’s VIP Excess Plan account in respect of their 2023 annual incentive compensation (paid in 2024), all amounts contributed by the Company on behalf of these individuals during 2024 are included in the “All Other Compensation” column of the Summary Compensation Table. The Summary Compensation Table does not reflect any portion of the 3M contributions made to Mr. Gibbons’s and Ms. Reinseth’s VIP Excess Plan accounts in respect of their 2023 annual incentive payment because that amount was earned prior to the first year each became a Named Executive Officer.
(3)None of these amounts are included in the Summary Compensation Table as compensation earned in 2024, since none of the Company’s nonqualified deferred compensation plans provide above-market or preferential earnings.
(4)Includes the following amounts reported as compensation for 2022 and 2023 in the Summary Compensation Table: Mr. Brown — $0; Mr. Roman — $294,797; Mr. Maheshwari — $0; Ms. Bauer — $0; Mr. Gibbons — $389,155; Mr. Goralski — $0; Ms. Reinseth — $0; and Mr. Patolawala — $588,987.
Potential payments upon termination or change in control
As reflected in the CD&A portion of this Proxy Statement, 3M has no fixed-term employment agreements with any of the Named Executive Officers nor does it have any change in control plans or arrangements that would provide benefits to any of the Named Executive Officers solely in the event of a change in control of the Company. We also do not have any agreements that would provide automatic “single-trigger” accelerated vesting of equity compensation or excise tax gross-up payments to any of our Named Executive Officers in the event of a change in control of the Company. 3M does maintain a severance plan that provides separation benefits to eligible U.S. employees (including the Named Executive Officers) who incur a qualifying termination. In addition, certain of the Company’s compensation and benefit plans provide all participants (including the Named Executive Officers) with certain rights or the right to receive payments in the event of the termination of their employment or upon a change in control of the Company. The terms applicable to these potential rights or payments in various situations are described below. Payments or benefits under other plans and arrangements that generally are provided on a non-discriminatory basis to all similarly situated employees of the Company upon the termination of their employment are not described, including:
•accrued base salary;
•annual incentive earned with respect to completed performance periods;
•retiree welfare benefits provided to substantially all of the Company’s U.S. employees, including retiree medical benefits;
•distribution of vested account balances under the Company’s qualified 401(k) plan;
•accrued pension benefits under the Company’s defined benefit pension plans payable following an employee’s retirement or other termination of employment (the amounts of these benefits earned by the Named Executive Officers are reported in the 2024 Pension Benefits Table);
•life insurance benefits generally available to all salaried employees; and
•distribution of account balances under the Company’s nonqualified deferred compensation plans (the account balances of the Named Executive Officers are reported in the 2024 Nonqualified Deferred Compensation Table).

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Executive compensation

Rights and payments upon retirement
Following retirement (as described below), the Named Executive Officers are entitled to receive:
•continued vesting of stock options previously granted under the Company’s stock plans, and the opportunity to exercise vested stock options previously granted under such plans during the remainder of the original term (up to 10 years) of such options;
•an annual incentive plan payment for the year of retirement, prorated based on the number of days worked prior to the date of separation;
•for those Named Executive Officers initially appointed to a 3M executive position before January 1, 2006, or after December 31, 2017, payment for all previously granted performance shares upon completion of the respective three-year performance period (prorated to reflect the portion of the year worked only with respect to the performance shares granted in the year of retirement) and based on actual performance; and
•for those Named Executive Officers initially appointed to a 3M executive position on or after January 1, 2006, and on or before December 31, 2017, payment for all previously granted performance shares upon completion of the respective three-year performance period (prorated to reflect the portion of the three-year performance period completed prior to the date of the Named Executive Officer’s retirement) and based on actual performance.
For this purpose, the term “Retirement” means a termination of employment with the Company after attaining age 55 with at least 10 years of service (age 60 with at least five years of service for purposes of all annual long-term incentive awards granted to Mr. Brown).
Rights and payments upon termination due to death
In the event of the termination of their employment due to death, the Named Executive Officers are entitled to receive:
•immediate vesting of all unvested stock options and restricted stock units previously granted under the Company’s stock plans, and the opportunity for the Named Executive Officer’s estate or beneficiaries to exercise all vested stock options during the two-year period following the date of death (but not beyond the original expiration date of any such stock option);
•payment to the Named Executive Officer’s estate or beneficiaries, no later than March 15 of the year following the year in which the Named Executive Officer died, for all previously granted performance shares (in the same amount as paid for the performance shares granted to other Named Executive Officers if the date of death occurs after the end of the three-year performance period for such shares, and at the lesser of the target value or such other amount as determined by the Committee in its discretion if the date of death occurs before the end of the three-year performance period for such shares); and
•payment to the Named Executive Officer’s beneficiaries of the proceeds from the life insurance policies provided for such Named Executive Officer pursuant to the Company’s Executive Life Insurance Plan.
Rights and payments upon termination due to disability
In the event of the termination of their employment due to disability, the Named Executive Officers are entitled to receive:
•continued vesting of stock options previously granted under the Company’s stock plans, and the opportunity to exercise vested stock options previously granted under such plans during the remainder of the original term (up to 10 years) of such options;
•immediate vesting of all restricted stock units previously granted under the Company’s stock plans; and
•payment for all previously granted performance shares upon completion of the respective three-year performance period, based on actual performance.

104	3M Company

Executive compensation

Rights and payments upon a qualifying termination not in connection with a change in control
The Company maintains the 3M Executive Severance Plan (which we refer to as the “Severance Plan”) to provide separation benefits for certain U.S. executives (including our Named Executive Officers) in the event an eligible employee’s employment is terminated by 3M other than for Misconduct or an eligible employee resigns for Good Reason. An eligible employee who becomes entitled to benefits under the Severance Plan receives the following:
•continued payment of his or her annual base salary for a number of months (24 months for the Chief Executive Officer, 18 months for all other Named Executive Officers (other than Ms. Reinseth), and 12 months for Ms. Reinseth);
•continued payment of annual incentive payments that would have been paid if the participant remained employed through the end of the severance payment period, calculated based on actual results for the relevant year, using the participant’s final performance rating as of the end of the applicable year (or if none, a performance rating of “fully meets expectations” or equivalent), and prorated based on the number of days in the year preceding the end of the severance period (if the severance payment period ends prior to the end of a year); provided, however, that any such annual incentive payment related to the period following the participant’s termination of employment will not exceed 100 percent of the prorated target annual incentive compensation opportunity that otherwise would have been in effect for such period if he or she remained employed with the Company;
•an opportunity to exercise all vested stock options and stock appreciation rights following the participant’s termination and prior to the expiration date of such award;
•accelerated vesting and payment of a prorated portion of the participant’s outstanding “annual” restricted stock unit awards and “inducement” restricted stock unit awards, with proration based on the number of full years of the participant’s completed service over the number of years required to vest under the original vesting schedule;
•outstanding performance share awards will not be forfeited solely as a result of the participant’s termination, and the target number of shares under each award will be prorated based on the number of months the participant worked during the applicable performance period;
•full vesting of the participant’s VIP company contribution account; and
•outplacement services in accordance with 3M’s policy.
Any severance payments under the Severance Plan will reduce on a dollar-for-dollar basis (but not below $0) any amounts the participant may otherwise be eligible to receive under his or her non-competition agreement with 3M. In addition, severance payments will cease in the event the participant becomes reemployed by 3M.
The Severance Plan does not provide severance benefits to employees who terminate pursuant to a mandatory retirement policy adopted by the Board. Employees who terminate in connection with a spin-off, divestiture or similar transaction involving the employee’s business unit may be eligible to participate at the discretion of the Company. To be eligible to receive benefits under the Severance Plan, an employee must execute and not revoke a general release of claims in favor of the Company in a form approved by the Company.
In the event a Named Executive Officer’s payments under the Severance Plan would be subject to an excise tax on “parachute payments” in connection with a change in control of the Company due to the application of Section 280G of the Internal Revenue Code, the Named Executive Officer will not be entitled to a “gross-up.” Instead, the Named Executive Officer’s “parachute payments” may be reduced if such reduction would provide the Named Executive Officer with a greater post-tax benefit than he or she would receive if the excise taxes were to apply.
For purposes of the Severance Plan, the terms “Misconduct” and “Good Reason” mean the following:
“Misconduct” means (i) the employee’s willful failure to substantially perform his or her duties (other than a failure resulting from his or her disability); (ii) the employee’s willful failure to carry out, or comply with any lawful and reasonable directive of the Board or his or her immediate supervisor; (iii) the occurrence of any act or omission by the employee that could reasonably be expected to result in (or has resulted in) his or her conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (iv) the employee’s commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company or any of its subsidiaries or affiliates or any of their officers, directors, employees, customers, suppliers, insurers or agents; (v) the employee’s material breach of any material provision of any written agreement with the Company or any subsidiary; (vi) any action (or inaction) by the employee that 3M reasonably determines constitutes gross negligence or misconduct in the performance of his or her duties and responsibilities, including in relation to the core business conduct principles and expectations set forth in the Company’s Code of Conduct; or (vii) any other intentional misconduct by the Named Executive Officer that significantly affects the business or affairs of the Company or any subsidiary in an adverse manner.

2025 Proxy Statement	105

Executive compensation

“Good Reason” means, with respect to a voluntary termination occurring within 18 months following a change in control of the Company, (i) a material diminution in the employee’s position, authority, duties or responsibilities as in effect immediately prior to the change in control, (ii) a material diminution in the employee’s base salary or annual planned cash compensation, or (iii) a material change in the geographic location at which the employee is required to perform services for his or her employer. If the voluntary termination does not occur within 18 months following a change in control, “Good Reason” means (i) a material diminution in the employee’s base salary or annual planned cash compensation, other than an across-the-board reduction that applies to all comparable positions, or (ii) a change in excess of 100 miles in the primary work location at which the employee is required to perform services for his or her employer. For terminations that do not occur within 18 months following a change in control, the employee will be required to provide written notice to the Company of the grounds for a Good Reason termination within 30 days of the initial existence of such grounds, and the Company has 30 days from the date of such notice to cure such circumstances. An employee must terminate employment for Good Reason within 60 days after the first occurrence of the applicable grounds.
If Mr. Maheshwari’s or Ms. Bauer’s employment is terminated by the Company other than for Misconduct (as defined above), then, subject to his or her execution and nonrevocation of a release of claims, any portion of the make-whole 3M RSU award remaining unvested at the time of his or her separation will vest in full. See “Section III: Our 2024 executive compensation program — Other arrangements — One-time actions for recently hired Named Executive Officers” beginning on page 80 for additional information regarding the make-whole RSU awards.
Rights and payments upon a qualifying termination in connection with a change in control
If the Company terminates a Named Executive Officer’s employment for reasons other than Misconduct (or for awards granted prior to May 10, 2016, reasons other than Cause) or if a Named Executive Officer resigns for Good Reason, in any such case within 18 months following a “change in control event” of the Company (as defined for purposes of Section 409A of the Internal Revenue Code), then in addition to any benefits provided under the Severance Plan, all of the Named Executive Officer’s outstanding unvested stock options and restricted stock units granted under the Company’s stock plans will be immediately vested and all of such Named Executive Officer’s outstanding performance shares will be prorated and settled in accordance with the terms of the plan.
For purposes of our outstanding long-term incentive awards, the terms “Misconduct,” “Cause,” and “Good Reason” mean the following:
“Misconduct” means (i) the Named Executive Officer’s willful failure to substantially perform his or her duties (other than a failure resulting from his or her disability); (ii) the Named Executive Officer’s willful failure to carry out, or comply with any lawful and reasonable directive of the Board or his or her immediate supervisor; (iii) the occurrence of any act or omission by the Named Executive Officer that could reasonably be expected to result in (or has resulted in) his or her conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (iv) the Named Executive Officer’s commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company or any of its subsidiaries or affiliates or any of their officers, directors, employees, customers, suppliers, insurers or agents; (v) the Named Executive Officer’s material breach of any material provision of any written agreement with the Company or any subsidiary; (vi) for awards granted on or after May 8, 2023, any action (or inaction) by the Named Executive Officer that constitutes gross negligence or misconduct in the performance of his or her duties and responsibilities, including in relation to the core business conduct principles and expectations set forth in the Company’s Code of Conduct; or (vii) any other intentional misconduct by the Named Executive Officer that significantly affects the business or affairs of the Company or any subsidiary in an adverse manner.
“Cause” means a material violation of any policy of the Company, or embezzlement or theft of property belonging to the Company.
“Good Reason” means (i) a material diminution in the Named Executive Officer’s position, authority, duties, or responsibilities as in effect immediately prior to the change in control; (ii) a material diminution in the Named Executive Officer’s base salary or annual planned cash compensation; or (iii) a material change in the geographic location at which the Named Executive Officer is required to perform services for the Company.

106	3M Company

Executive compensation

Rights and payments upon termination for any other reason
In the event of the termination of a Named Executive Officer’s employment for any reason that does not fit into one of the categories described above:
•the Named Executive Officers will have the opportunity to exercise vested stock options granted under the Company’s stock plans within the first 90 days following the termination date (but not beyond the original expiration date of any such stock option), at which time any remaining vested stock options will be forfeited; and
•all unvested stock options, restricted stock units, and performance shares granted to the Named Executive Officers will be forfeited immediately.
The amounts payable to or on behalf of each of the Named Executive Officers in each of the above situations (other than amounts relating to payments or benefits generally provided on a non-discriminatory basis to all similarly situated employees) is reflected in the table below, assuming that each individual’s employment terminated and/or a change in control of the Company occurred on December 31, 2024. As of December 31, 2024, Mr. Roman was eligible to retire (as that term is defined for purposes of 3M’s stock plans). Mr. Patolawala terminated employment with the Company, effective as of August 1, 2024, and he became entitled to the treatment described immediately above. He was not eligible to receive, and did not receive, any severance payments or benefits under the Executive Severance Plan or otherwise.
2024 potential payments upon termination or change in control table

All amounts in U.S. dollars	Termination of employment due to ...
Name	Death	Disability	Qualifying termination not in connection with a change in control	Qualifying termination in connection with a change in control(1)	Retirement/ other reason
William M. Brown
Cash severance	—	—	6,750,000	6,750,000	—
Outstanding PSAs(2)	9,227,773	—	4,561,551	2,298,004	—
Unvested RSUs(3)	3,423,604	3,423,604	—	3,423,604	—
Unvested options(4)	6,742,406	—	—	6,742,406	—
Life insurance proceeds(5)	—	—	—	—	—
401(k) Plan vesting	—	—	27,888	27,888	—
Outplacement services	—	—	3,500	3,500	—
Total	19,393,783	3,423,604	11,342,939	19,245,402	—
Michael F. Roman
Cash severance	—	—	3,250,000	3,250,000	—
Outstanding PSAs(2)	17,220,270	—	—	4,776,688	—
Unvested RSUs(3)	—	—	—	—	—
Unvested options(4)	15,472,112	—	—	15,472,112	—
Life insurance proceeds(5)	3,000,000	—	—	—	—
Outplacement services	—	—	3,500	3,500	—
Total	35,692,382	—	3,253,500	23,502,300	—
Anurag Maheshwari
Cash severance	—	—	2,730,000	2,730,000	—
Outstanding PSAs(2)	638,239	—	312,136	158,926	—
Unvested RSUs(3)	4,916,047	4,916,047	—	4,916,047	—
Unvested options(4)	—	—	—	—	—
Life insurance proceeds(5)	—	—	—	—	—
401(k) Plan vesting	—	—	26,882	26,882	—
Outplacement services	—	—	3,500	3,500	—
Total	5,554,286	4,916,047	3,072,518	7,835,355	—

2025 Proxy Statement	107

Executive compensation

All amounts in U.S. dollars	Termination of employment due to ...
Name	Death	Disability	Qualifying termination not in connection with a change in control	Qualifying termination in connection with a change in control(1)	Retirement/ other reason
Wendy A. Bauer
Cash severance	—	—	2,016,000	2,016,000	—
Outstanding PSAs(2)	1,194,223	—	587,135	297,381	—
Unvested RSUs(3)	3,293,843	3,293,843	—	3,293,843	—
Unvested options(4)	—	—	—	—	—
Life insurance proceeds(5)	3,000,000	—	—	—	—
401(k) Plan vesting	—	—	28,010	28,010	—
Outplacement services	—	—	3,500	3,500	—
Total	7,488,066	3,293,843	2,634,645	5,638,734	—
Peter D. Gibbons
Cash severance	—	—	2,240,250	2,240,250	—
Outstanding PSAs(2)	5,546,140	—	3,447,228	1,508,923	—
Unvested RSUs(3)	7,045,238	7,045,238	1,730,469	7,045,238	—
Unvested options(4)	—	—	—	—	—
Life insurance proceeds(5)	3,000,000	—	—	—	—
Outplacement services	—	—	3,500	3,500	—
Total	15,591,378	7,045,238	7,421,447	10,797,911	—
Christian T. Goralski
Cash severance	—	—	1,957,500	1,957,500	—
Outstanding PSAs(2)	2,700,809	—	1,335,086	672,578	—
Unvested RSUs(3)	3,526,180	3,526,180	262,415	3,526,180	—
Unvested options(4)	—	—	—	—	—
Life insurance proceeds(5)	3,000,000	—	—	—	—
Outplacement services	—	—	3,500	3,500	—
Total	9,226,989	3,526,180	3,558,501	6,159,758	—
Theresa E. Reinseth
Cash severance	—	—	1,009,004	1,009,004	—
Outstanding PSAs(2)	—	—	—	—	—
Unvested RSUs(3)	2,475,003	2,475,003	123,552	2,475,003	—
Unvested options(4)	243,843	—	—	243,843	—
Life insurance proceeds(5)	1,513,544	—	—	—	—
Outplacement services	—	—	3,500	3,500	—
Total	4,232,390	2,475,003	1,136,056	3,731,350	—
Monish Patolawala(6)
Cash severance					—
Outstanding PSAs					—
Unvested RSUs					—
Unvested options					—
Life insurance proceeds					—
Outplacement services					—
Total					—

108	3M Company

Executive compensation

FOOTNOTES TO 2024 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE
(1)Pursuant to the terms of the Severance Plan, certain payments and benefits may be subject to reduction if they otherwise would cause the recipient to incur an excise tax imposed under section 4999 of the Internal Revenue Code and the reduction would place the participant in a better after-tax position than if the participant received such payments and benefits. The amounts set forth in this column do not reflect the effect of any such reduction.
(2)Amounts shown reflect the value of performance share awards under the 2016 Long-Term Incentive Plan for which the three-year performance period has not been completed (adjusted to reflect the closing price of a share of 3M common stock on the NYSE for December 31, 2024 ($129.09) and the aggregate amount of cash-settled dividend equivalents accrued through December 31, 2024), and which would be paid upon the occurrence of the respective triggering events in accordance with the terms of the awards.
(3)Amounts shown reflect the value of the shares underlying the unvested 3M restricted stock units that would vest upon the occurrence of the respective triggering events in accordance with the terms of the awards and the cash-settled dividend equivalents accrued through December 31, 2024, on such restricted stock units. Share values are based on the closing price of a share of 3M common stock on the NYSE for December 31, 2024 ($129.09).
(4)Amounts shown reflect the intrinsic value on December 31, 2024, of unvested, in-the-money 3M stock options that will vest on an accelerated basis upon the occurrence of the respective triggering events in accordance with the existing contractual terms of the stock options. Intrinsic values are based on the closing price of a share of 3M common stock on the NYSE for December 31, 2024 ($129.09).
(5)Amounts shown reflect the group term life insurance proceeds that would be payable to each individual’s beneficiary or beneficiaries pursuant to the policies obtained for them under the Executive Life Insurance Plan.
(6)Mr. Patolawala terminated employment with the Company, effective as of August 1, 2024, and he became entitled to the treatment described under “Potential payments upon termination or change in control — Rights and payments upon termination for any other reason.” He was not eligible to receive, and did not receive, any severance payments or benefits under the Executive Severance Plan or otherwise.
Pay versus performance disclosure
Provided below is the Company’s “pay versus performance” disclosure as required pursuant to Item 402(v) of Regulation S-K under the Exchange Act. We have included:
•A tabular list of the most important financial performance measures used by our Compensation and Talent Committee in setting performance-based compensation in 2024;
•A table that compares the total compensation of our named executive officers (NEOs) as presented in the Summary Compensation Table (SCT) to “compensation actually paid” as defined by the Securities and Exchange Commission (CAP) and that compares CAP to specified performance measures; and
•Graphs that describe:
•the relationship between our total shareholder return (TSR) and the TSR of the Dow Jones Industrial Average (Peer Group TSR); and
•the relationships between CAP and our cumulative TSR, GAAP Net Income, and our company selected measure, Organic Sales Growth.
CAP, like total compensation disclosed in the SCT, does not necessarily reflect value actually realized by the executives or how our Committee evaluates compensation decisions in light of Company or individual performance. In particular, our Committee has not used CAP as a basis for making compensation decisions, nor does it use GAAP Net Income or Peer Group TSR for purposes of determining incentive compensation. In addition, a significant portion of the CAP amounts shown relate to changes in values of unvested awards over the course of the reporting year. These unvested awards remain subject to significant risk from forfeiture conditions and possible future declines in value based on changes in our stock price. As described in detail in the “Compensation Discussion and Analysis” section (CD&A) on pages 58 to 91, our performance share awards are subject to multi-year performance conditions tied to performance metrics and all of our equity awards are subject to time vesting conditions. The ultimate values actually realized by our NEOs from unvested equity awards, if any, will not be determined until the awards fully vest and are settled (or exercised). Please refer to the CD&A for a discussion of our executive compensation program objectives and the ways in which we align executive compensation pay with performance.

2025 Proxy Statement	109

Executive compensation

Salary, bonus, non-equity incentive plan compensation, nonqualified deferred compensation earnings, and all other compensation are each calculated in the same manner for purposes of both CAP and SCT. For 3M, there are two primary differences between the calculation of CAP and SCT total compensation:

	SCT Total	CAP
Pension	Year-over-year increase (but not decrease) in the actuarial present value of pension benefits	Current year service cost and any change in prior year service cost (if a plan amendment occurred during the year)
Stock and option awards	Grant date fair value of stock and option awards granted during the year	Year-over-year change in the fair value of stock and option awards that are unvested as of the end of the year, or vested or were forfeited during the year
Metrics used for linking pay and performance. The following is a list of financial performance measures, which in our assessment represent the most important performance measures used by the Company to link compensation actually paid to the NEOs for 2024. Each metric below is used for purposes of determining payouts under either our annual incentive program or vesting of our performance share awards. The measures in this table are not ranked. Please refer to the CD&A for a further description of these metrics and how they are used in the Company’s executive compensation program.

Local Currency Sales	Relative Organic Sales Growth
Operating Income	Return on Invested Capital
Operating Cash Flow	Free Cash Flow Growth
Adjusted Earnings per Share Growth
Organic Sales Growth is considered an important top-line measure that supports long-term shareholder value creation. For this reason, the Compensation and Talent Committee, in consultation with its independent compensation consultant, chose Organic Sales Growth as the foundation for the relative metric used to calculate one-third of the payout opportunity for the 2024 performance share awards granted to the Company’s executives, which comprise 50 percent of the annual long-term incentive compensation opportunity each executive received in 2024. While Organic Sales Growth is being used as the Company-selected measure included in the tabular disclosure above and the table and graphs that follow, the most important financial performance measure used in future years may be different.
Pay versus performance table. Provided below is tabular compensation data for the Company’s Chief Executive Officer (CEO) (our Principal Executive Officer) and our NEOs other than the CEO for 2024, 2023, 2022, 2021, and 2020.

All amounts in U.S. dollars							Value of Initial Fixed $100 Investment Based on:
(a)	(b)		(c)		(d)	(e)	(f)	(g)	(h)	(i)
Year	Summary Compensation Table Total for CEO(1)		Compensation Actually Paid to CEO(2)		Average Summary Compensation Table Total for Other NEOs(1)	Average Compensation Actually Paid to Other NEOs(2)	Total Shareholder Return	Peer Group Total Shareholder Return(3)	GAAP Net Income ($mil.)	Company Selected Measure: Organic Sales Growth(4)
	Michael F. Roman	William M. Brown	Michael F. Roman	William M. Brown
2024	17,213,005	21,191,031	37,800,518	32,797,865	7,008,929	5,570,336	107	165	4,173	2.3%
2023	16,424,566		15,615,060		11,186,064	11,580,343	73	144	(6,995)	(3.2%)
2022	14,031,387		152,482		5,322,998	1,852,154	76	124	5,777	1.2%
2021	18,200,584		18,438,692		5,527,247	3,553,621	108	133	5,921	8.8%
2020	20,700,347		15,704,765		5,810,620	2,335,315	103	110	5,384	(1.7%)
(1)William M. Brown was appointed CEO effective May 1, 2024. Michael F. Roman was our CEO from January 1, 2024, through April 30, 2024, and for each of the other years presented. For 2024, our other NEOs, were Anurag Maheshwari, Peter D. Gibbons, Christian T. Goralski, Wendy A. Bauer, Theresa E. Reinseth, and Monish Patolawala. Mr. Maheshwari was appointed Chief Financial Officer (CFO) effective September 1, 2024. Mr. Patolawala was our CFO from January 1, 2024 through July 31, 2024. From August 1, 2024 through August 31, 2024, Ms. Reinseth was our interim CFO. For 2023, our other NEOs were Monish Patolawala, Peter D. Gibbons, Bryan C. Hanson, and Kevin H. Rhodes; for 2022, our other NEOs were Monish Patolawala, Peter D. Gibbons, Jeffrey R. Lavers, Michael G. Vale, and Mojdeh Poul; for 2021, our other NEOs were Monish Patolawala, Ashish K. Khandpur, Mojdeh Poul, and Michael G. Vale; and for 2020, our other NEOs were Monish Patolawala, Eric D. Hammes, Mojdeh Poul, Michael G. Vale, and Nicholas C. Gangestad.

110	3M Company

Executive compensation

(2)The dollar amounts reported represent CAP, as computed in accordance with Securities and Exchange Commission rules. The dollar amounts do not reflect the actual amount of compensation earned or paid during the applicable year. In accordance with Securities and Exchange Commission rules, the following adjustments were made to SCT total compensation to determine CAP:
Reconciliation of SCT total compensation to CAP for CEO (Brown)
All amounts in U.S. dollars

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k) = (b)-(c)+ (d)-(e)+(f)+ (g)+(h)+ (i)-(j)
Fiscal Year	SCT Total	Minus SCT Change in Pension Value	Plus Pension Value Service Cost(i)	Minus SCT Equity	Plus EOY Fair Value of Equity Awards Granted During Fiscal Year that are Outstanding and Unvested at EOY(ii)	Plus Change from BOY to EOY in Fair Value of Awards Granted in Any Prior Fiscal Year that are Outstanding and Unvested at EOY(ii)	Plus Fair Value at Vesting Date of Awards Granted and Vested During the Fiscal Year(ii)	Plus Change in Fair Value from BOY to Vesting Date of Awards Granted in Any Prior Fiscal Year that Vested During the Fiscal Year(ii)	Minus Fair Value at Prior Fiscal Year EOY of Awards Granted in Prior Year that were Forfeited During the Fiscal Year(ii)	CAP
2024	21,191,031	—	—	13,667,293	25,274,127	—	—	—	—	32,797,865
“EOY” = End of Year, “BOY” = Beginning of Year
Reconciliation of SCT total compensation to CAP for CEO (Roman)
All amounts in U.S. dollars

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k) = (b)-(c)+ (d)-(e)+(f)+ (g)+(h)+ (i)-(j)
Fiscal Year	SCT Total	Minus SCT Change in Pension Value	Plus Pension Value Service Cost(i)	Minus SCT Equity	Plus EOY Fair Value of Equity Awards Granted During Fiscal Year that are Outstanding and Unvested at EOY(ii)	Plus Change from BOY to EOY in Fair Value of Awards Granted in Any Prior Fiscal Year that are Outstanding and Unvested at EOY(ii)	Plus Fair Value at Vesting Date of Awards Granted and Vested During the Fiscal Year(ii)	Plus Change in Fair Value from BOY to Vesting Date of Awards Granted in Any Prior Fiscal Year that Vested During the Fiscal Year(ii)	Minus Fair Value at Prior Fiscal Year EOY of Awards Granted in Prior Year that were Forfeited During the Fiscal Year(ii)	CAP
2024	17,213,005	269,417	496,215	13,000,716	25,620,549	7,413,439	327,443	—	—	37,800,518
2023	16,424,566	—	613,038	11,999,342	12,066,153	(1,199,715)	—	(289,640)	—	15,615,060
2022	14,031,387	—	742,142	11,000,949	5,780,110	(5,795,900)	—	(3,604,307)	—	152,482
2021	18,200,584	2,978,538	756,691	10,501,098	11,644,213	756,097	—	560,744	—	18,438,692
2020	20,700,347	7,709,350	512,179	10,001,635	13,484,523	(559,922)	—	(721,377)	—	15,704,765
“EOY” = End of Year, “BOY” = Beginning of Year

2025 Proxy Statement	111

Executive compensation

Reconciliation of SCT total compensation to CAP for Average of Other NEOs
All amounts in U.S. dollars

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k) = (b)-(c)+ (d)-(e)+(f)+ (g)+(h)+ (i)-(j)
Fiscal Year	Average SCT Total for Other NEOs	Minus SCT Change in Pension Value for Other NEOs	Plus Pension Value Service Cost(i)	Minus SCT Equity for Other NEOs	Plus EOY Fair Value of Equity Awards Granted During Fiscal Year that are Outstanding and Unvested at EOY(ii)	Plus Change from BOY to EOY in Fair Value of Awards Granted in Any Prior Fiscal Year that are Outstanding and Unvested at EOY(ii)	Plus Fair Value at Vesting Date of Awards Granted and Vested During the Fiscal Year(ii)	Plus Change in Fair Value from BOY to Vesting Date of Awards Granted in Any Prior Fiscal Year that Vested During the Fiscal Year(ii)	Minus Fair Value at Prior Fiscal Year EOY of Awards Granted in Prior Year that were Forfeited During the Fiscal Year(ii)	CAP for Other NEOs
2024	7,008,929	20,981	19,993	4,872,626	4,573,561	399,598	—	55,875	1,594,013	5,570,336
2023	11,186,064	280,291	57,618	6,592,161	7,525,387	(240,444)	12,375	(88,205)	—	11,580,343
2022	5,322,998	124,457	103,225	3,851,488	706,405	(22,688)	—	(225,074)	56,767	1,852,154
2021	5,527,247	93,789	173,685	3,414,689	1,229,934	73,896	1,479	55,858	—	3,553,621
2020	5,810,620	1,066,337	133,549	3,505,019	1,392,235	(79,805)	—	(62,847)	287,081	2,335,315
“EOY” = End of Year, “BOY” = Beginning of Year
(i)Pension value service cost is calculated as the actuarial present value of benefits attributed to services rendered by the executive during the applicable fiscal year under the Company’s defined benefit pension plans, using the same methodology used in the Company’s GAAP financial statements included in its Annual Report on Form 10-K.
(ii)For this purpose, the fair value of equity awards was calculated in accordance with ASC Topic 718. The fair value of unvested time-based share awards, as well as the fair value of all share-based awards upon vesting, is based upon the closing price for a share of 3M common stock on the NYSE for the applicable date of measurement. The fair value of unvested performance share awards is based upon the probable outcome of the applicable performance conditions at the time of measurement. The fair value of unvested options, and the fair value received upon the vesting of stock options, is based upon the Black-Scholes option-pricing model as of the date of measurement, consistent with the stock option valuation model used to determine amounts reported in the Company’s Annual Report on Form 10-K.
(3)Reflects total shareholder return indexed to $100 for the Dow Jones Industrial Average (DJIA) Index, which serves as the benchmark peer group reported in the performance graph included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and assuming reinvestment of all dividends, where applicable.
(4)See Appendix B for a definition of Organic Sales Growth. Values shown reflect Organic Sales Growth as calculated for purposes of our executive compensation program for the applicable reporting year.
Relationship between Company TSR and Peer Group TSR and CAP and Company TSR. The graphs below illustrate the relationship between our TSR and the Peer Group TSR, as well as the relationship between CAP for our CEOs and other NEOs and our TSR. For reference, SCT total compensation values for each year are also shown. As the graphs below illustrate, CAP amounts for our CEOs are generally aligned with 3M’s TSR. For the other NEOs, CAP and SCT total compensation values in 2023 are much higher than in other years due primarily to the special make-whole cash and RSU awards provided to Mr. Hanson to replace compensation he forfeited when he left his prior employer to join 3M. Because of these one-time awards, the alignment between CAP amounts for our other NEOs and 3M’s TSR in 2023 is not as apparent. The graph below also illustrates the relationship between our TSR and the Peer Group TSR.

112	3M Company

Executive compensation

CEO pay vs. performance: Total shareholder return

■	CEO SCT (Roman)	■	CEO CAP (Roman)	■	CEO SCT (Brown)	■	CEO CAP (Brown)

—	Peer Group TSR	—	3M TSR
Other NEOs Pay vs. performance: Total shareholder return

■	Other NEOs SCT	■	Other NEOs CAP	—	Peer Group TSR	—	3M TSR

2025 Proxy Statement	113

Executive compensation

Relationship between CAP and GAAP Net Income. The graph below reflects the relationship between the CEO and average other NEO CAP and our GAAP Net Income. Average other NEO CAP value in 2023 is much higher than in other years due primarily to the special make-whole cash and RSU awards provided to Mr. Hanson to replace compensation he forfeited when he left his prior employer to join 3M. Our fiscal year 2023 financial results include special items that had a significant negative impact on our GAAP net income, the most significant of which was $11.6 billion in after-tax net costs for significant litigation associated with PFAS-related other environmental and Combat Arms Earplugs matters. GAAP net income is not used as a metric in our annual or long-term incentive plans. Refer to the CD&A for information on the financial metrics utilized in our compensation plans, and to Appendix A for a detailed reconciliation of these measures with the most directly comparable GAAP financial measures.

■	CEO CAP (Roman)	■	CEO CAP (Brown)	■	Other NEOs CAP	GAAP Net Income
Relationship between CAP and Organic Sales Growth (our Company-Selected Measure). The graph below reflects the relationship between CEO and average other NEO CAP and Organic Sales Growth. 2023 organic growth was negatively impacted by declines in consumer-facing markets such as electronics and consumer retail, disposable respirator sales declines, normalization of post-COVID-related biopharma demand, declines in health information systems from tighter hospital budgets, the Company’s exit from Russia, and slowing growth in China. Average other NEO CAP value in 2023 is much higher than in the other years due primarily to the special make-whole cash and RSU awards provided to Mr. Hanson to replace compensation he forfeited when he left his prior employer to join 3M.

■	CEO CAP (Roman)	■	CEO CAP (Brown)	■	Other NEOs CAP	Organic Sales Growth

114	3M Company

Executive compensation

Pay ratio
Presented below is the ratio of annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO) for 2024. The ratio reflects a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.
In identifying our median employee (a full-time production employee in the Northeastern United States), we calculated the target annual Total Cash Compensation of each employee as of December 31, 2024. For these purposes, annual Total Cash Compensation included base salary or hourly wages, cash incentives, commissions, and comparable cash elements of compensation in non-U.S. jurisdictions and was calculated using internal human resources records. All amounts were annualized for permanent employees who did not work for the entire year, such as new hires, employees on paid or unpaid leave of absence and employees called for active military duty. We did not apply any cost-of-living adjustments as part of the calculation.
The median employee was selected from among 62,557 full-time, part-time, temporary, and seasonal workers who were employed as of December 31, 2024. We did not exclude any employees (whether pursuant to the de minimis exemption for foreign employees or any other permitted exclusion) when making this determination.
As a result of our CEO transition in 2024, and as permitted by Item 402(u) of Regulation S-K, we annualized Mr. Brown’s compensation for purposes of this disclosure. To annualize Mr. Brown’s 2024 compensation, we started with the “Total” compensation reported for Mr. Brown in the 2024 Summary Compensation Table ($21,191,031) and added $4,133,731 to reflect the estimated additional amount of base salary, annual incentive pay, long-term incentives, and other benefits that Mr. Brown would have received if he had been employed for the entirety of 2024. We did not adjust Mr. Brown’s total compensation for other items of compensation that were not impacted by his start date or that were not determinable (e.g., the incremental cost associated with Mr. Brown’s personal use of 3M Aircraft). As calculated on this basis, the 2024 total CEO compensation was $27,451,735. The 2024 annual total compensation for our median employee was $74,417. Among other things, these amounts include base salary, overtime, incentive payments, stock-based compensation (based on the grant date fair value of awards granted during 2024), changes in pension values and retirement plan contributions.
As calculated using the total compensation figures determined in the manner described above, the ratio of our CEOs’ total annualized compensation to our median employee’s total compensation for fiscal year 2024 is 369 to 1. Because the total 2024 CEO compensation used in calculating this ratio has been annualized and was impacted by one-time sign-on compensation amounts, the Company’s pay ratio for 2024 may not be comparable to its pay ratio in other years. For these and other reasons, the Company's pay ratio also may not be comparable to the pay ratios of other companies. Excluding these one-time compensation amounts, the ratio of our CEOs’ total annualized compensation to our median employee’s total compensation for fiscal year 2024 would have been 261 to 1.

2025 Proxy Statement	115

Security ownership of management
The following table includes all 3M stock-based holdings, as of February 28, 2025, of the directors, director nominees and the Named Executive Officers set forth in the Summary Compensation Table, and the directors, director nominees and executive officers as a group.
Common stock and total stock-based holdings

Name	Stock(1)	Restricted stock units(2)	Deferred stock(3)	Total(4)	Percent of class
David P. Bozeman, Director	—	—	339	339	(5)
Thomas “Tony” K. Brown, Director	1,293	—	14,652	15,945	(5)
Audrey Choi, Director	—	—	3,405	3,405	(5)
Anne H. Chow, Director	1,957	—	2,390	4,347	(5)
David B. Dillon, Director	1,200	—	13,003	14,203	(5)
James R. Fitterling, Director	11,612	—	3,881	15,493	(5)
Amy E. Hood, Director	24	—	10,408	10,432	(5)
Suzan Kereere, Director	3,764	—	1,699	5,463	(5)
Gregory R. Page, Director	4,000	—	14,113	18,113	(5)
Pedro J. Pizarro, Director	—	—	4,382	4,382	(5)
Thomas W. Sweet, Director	—	—	3,040	3,040	(5)
William M. Brown, Chairman of the Board and Chief Executive Officer	—	25,734	—	25,734	(5)
Michael F. Roman, Executive Advisor to the Board and Former Executive Chairman of the Board	1,421,166	—	159,995	1,581,161	(5)
Anurag Maheshwari, Executive Vice President and Chief Financial Officer	—	44,920	—	44,920	(5)
Wendy A. Bauer, Group President, Transportation and Electronics	—	30,280	—	30,280	(5)
Peter D. Gibbons, Group President, Enterprise Supply Chain	13,972	45,971	—	59,943	(5)
Christian T. Goralski, Group President Safety and Industrial	51,011	31,500	—	82,511	(5)
Theresa E. Reinseth, Corporate Controller and Chief Accounting Officer	42,120	19,582	—	61,702	(5)
Monish Patolawala, former President and Chief Financial Officer	43,155	—	—	43,155	(5)
All Directors, Director Nominees and Executive Officers as a Group (25 persons)	1,960,106	374,420	265,797	2,600,323	(5)

116	3M Company

Stock ownership information

(1)This column lists beneficial ownership of 3M common stock as calculated under Securities and Exchange Commission rules. Unless otherwise noted, voting power and investment power in the shares are exercisable solely by the named person, and none of the shares are pledged as security by the named person. In accordance with Securities and Exchange Commission rules, this column also includes shares that may be acquired pursuant to stock options that are or will be exercisable within 60 days of February 28, 2025, as follows: Mr. Brown - 0 shares; Mr. Roman - 1,386,881 shares; Mr. Maheshwari - 0 shares; Ms. Bauer - 0 shares; Mr. Gibbons - 0 shares; Mr. Goralski - 48,620 shares; Ms. Reinseth - 36,579 shares; and Mr. Patolawala - 0 shares. This column includes the following shares that the named person shares voting and/or investment power: Mr. Fitterling - 200 shares held indirectly with a family member; Mr. Gibbons - 86 shares held indirectly with a family member.
(2)This column reflects restricted stock units that generally vest over a three-year period, assuming continued employment until each vesting date (or until the individual retires from the Company, in some cases). The executive officers do not have voting power with respect to the shares listed in this column.
(3)This column reflects shares earned by the directors as a result of their service on the Board of Directors, the payout of which has been deferred until following the termination of their membership on the Board of Directors. This column also includes shares of the Company’s common stock which the executive officers are entitled to receive following their retirement from the Company as a result of their election to defer all or a portion of the payout of their performance share awards granted under the Company’s long-term incentive plan. Neither the directors nor the executive officers have voting power with respect to the shares listed in this column.
(4)This column shows the individual’s total 3M stock-based holdings, including the securities shown in the “Stock” column (as described in note 1), in the “Restricted Stock Units” column (as described in note 2), and in the “Deferred Stock” column (as described in note 3).
(5)Each director. director nominee and executive officer individually, and all directors, director nominees, and executive officers as a group, beneficially owned less than one percent of the outstanding common stock of the Company.

2025 Proxy Statement	117

Stock ownership information

Security ownership of certain beneficial owners
The following table sets forth information regarding beneficial owners of more than 5 percent of the outstanding shares of 3M common stock. The percentage of shares beneficially owned is calculated based on the number of outstanding shares of 3M common stock as of February 28, 2025.

Name/address*	Common stock beneficially owned	Percent of class
The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	49,080,209	8.89
BlackRock, Inc.(2) 50 Hudson Yards New York, NY 10001	41,867,008	7.60
State Street Corporation(3) One Congress Street, Suite 1 Boston, MA 02114	27,686,302	5.10
*    From time to time, in the ordinary course of business, the beneficial owners identified above, or affiliates thereof, may provide investment management, trust or similar services related to employee benefit plans sponsored by 3M for the benefit of 3M employees. Fees for such services are the result of arm’s-length negotiations, are unrelated to the entity’s common stock ownership and comprise an insignificant amount of the total revenues of either the beneficial owner or 3M. These fees are also primarily paid by the applicable benefit plan or plan participant. As a result, 3M does not believe any of the beneficial owners have any direct or indirect material interest in any transactions related to such services.
(1)Based on the information reported by The Vanguard Group provided pursuant to the Schedule 13G/A filed February 13, 2024 with the Securities and Exchange Commission, indicating beneficial ownership as of December 31, 2023, The Vanguard Group reported that it had shared voting power with respect to 683,607 shares, sole dispositive power with respect to 46,729,293 shares, and shared dispositive power with respect to 2,350,916 shares.
(2)Based on the information reported by BlackRock, Inc. provided pursuant to the Schedule 13G/A filed January 26, 2024 with the Securities and Exchange Commission, indicating beneficial ownership as of December 31, 2023, BlackRock, Inc. reported that it had sole voting power with respect to 37,610,493 shares and sole dispositive power with respect to 41,867,008 shares.
(3)Based on the information reported by State Street Corporation pursuant to the Schedule 13G/A filed February 4, 2025 with the Securities and Exchange Commission, indicating beneficial ownership as of December 31, 2024, State Street Corporation reported that it had shared voting power with respect to 12,273,551 shares of 3M common stock and shared dispositive power with respect to 27,682,871 shares of 3M common stock, and beneficially owned an aggregate of 27,686,302 shares of 3M common stock.
Delinquent section 16(a) reports
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and any person owning more than 10 percent of the outstanding shares of 3M common stock, to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our stock. As a practical matter, 3M assists its directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. 3M believes that, during 2024, its directors and executive officers complied with all Section 16(a) filing requirements, except that a Form 4 reporting the issuance of restricted stock units that had performance conditions related to the spin-off of Solventum, as well as service-based conditions, for Theresa E. Reinseth was inadvertently filed late due to complexities related to evaluating the performance conditions related to the spin-off of Solventum. In making this statement, 3M has relied upon examination of copies of Forms 3, 4, and 5 and the written representations of its directors and executive officers.

118	3M Company

Proxy statement
The Board of Directors of 3M Company, a Delaware corporation, is soliciting proxies for the Company’s Annual Meeting of Shareholders. You are receiving a Proxy Statement because you own shares of 3M common stock that entitle you to vote at the meeting. By use of a proxy you can vote, whether or not you attend the meeting. The Proxy Statement describes the matters we would like you to vote on and provides information on those matters so you can make an informed decision.
The information included in this Proxy Statement relates to proposals to be voted on at the meeting (if properly presented), the voting process, 3M’s Board and Board committees, the compensation of directors and certain executive officers, and other required information.
Purpose of the annual meeting
The purpose of the Annual Meeting is to elect the directors identified in this Proxy Statement and to conduct the business described in the Notice of Annual Meeting.
Participating in the virtual annual meeting
How do I attend the 2025 virtual annual meeting?
If you are a holder of 3M common stock as of the close of business on March 18, 2025, the record date, you or your proxy holder may participate, vote, submit questions, and examine a list of shareholders of record via www.virtualshareholdermeeting.com/MMM2025 by entering your 16-digit control number. You can find your control number on:
•your proxy card included in this Proxy Statement if it was mailed to you;
•your Notice of Internet Availability of Proxy Materials if you received proxy materials via electronic delivery; or
•your voting instruction card if you hold your shares in street name through a broker or other nominee.
You can view the meeting agenda, rules of conduct and procedures, and proxy materials for the Annual Meeting on the virtual meeting platform.
If you lost your 16-digit control number or are not a shareholder, you will be able to attend the meeting by visiting www.virtualshareholdermeeting.com/MMM2025 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote your shares or submit questions during the meeting.
You may begin to log into the meeting platform 15 minutes prior to the meeting’s start time on the meeting date. The meeting will begin promptly at 8:30 a.m. Central Daylight Time on May 13, 2025.
The virtual meeting platform is supported across browsers and devices running the current version of applicable software and plug-ins. Participants should give themselves plenty of time to log in and ensure they have a strong Wi-Fi connection and they can hear streaming audio prior to the start of the meeting.
Will there be technical support for the meeting?
If you encounter technical difficulties with the virtual meeting platform on the meeting day, please call the technical support number that will be posted on the meeting website. Technical support will be available starting at 8:15 a.m. Central Daylight Time and until the end of the meeting.

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Other information

How do I submit questions at the meeting? Can I submit questions in advance of the meeting?
We welcome questions from shareholders. If you are a shareholder on the record date with a 16-digit control number, you may submit questions both in advance of and during the meeting. If you wish to submit a question in advance of the meeting, you may use your 16-digit control number to access www.proxyvote.com. Questions may also be submitted shortly before or during the meeting, by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/MMM2025, select the “Q&A” button and type your questions into the “Submit a Question” field, and click “Submit.” Questions relevant to meeting matters will be answered during the meeting, subject to time constraints. To allow us to address questions from as many shareholders as possible, each shareholder will be limited to two questions. Questions from multiple shareholders on the same topic or relating to the same topic may be grouped, summarized, and answered together. We ask that all shareholders provide their name and contact details when submitting questions through the virtual meeting platform, so that we may address any individual concerns or follow up matters directly. Responses to questions relevant to meeting matters that we do not have time to respond to during the meeting will be posted to our Investor Relations website at https://investors.3M.com as soon as practicable after the meeting. Questions regarding personal matters or matters not relevant to meeting matters will not be answered. Please refer to the Rules of Conduct and Procedures for the shareholder meeting that will be posted on the meeting website.
Information about the notice of internet availability of proxy materials
Why did I receive a notice of internet availability of the proxy materials and not the printed proxy materials?
The Securities and Exchange Commission allows companies to furnish their proxy materials to shareholders over the Internet. As a result, we are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials. In addition, we are providing the notice and proxy materials by e-mail to some of our shareholders who previously consented to electronic delivery of proxy materials. Those shareholders should have received an e-mail containing a link to the website where the proxy materials are available, as well as a link to the proxy voting website. All shareholders receiving the Notice of Internet Availability of Proxy Materials will have the ability to access the proxy materials over the Internet and to request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice. In addition, the notice contains instructions on how you may request to receive proxy materials in printed form by mail or to access them electronically in connection with future distributions of proxy materials. Distributing proxy materials electronically conserves natural resources and reduces the costs of printing and distributing our proxy materials.
Why did I receive a printed copy of the proxy materials and not the notice of internet availability of proxy materials?
We are providing some of our shareholders, including shareholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the Notice of Internet Availability of Proxy Materials.

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Other information

How do I view the proxy materials online?
Go to www.proxyvote.com and follow the instructions to view the materials. You will need to provide the control number printed in the box marked by the arrow located on your Notice of Internet Availability of Proxy Materials (see example below — the information in the box is an example only — your number will be different and is unique to you).

1234 5678 9012 3456
What if I prefer to receive a paper copy of the proxy materials?
You can easily request a paper copy of the proxy materials (including the Notice of Annual Meeting, Proxy Statement, and 2024 Annual Report) at no cost by using one of the three methods below. You will need to provide the control number printed in the box marked by the arrow located on your Notice of Internet Availability of Proxy Materials (see example above — the information in the box is an example only — your number will be different and is unique to you).

By Internet Logon at www.proxyvote.com;	By Telephone Call toll-free at 1-800-579-1639; or
By sending an E-mail
Send to sendmaterial@proxyvote.com (simply provide in the subject line the control number printed in the box marked by the arrow from your Notice of Internet Availability of Proxy Materials; no other information is necessary).

Can I request to receive my notice of internet availability of proxy materials by e-mail rather than by mail?
You may request to receive proxy materials for future meetings by e-mail via www.proxyvote.com or www.investordelivery.com and follow the electronic delivery enrollment instructions. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

Please note that you MAY NOT USE your Notice of Internet Availability of Proxy Materials to vote your shares; it is NOT a form for voting. If you return the Notice of Internet Availability of Proxy Materials in an attempt to vote your shares, that vote will not count.
For more information about the Notice of Internet Availability of Proxy Materials, please visit:
www.sec.gov/spotlight/proxymatters/e-proxy.shtml

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Other information

Shareholders entitled to vote
Each share of our common stock outstanding as of the close of business on March 18, 2025, the record date, is entitled to one vote at the Annual Meeting on each matter properly brought before the meeting. As of that date, there were 539,318,339 shares of common stock issued and outstanding.
Most 3M shareholders hold their shares through a broker, bank, trustee, or other nominee (which for simplicity we refer to as a “broker or other nominee”) rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

Shareholder of Record
If your shares are registered directly in your name with 3M’s transfer agent, EQ Shareowner Services, you are considered the shareholder of record of those shares and the Notice of Internet Availability of Proxy Materials, or if you requested paper delivery, a copy of these proxy materials are being sent directly to you by 3M. As the shareholder of record, you have the right to grant your voting proxy directly to 3M or to vote electronically at the meeting. You may also vote on the Internet or by telephone, as described in the Notice of Internet Availability of Proxy Materials and below under the heading “Voting methods.”

Beneficial Owner
If your shares are held by a broker or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or other nominee who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote and are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote these shares electronically at the meeting, unless you obtain a legal proxy from the broker or other nominee. Your broker or other nominee is obligated to provide you with a voting instruction card for you to use. You may also vote on the Internet or by telephone, as described in the Notice of Internet Availability of Proxy Materials and below under the heading “Voting methods.” If you fail to provide voting instructions to your broker or other nominee, it will have discretion to vote your shares with respect to Proposal 2, but not with respect to Proposals 1 or 3 as described below under “Voting requirements to elect directors and approve each of the proposals described in this Proxy Statement.”

Plan Accounts
If your shares are held in your account in the 3M Voluntary Investment Plan and Employee Stock Ownership Plan or the 3M Savings Plan, you are considered the beneficial owner of these shares and the trustee of the plans is considered the shareholder of record. Participants in 3M’s Voluntary Investment Plan and Employee Stock Ownership Plan or the 3M Savings Plan may direct the trustee on how to vote the shares allocated to their account via the Internet, by telephone, or by signing and submitting the proxy card as described in the Notice of Internet Availability of Proxy Materials and below under the heading “Voting methods.” Participants in 3M’s Voluntary Investment Plan and Employee Stock Ownership Plan or the 3M Savings Plan may also direct the trustee how to vote a proportionate number of allocated shares of common stock for which it has not received direction by following the same voting instructions. If you fail to direct the trustee how to vote your shares by following these instructions, the trustee will vote your shares as described in the proxy card.

122	3M Company

Other information

Proposals you are asked to vote on and the Board’s voting recommendations
The following proposals are included in this Proxy Statement and are scheduled to be voted on at the meeting. 3M’s Board recommends that you vote your shares as indicated below.

Proposals:	The board’s voting recommendations:	Rationale for support:	For further details:

1.Elect the 11 director nominees identified in this Proxy Statement, each for a term of one year.	“FOR” each nominee to the Board	Our nominees are distinguished leaders who bring a mix of skills and qualifications to the Board and can represent the interests of all shareholders.	Page 14

2.Ratify the appointment of PricewaterhouseCoopers LLP as 3M’s independent registered public accounting firm for 2025.	“FOR”	Based on its assessment of the qualifications and performance of PwC, the Audit Committee believes that it is in the best interests of the Company and its shareholders to retain PwC.	Page 51

3.Approve, on an advisory basis, the compensation of our Named Executive Officers.	“FOR”	Our executive compensation program appropriately aligns our executives’ compensation with the performance of the Company and its business units as well as their individual performance.	Page 56

Other than the proposals described in this Proxy Statement, the Board is not aware of any other matters to be presented for a vote at the Annual Meeting. If you grant a proxy by telephone, Internet, or by signing and returning your proxy card, any of the persons appointed by the Board as proxy holders (William M. Brown, Anurag Maheshwari, and Kevin H. Rhodes) will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If any of our nominees is unavailable as a candidate for director, the above-named proxy holders will vote your proxy for another candidate or candidates as may be nominated by the Board of Directors.

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Other information

Voting requirements to elect directors and approve each of the proposals described in this proxy statement

Quorum
The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present for purposes of determining a quorum. As discussed below, a “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner.

Broker Voting
Under NYSE rules, brokers have discretionary authority to vote their clients’ shares in “routine” matters (including Proposal 2, the ratification of PwC as our independent registered public accounting firm) so long as the beneficial owner of those shares did not provide voting instructions to the broker at least ten days before the shareholder meeting. Director elections, shareholder proposals (if any), and executive compensation matters, including the say-on-pay proposal, are not considered “routine” matters for these purposes. As a result, if you do not provide your broker with instructions as to how to vote your shares, your broker will be prohibited from voting on Proposals 1 and 3 resulting in a “broker non-vote” with respect to those proposals. If you are a beneficial owner (other than as a participant in the 3M Voluntary Investment Plan and Employee Stock Ownership Plan or the 3M Savings Plan), your broker or other nominee is permitted to vote your shares on the ratification of PwC as our independent registered public accounting firm for 2025, even if it does not receive voting instructions from you.

Election of Directors
In accordance with 3M’s Bylaws, each director is elected by the vote of the majority of votes cast (which means the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election, with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election) with respect to that director’s election at this meeting for the election of directors at which a quorum is present.

The N&G Committee has established procedures under which any incumbent director who is not elected shall offer to tender his or her resignation to the Board. In the event an incumbent director fails to receive a majority of the votes cast in the election, the N&G Committee, or such other committee designated by the Board of Directors, shall make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors shall act on the resignation, taking into account the N&G Committee’s recommendation, and publicly disclose (by issuing a press release and filing appropriate disclosure with the Securities and Exchange Commission) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within ninety (90) days following certification of the election results. The N&G Committee in making its recommendation and the Board of Directors in making its decision each may consider any factors and other information that they consider appropriate and relevant.
An incumbent director who fails to receive a majority of the votes cast in the election and who tenders his or her resignation pursuant to the procedures described above shall remain active and engaged in Board activities while the N&G Committee and the Board decide whether to accept or reject such resignation, or whether other action should be taken. However, it is expected that such incumbent director shall not participate in any proceedings by the N&G Committee or the Board regarding whether to accept or reject such director’s resignation, or whether to take other action with respect to such director.
If the Board of Directors accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors may fill the resulting vacancy pursuant to the Bylaws.

All Other Proposals
The affirmative “FOR” vote of a majority of those shares present in person or represented by proxy at the meeting and entitled to vote on the matter is required to approve Proposals 2 and 3. In tabulating the voting result for any particular proposal “broker non-votes” (if applicable) are not counted as votes “FOR” or “AGAINST” the proposal. An abstention will, however, be counted as entitled to vote on Proposals 2 and 3 and will, therefore, have the effect of a vote “AGAINST” such proposal.

124	3M Company

Other information

Voting methods
If you hold shares directly as the shareholder of record, you may vote by granting a proxy or by voting electronically at the virtual Annual Meeting. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker or other nominee or electronically at the Annual Meeting by requesting a legal proxy from your broker or other nominee. If you own shares beneficially as a participant in the 3M Voluntary Investment Plan and Employee Stock Ownership Plan or the 3M Savings Plan, you may vote by submitting voting instructions to the trustee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.
Please refer to the summary instructions below and those included on your Notice of Internet Availability of Proxy Materials or proxy card or, for shares held in street name, the voting instruction card provided by your broker or other nominee.
The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card. Telephone and Internet voting for shareholders of record will be available 24 hours a day, up until 10:59 p.m., Central Daylight Time, on May 12, 2025. Participants in 3M’s Voluntary Investment Plan and Employee Stock Ownership Plan and the 3M Savings Plan may instruct the trustee how to vote their shares via the Internet, by telephone, or by signing and returning the proxy card by 10:59 p.m., Central Daylight Time, on May 11, 2025.

Vote by Internet www.proxyvote.com
If you have Internet access, you may submit your proxy from any location in the world 24 hours a day, 7 days a week. Have your proxy card or the Notice of Internet Availability of Proxy Materials in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

Vote by Telephone 1-800-690-6903
If you live in the United States, you may use any touch-tone telephone to vote your proxy toll-free 24 hours a day, 7 days a week. Have your proxy card or the Notice of Internet Availability of Proxy Materials in hand when you call and follow the instructions.

Vote by Mail Sign and mail your proxy card
You may vote by signing and submitting your proxy card to the Company. If you provide specific voting instructions in your proxy card, your shares will be voted as you instruct. If you sign your proxy card, but do not provide voting instructions, your shares will be voted as the Board recommends. Mark, sign, and date your proxy card and return it in the postage-paid envelope provided so that it is received by May 12, 2025 (or by May 11, 2025, for participants in the 3M Voluntary Investment Plan and Employee Stock Ownership Plan and the 3M Savings Plan), to 3M Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For shares held in street name, you may direct your broker or other nominee on how to vote your shares by following the instructions set forth in the voting instruction card that your broker or other nominee has provided.

Vote Online at the Meeting May 13, 2025 8:30 a.m., CDT www.virtualshareholdermeeting.com/MMM2025
At the virtual Annual Meeting, if you have not submitted your proxy prior to the meeting, or if you wish to change your voting instructions, you will be able to vote your shares electronically at the virtual Annual Meeting platform by clicking “Voting” on the meeting website.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

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Other information

Changing or revoking your vote
You may change or revoke your proxy voting instructions at any time prior to the vote at the Annual Meeting. You may enter a new vote by using the Internet or the telephone or by mailing a new proxy card or new voting instruction card bearing a later date (which will automatically revoke your earlier voting instructions), so long as the new vote is received before the deadlines described above under the heading “Voting methods.” You may revoke your voting instructions by notifying the Corporate Secretary in writing at any time prior to 10:59 p.m., Central Daylight Time, on May 12, 2025. If you hold your shares in “street name,” please refer to the information forwarded by your broker or other nominee for procedures on revoking or changing your voting instructions. You may also change your vote by granting a new proxy or by voting electronically at the virtual Annual Meeting.
Counting the vote
In the election of directors, you may vote “FOR” or “AGAINST” one or more of the nominees or you may “ABSTAIN.” Abstentions will have no effect on the outcome of the election of directors. For Proposals 2 and 3, you may vote “FOR,” “AGAINST,” or “ABSTAIN,” but please note that abstentions will have the same effect as a vote “AGAINST.” If you sign your proxy card or broker voting instruction card but provide no voting instructions, your shares will be voted in accordance with the recommendations of the Board. Shares held in your account in the 3M Voluntary Investment Plan and Employee Stock Ownership Plan or the 3M Savings Plan will be voted by the trustee as described in “Shareholders entitled to vote” beginning on page 122. Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspectors of election.
Confidentiality
The Company’s Board of Directors has a policy that all shareholder proxies, ballots, and tabulations that identify shareholders are to be maintained in confidence. No such document will be available for examination, and the identity and vote of any shareholder will not be disclosed, except as necessary to meet legal requirements and allow the inspectors of election to certify the results of the shareholder vote. The policy also provides that inspectors of election for shareholder votes must be independent and cannot be employees of the Company. Occasionally, shareholders provide written comments on their proxy card that may be forwarded to 3M management.
Results of the vote
We will issue a press release announcing the preliminary voting results for items of business properly presented at the meeting and will disclose the results for those items in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days of the Annual Meeting date. The press release with voting results will also be available on our website.
Delivery of documents to shareholders sharing an address
Securities and Exchange Commission rules allow us to deliver a single copy of an annual report and proxy statement to any household not participating in electronic proxy material delivery at which two or more shareholders reside, if we believe the shareholders are members of the same family (a practice called “householding”). We believe that householding benefits both you and the Company by eliminating duplicate mailings to shareholders living at the same address and by reducing our printing and mailing costs. Each shareholder will continue to receive a separate proxy card or voting instruction card. Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by calling 1-800-579-1639, by going to www.proxyvote.com, by e-mailing sendmaterial@proxyvote.com, or by writing to 3M Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Alternatively, if your household received multiple sets of proxy materials this year, and members of your household who are entitled to receive proxy materials would all prefer to receive only a single set of proxy materials, you may submit such a request as specified in the preceding sentence.
If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer shareholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or other nominee directly to discontinue duplicate mailings to your household.

126	3M Company

Other information

List of shareholders
A list of the shareholders of record entitled to vote at the Annual Meeting will be available for inspection online at the virtual Annual Meeting for any purpose germane to the meeting. The list also will be available for ten days prior to the meeting during normal business hours at 3M Center, St. Paul, MN 55144, by contacting the Corporate Secretary.
Cost of proxy solicitation
This Proxy Statement is provided in connection with a solicitation of proxies by the Board of Directors of 3M Company. 3M will pay for the cost of preparing, assembling, printing, mailing, and distributing these proxy materials. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. In addition to mailing these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for these solicitation activities. We have hired Georgeson Shareholder Communications, Inc. to assist us in the distribution of proxy materials and the solicitation of votes. We will pay Georgeson Shareholder Communications, Inc. a fee of $37,000 plus expenses for these services. We will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of stock.
Transfer agent
Our transfer agent is EQ Shareowner Services. All communications concerning shareholders of record accounts, including address changes, name changes, common stock transfer requirements, and similar issues can be handled by contacting EQ Shareowner Services at 1-800-401-1952 (U.S.), +1 651-450-4064 (outside the U.S.), www.shareowneronline.com or in writing, P.O. Box 64854, St. Paul, MN 55164-0854.
Requirements for submission of shareholder proposals for next year’s annual meeting
In order for a shareholder proposal to be considered for inclusion in 3M’s Proxy Statement for next year’s Annual Meeting, our Corporate Secretary must receive the proposal by November 26, 2025. Such proposals must be sent via registered, certified, or express mail (or other means that allows the shareholder to determine when the proposal was received by the Company) to: Kevin H. Rhodes, Executive Vice President, Chief Legal Affairs Officer and Secretary, 3M Company, 3M Center, Building 220-9E-02, St. Paul, MN 55144-1000. Such proposals must comply with the Securities and Exchange Commission’s regulations regarding the inclusion of shareholder proposals in Company sponsored proxy materials, such as the shareholder continuing to own a minimum number of shares until the Annual Meeting and appearing or having an authorized representative appear at the meeting to present the proposal.
Alternatively, shareholders intending to present a proposal at next year’s Annual Meeting without having it included in the Company’s Proxy Statement must comply with the requirements set forth in the Company’s Bylaws, a copy of which is available at www.3M.com under Investor Relations — Governance — Governance Documents. Our Bylaws require, among other things, that our Corporate Secretary receive written notice from the shareholder no earlier than the close of business on November 26, 2025, and no later than the close of business on December 26, 2025. The notice must contain the information required by our Bylaws.
Proposals received by the Corporate Secretary after the dates mentioned will not be included in the Proxy Statement or acted upon at next year’s Annual Meeting.
By order of the Board of Directors.
Kevin H. Rhodes
Executive Vice President, Chief Legal Affairs Officer and Secretary

2025 Proxy Statement	127

Reconciliation of GAAP to non-GAAP financial measures (dollars in millions, except per-share amounts) (unaudited)
In addition to reporting financial results in accordance with GAAP, the Company also periodically excludes special items to calculate financial metrics utilized for compensation plans. Some of the metrics are non-GAAP measures. Operating income, net income attributable to 3M, and diluted earnings per share attributable to 3M common shareholders (hereafter referred to as “earnings per diluted share”) are all measures for which 3M provides the reported GAAP measure and an adjusted measure (excluding special items). Adjusted Earnings per Share, Free Cash Flow, Free Cash Flow Growth (Free Cash Flow percentage change), Operating Income (used for compensation purposes), and Operating Cash Flow, each adjusted for special items, are non-GAAP measures that the Company believes are meaningful in measuring the payouts for its compensation plans. These measures are not in accordance with, nor are they a substitute for, GAAP measures. Special items represent significant charges or credits that are important to an understanding of the Company’s ongoing operations. The non-GAAP financial measures used herein may not be comparable to similarly titled measures used by other companies, and the adjusted amounts used for compensation purposes may differ from the adjusted amounts used by the Company elsewhere or included in the Company’s Form 10-K. Each reference to a non-GAAP financial measure used in the Compensation Discussion & Analysis section of this Proxy Statement (CD&A) refers to the applicable measure as used for compensation purposes, after application of the adjustments of special items set forth in the tables below.
The reconciliations provided below reconcile the non-GAAP financial measures with the most directly comparable GAAP financial measures for the years ended December 31, 2024, 2023 and 2022.

128	3M Company

Appendix A: Supplemental financial information

Performance share award metrics:
Adjusted Earnings per Share used for compensation purposes (non-GAAP measure)

	Net income attributable to 3M	Earnings per diluted share
2024 GAAP amounts - continuing operations	$4,009	$7.26
2024 Adjustments for special items:
Net costs for significant litigation(a)	732	1.32
Manufactured PFAS products(b)	110	0.20
Divestiture costs(c)	131	0.24
Solventum ownership-change in value(d)	(1,564)	(2.83)
Pension risk transfer charge(e)	617	1.11
Spin related operating income and working capital(f)	(29)	(0.05)
2024 Total special items excluded for compensation purposes	(3)	(0.01)
2024 Adjusted amounts - used for compensation purposes	4,006	7.25
2023 GAAP amounts - continuing operations	(8,402)	(15.17)
2023 Adjustments for special items:
Net costs for significant litigation(a)	11,630	21.00
Manufactured PFAS products(b)	155	0.28
Divestiture costs(c)	9	0.02
Gain on business divestitures(g)	(25)	(0.05)
Russia exit (charges) benefits(h)	(21)	(0.04)
2023 Total special items excluded for compensation purposes	11,748	$21.21
2023 Adjusted amounts - used for compensation purposes	3,346	$6.04
2024 Adjusted earnings per diluted share percent change		20.0%

	2023
	Reported measure	Net Costs for Significant Litigation(a)	Gain on Business Divestitures(g)	Divestiture Costs(c)	Russia Exit Charges (Benefits)(h)	Manufactured PFAS Products(b)	Adjusted non-GAAP measure used for 2021 and 2022 PSAs	Adjustments Approved for 2023 PSA(i)	Adjusted non-GAAP measure used for 2023 PSAs
Net income (loss) attributable to 3M	$(6,995)	$11,630	$(25)	$378	$(21)	$155	$5,122	$340	$5,462
Earnings (loss) per diluted share	$(12.63)	$21.00	$(0.05)	$0.68	$(0.04)	$0.28	$9.24	$0.60	$9.84
2023 Adjusted earnings (loss) per diluted share percent change							-6.5%		-0.4%

	2022
	Reported measure	Net Costs for Significant Litigation(a)	Food Safety Divestiture, Net of Restructuring Items(g)	Divestiture Costs(c)	Russia Exit Charges(h)	PFAS Manufacturing Exit(b)	Adjusted non- GAAP measure used for compensation purposes
Net income attributable to 3M	$5,777	$1,815	$(2,648)	$42	$111	$638	$5,735
Earnings per diluted share	$10.18	$3.20	$(4.67)	$0.07	$0.20	$1.12	$10.10
2022 Adjusted earnings (loss) per diluted share percent change							-0.2%

2025 Proxy Statement	129

Appendix A: Supplemental financial information

Free Cash Flow used for compensation purposes (non-GAAP measure)

	2024
	Reported measure	Net Costs for Significant Litigation and TCJA(a)	Manufactured PFAS Products(b)	Divestiture Costs(c)	Spin Related Operating Income and Working Capital(f)	Adjusted non-GAAP measure used for compensation purposes
Free Cash Flow (non-GAAP measure)
Net cash provided by operating activities	$1,819	$4,024	$(229)	$374	$(567)	$5,421
Purchases of property, plant and equipment	(1,181)		69			(1,112)
Free cash flow(j)						4,309
2023 free cash flow						6,294
Less: Health Care Business free cash flow						(2,188)
2023 free cash flow - excluding Heath Care Business						$4,106
Free cash flow percent change						4.9%

	2023
	Reported measure	Net Costs for Significant Litigation and TCJA(a)	Gain on Business Divestitures, Net of Divestiture-Related Restructuring Items(g)	Divestiture Costs(c)	Russia Exit Charges(h)	Manufactured PFAS Products(b)	Adjusted non-GAAP measure used for compensation purposes
Free Cash Flow (non-GAAP measure)
Net cash provided by operating activities	$6,680	$895	$11	$313	$—	$(157)	$7,742
Purchases of property, plant and equipment	(1,615)					167	(1,448)
Free cash flow(j)							$6,294
Free cash flow percent change							30.3%

	2022
	Reported measure	Significant Litigation Related Charges and TCJA(a)	Food Safety Divestiture, Net of Restructuring Items(g)	Divestiture Costs(c)	Russia Exit Charges(h)	PFAS Manufacturing Exit(b)	Adjusted non-GAAP measure used for compensation purposes
Free Cash Flow (non-GAAP measure)
Net cash provided by operating activities	$5,591	$784	$55	$8	$2	$—	$6,440
Purchases of property, plant and equipment	(1,749)						(1,749)
Free cash flow(j)							$4,691
Free cash flow percent change							-21.5%
Organic Sales Growth used or compensation purposes (non-GAAP measure)

	2024
Sales Change	Organic Sales	Acquisitions	Divestitures	Translation	Total Sales Change
Total Company	(0.2)%	0.2%	0.6%	(0.7)%	(0.1)%
Remove manufactured PFAS products special item impact(b)	1.4	—	0.1	(0.1)	1.4
2024 Portfolio Actions(k)	1.1
Adjusted total Company (non-GAAP measures)	2.3%

130	3M Company

Appendix A: Supplemental financial information

AIP metrics:

	2024
	Sales	Operating income (loss)	Operating Cash Flows(l)
GAAP continuing operations	$24,575	$4,822
Health Care first quarter - discontinued operations	1,987	352
Subtotal	26,562	5,174
GAAP operating cash flow			$1,819
Adjustments for special items:
Net costs for significant litigation and TCJA(a)	—	81	4,024
Manufactured PFAS products(b)	(945)	144	(229)
Divestiture costs(c)	—	135	374
Spin related operating income and working capital(f)	—	(35)	(567)
Total special items excluded for AIP	(945)	325	3,602
Less: Foreign Currency adjustment for local currency sales	(192)	—	—
Adjusted amounts - total company operations	$25,809	$5,499	$5,421

	2024
	Transportation and Electronics		Safety and Industrial
	Sales	Operating income (loss)	Sales	Operating income (loss)
GAAP	$8,380	$1,578	$10,961	$2,491
Adjustments for special items:
Net costs for significant litigation(a)	—	—	—	36
Manufactured PFAS products(b)	(945)	144	—	—
Total special items excluded for AIP	(945)	144	—	36
Less: Foreign Currency adjustment for local currency sales	(75)	—	(75)	—
Adjusted amounts	$7,510	$1,722	$11,036	$2,527
(a)    Net costs for significant litigation relate to 3M's respirator mask/asbestos (which include Aearo and non-Aearo items), PFAS-related other environmental, and Combat Arms Earplugs matters (as discussed in Note 19 to 3M Company’s Form 10-K). Net costs include the impacts of changes in accrued liabilities (including interest imputation on applicable settlement obligations), external legal fees, and insurance recoveries, along with the associated tax impacts. Associated tax impacts of significant litigation include impacts on Foreign Derived Intangible Income (FDII), Global Intangible Low Taxed Income (GILTI), foreign tax credits and tax costs of repatriation. 3M does not consider the elements of the net costs associated with these matters to be normal, operating expenses related to the Company’s ongoing operations, revenue generating activities, business strategy, industry, and regulatory environment. Cash Flow adjustments also include the impact from payments related to the Tax Cuts and Jobs Act (TCJA).
(b)    For 2024 and 2023, these relate to sales and estimates of income (loss) regarding manufactured PFAS products that 3M plans to exit by the end of 2025. Estimated income does not contemplate impacts on non-operating items such as net interest income/expense and the non-service cost components portion of defined benefit plan net periodic benefit costs. Relative to the impact of the activity of manufactured PFAS products on cash provided by (used in) operating activities, amounts are based on estimates of associated income, depreciation/amortization, certain changes in working capital and accruals, and timing of associated payments. For 2023, there was no impact from removing manufactured PFAS products from the organic sales change calculation. For 2022, these relate just to costs associated with 3M's 2022 commitment to a plan to exit PFAS manufacturing; charges relate to asset impairments.

2025 Proxy Statement	131

Appendix A: Supplemental financial information

(c)    These include costs related to separating and divesting substantially an entire business segment of 3M following public announcement of its intended divestiture. As a result of completion of the April 2024 separation of Solventum, this includes, among other items, the tax cost of updating 3M’s previous indefinite reinvestment plans on past unrepatriated earnings through the period of the separation’s close and to tax positions retained by 3M. 3M’s reported statement of cash flows includes the results of both continuing and discontinued operations. However, for performance share award adjusted earnings metrics for 2024 in comparison to 2023, divestiture costs include only related costs that were not eligible to be included within discontinued operations as such treatment was applied to both years. For performance share award adjusted earnings metrics for 2023 and 2022 in comparison to each prior year and free cash flow metrics, the earnings and cash flow impacts include divestiture costs of both continuing and discontinued operations. For AIP metrics for 2024, the cash flow impact includes divestiture costs of both continuing and discontinued operations while the operating income impact includes those of both continuing and discontinued operations for the first quarter and those that were not eligible to be included within discontinued operations for the remainder for 2024.
(d)    This amount relates to the change in value of 3M's retained ownership interest in Solventum Corporation common stock reflected in other expense (income), net.
(e)    In 2024, primarily in the second quarter, 3M recorded a non-cash pension settlement charge reflected in other expense (income), net as a result of transferring a portion of its U.S. pension payment obligations and related plan assets to an insurance company. Refer to Note 15 to 3M Company’s Form 10-K for further details.
(f)    Amounts reflect the impact of recasting performance goals by the 3M Compensation and Talent Committee for 2024 AIP performance targets and performance share award targets for 2024 as a result of the Solventum spin-off. See “Impact of Solventum spin-off on 2024 incentive plans” beginning on page 60 for more information.
(g)     In 2023, 3M recorded a gain related to the sale of its dental local anesthetic business partially offset by a loss associated with a previously contingent indemnification obligation from a 2020 divestiture. In 2022, 3M recorded a gain related to the split-off and combination of its Food Safety business with Neogen Corporation. Refer to Note 4 to 3M Company’s Form 10-K for further details. Also in 2022, following the split-off of the Food Safety business, management approved and committed to undertake certain restructuring actions addressing corporate functional costs across 3M in relation to the magnitude of amounts previously allocated to the divested businesses. Refer to Note 6 to 3M Company’s Form 10-K for further details.
(h)    In 2023, 3M recorded a gain on final disposal of net assets in Russia. Previously, in 2022, 3M recorded a charge primarily related to impairment of these assets in connection with management's committed exit and disposal plan. Refer to Note 18 to 3M Company’s Form 10-K for further details.
(i)     When the 3M Compensation and Talent Committee approved the targets for the 2023 Performance Share Plan, the Committee provided an exclusion to the Organic Sales Growth and Adjusted Earnings per Share Growth metrics from the impact from the loss of the Russia sales and net income from 2022, lower sales and net income from the lower 2023 disposable respirator sales and net income and the impact of foreign exchange to net income.
(j)    The Company defines Free Cash Flow as net cash provided by operating activities less purchases of property, plant and equipment. 3M defines adjusted net cash provided by (used in) operating activities as net cash provided by operating activities, adjusted for special items. 3M defines adjusted purchases of property, plant and equipment (also referred to as adjusted capital expenditures) as purchases of property, plant and equipment (PPE) adjusted for the estimated impact of such purchases associated with manufactured PFAS products activity. 3M defines Free Cash Flow used for compensation purposes as adjusted net cash provided by (used in) operating activities less adjusted purchases of PPE. Cash payments or receipts associated with special items in the determination of adjusted net cash provided by (used in) operating activities are reflected net of applicable tax. The cash tax impact for the portion of payments of costs for significant litigation under the 2023 settlement agreements relative to Combat Arms Earplugs and relative to public water systems regarding PFAS is based on the timing/amount of the actual cash tax deduction (which differs from the timing of the pre-tax cash settlement payments). The impacts of certain tax-related divestiture costs are based on applicable tax rates and the timing of tax payments relative to underlying separation transactions. For other special items, the cash tax impact is estimated using the U.S. statutory corporate tax rate during the period of payment/receipt. Tax impacts include associated impacts on Foreign Derived Intangible Income (FDII), Global Intangible Low Taxed Income (GILTI), foreign tax credits, and tax costs of repatriation. The term “Free Cash Flow” used in the CD&A of this Proxy Statement in each instance refer to Free Cash Flow used for compensation purposes.
(k)     Reflects the sales impact of decisions made to exit certain Consumer Business Group products and geographic prioritization.
(l)    The Company defines Operating Cash Flow used for compensation purposes as operating cash flow, adjusted for special items. The cash tax impact for the portion of payments of costs for significant litigation under the 2023 settlement agreements relative to Combat Arms Earplugs and relative to public water systems regarding PFAS is based on the timing/amount of the actual cash tax deduction (which differs from the timing of the pre-tax cash settlement payments). The impacts of certain tax-related divestiture costs are based on applicable tax rates and the timing of tax payments relative to underlying separation transactions. For other special items, the cash tax impact is estimated using the U.S. statutory corporate tax rate during the period of payment/receipt. Tax impacts include associated impacts on Foreign Derived Intangible Income (FDII), Global Intangible Low Taxed Income (GILTI), foreign tax credits, and tax costs of repatriation. The term “Operating Cash Flow” used in the CD&A of this Proxy Statement refers to Operating Cash Flow used for compensation purposes.

132	3M Company

Except as otherwise noted, capitalized terms used in the Compensation Discussion and Analysis of this Proxy Statement have the meaning specified below.

Adjusted Net Income	means the net income of 3M as reported in its Consolidated Statement of Income, as adjusted to exclude special items.
AIP	means the broad-based Annual Incentive Plan by which the Company provides annual incentive compensation to approximately 21,000 eligible employees.
Committee	means the Compensation and Talent Committee of the Board of Directors of 3M Company.
Adjusted Earnings per Share (EPS) Growth
means the percentage increase or decrease in 3M’s diluted earnings per share attributable to 3M common shareholders (as reported in its Consolidated Statement of Income) for a year as compared to the previous year, in each case, as adjusted to exclude certain special items.

Free Cash Flow	means the sum of 3M’s operating cash flows minus capital expenditures, as adjusted to exclude certain special items.
Free Cash Flow Growth	means the percentage increase or decrease in 3M’s Free Cash Flow for a year as compared to the previous year.
GAAP	means generally accepted accounting principles in the United States.
Local Currency Sales
means the net sales of 3M (as reported in its Consolidated Statement of Income) or a business unit, in local currency, adjusted to exclude the impact of acquisitions or divestitures in the year each acquisition or divestiture is completed (unless such acquisition or divestiture is included in the operating plan for the business unit).

Net Cash Provided by Operating Activities
means the amount of cash generated by the regular operating activities of 3M, calculated as Net Income less non-cash expenses and adjusted for changes in working capital. The amount of cash generated by the regular operating activities of 3M will not include cash generated from activities of the type included in the investing (such as capital expenditures, sales of equipment, investment activity, acquisition, and divestitures) or financing sections (such as debt and equity transactions) of the Company’s cash flow statement.

Net Income	means Net Sales minus (a) all Operating Expenses and (b) all interest, taxes, and other non-operating expenses, in each case, of 3M or a business unit.
Net Sales
means gross sales of the relevant business unit minus returns, allowances, customer rebates, trade promotion funds, cash discounts, and other sources of variable consideration, as reflected in the consolidated financial statements and related notes set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Operating Cash Flow	means the Net Cash Provided by Operating Activities.
Operating Expenses
means all costs and expenses that are related in any way to the operating activities of 3M or a business unit, including all costs and expenses that are part of cost of goods sold; selling, general and administrative expenses; research and development expenses; depreciation and amortization; and gains or losses on sales of businesses or equipment.

Operating Income	means Net Sales minus Operating Expenses.

2025 Proxy Statement	133

Appendix B: Meaning of certain terms

Organic Sales Growth
means the percentage amount by which 3M’s net sales (as reported in its Consolidated Statement of Income) for a year increase or decrease as compared to the previous year. For this purpose, 3M’s net sales will be adjusted to exclude certain special items, currency effects, and neutralize sales attributable to acquisitions or divestitures for the 12-month period following the date each acquisition is completed.

Peer Group	means the group of companies that the Compensation and Talent Committee uses to inform its decisions regarding the compensation of the Named Executive Officers.
Relative Organic Sales Growth
means the amount by which 3M’s Organic Sales Growth for a year exceeds the percentage increase or decrease in a market benchmark measured over the same period. For this purpose, the market benchmark is a blend of Worldwide Industrial Production Index and Global Domestic Product, in each case, as published by S&P Global Market Intelligence no later than 30 days following completion of the relevant year.

Total Cash Compensation	means the total of an individual’s base salary and annual incentive compensation.
Total Direct Compensation
means the total of an individual’s Total Cash Compensation plus the compensation value of their annual long-term incentive compensation awards (which is based on their grant date fair value as measured under accounting standards).

Worldwide GDP	means the Worldwide Gross Domestic Product for a specified period, as reported by S&P Global Market Intelligence.
Worldwide IPI	means the Worldwide Industrial Production Index for a specified period, as reported by S&P Global Market Intelligence.

Participating in the virtual annual meeting For information on how to attend the 2025 virtual shareholder meeting, see “Participating in the virtual annual meeting” on page 119 of the Proxy Statement.

134	3M Company

3M Corporate Headquarters 3M Center St. Paul, MN 55144-1000 www.3m.com	This Proxy Statement was printed on recycled paper with soy based inks in a facility that uses 100% renewable wind energy.

3M CENTER
ST. PAUL, MN 55144-1000

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 p.m. Central Daylight Time on May 12, 2025*. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MMM2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m. Central Daylight Time on May 12, 2025*. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to 3M Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received by May 12, 2025*.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V63104-P22705-Z89107 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

3M COMPANY

The Board of Directors recommends you vote FOR proposals 1, 2 and 3:

1. To elect 11 members to the Board of Directors, each for a term of one year.

Nominees:	**For**	**Against**	**Abstain**
1a. David P. Bozeman	☐	☐	☐
1b. Thomas "Tony" K. Brown	☐	☐	☐
1c. William M. Brown	☐	☐	☐
1d. Audrey Choi	☐	☐	☐
1e. Anne H. Chow	☐	☐	☐
1f. David B. Dillon	☐	☐	☐
1g. James R. Fitterling	☐	☐	☐
1h. Suzan Kereere	☐	☐	☐
1i. Gregory R. Page	☐	☐	☐
1j. Pedro J. Pizarro	☐	☐	☐
1k. Thomas W. Sweet	☐	☐	☐

	For	**Against**	**Abstain**
2. To ratify the appointment of PricewaterhouseCoopers LLP as 3M's independent registered public accounting firm.	☐	☐	☐
3. Advisory approval of executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please e-mail your address changes or comments to: investorrelations@3M.com

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS*
Tuesday, May 13, 2025, 8:30 a.m. Central Daylight Time
www.virtualshareholdermeeting.com/MMM2025

To be admitted to the virtual-only Annual Meeting, you need to enter the 16-digit control number printed on the other side of this proxy card. At the virtual Annual Meeting, you or your proxyholder may participate, vote, type in your question, and examine a list of shareholders of record. If you wish to submit questions in advance of the online meeting, you may do so by using your 16-digit control number to access www.proxyvote.com.

V63105-P22705-Z89107

3M COMPANY

The Board of Directors solicits this proxy for use at the Annual Meeting on Tuesday, May 13, 2025.

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy card hereby appoint(s) William M. Brown, Anurag Maheshwari, or Kevin H. Rhodes, or any of them, each with full power of substitution, as proxies, to vote all shares of common stock in 3M Company which the shareholder(s) would be entitled to vote on all matters which may properly come before the 2025 Annual Meeting of Shareholders and any adjournments or postponements thereof. THE PROXIES SHALL VOTE SUBJECT TO THE DIRECTION INDICATED ON THE REVERSE SIDE OF THIS CARD. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THE PROXIES WILL VOTE AS THE BOARD OF DIRECTORS RECOMMENDS WHERE A CHOICE IS NOT SPECIFIED.

In accordance with the terms of the VIP and Savings Plan, shares allocated to the respective accounts in these plans on the record date will be voted by the trustee, The Bank of New York Mellon, in accordance with the instructions indicated on the reverse side of this card, and in accordance with the judgment of the trustee upon other business as may properly come before the meeting and any adjournments or postponements thereof. In addition, participants, as named fiduciaries for voting purposes in the VIP and the Savings Plan, may instruct The Bank of New York Mellon (as VIP and the Savings Plan trustee) how to vote a proportionate number of the allocated shares for which no instructions are received by following the same instructions. If no instructions are provided or if this card is not received on or before May 11, 2025, shares held in the respective accounts in the VIP and the Savings Plan will be voted by the trustee in the same proportion that the other participants in the VIP and the Savings Plan direct the trustee to vote shares in the respective accounts.

(Continued, and must be signed and dated on the other side)